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Exh 99.(a)(1)(i)

        EMERGENT CAPITAL, INC.
OFFER TO EXCHANGE
any and all of its Outstanding $74,220,450 8.50% Senior Unsecured Convertible Notes due 2019 for its
$74,220,450 5.00% Senior Unsecured Convertible Notes due 2023
AND
THE SOLICITATION OF CONSENTS
AND
A RIGHTS OFFERING
to Subscribe for up to 40,000,000 Shares of Common Stock
CUSIP 452834AE4
CUSIP 29102NAB1 (PIK notes)

        This Exchange Offer and Consent Solicitation will expire at 5:00 p.m. , New York City time, on May 16, 2017 unless extended by us (we refer to that time and date, as we may extend them, as the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. The Rights Offering will expire on the Expiration Date. An election to purchase Rights Offering Common Stock in the Rights Offering cannot be revoked except that a valid withdrawal of Old Notes in the Exchange Offer will be deemed to have revoked any election to purchase Rights Offering Common Stock in the Rights Offering.

        Upon the terms and subject to the conditions described in this offer to exchange ("Offer to Exchange") and the related consent and letter of transmittal, we will offer to exchange (the "Exchange Offer") all of our outstanding 8.50% Senior Unsecured Convertible Notes due 2019 (the "Old Notes"), which Old Notes will include the $74,220,450 aggregate principal amount outstanding on the date of this Offer to Exchange and will be deemed to include an additional principal amount of Old Notes equal to accrued and unpaid interest on all Old Notes tendered in the Exchange Offer through and excluding the Settlement Date (as defined below), as follows: for each $1,000 principal amount of Old Notes accepted for exchange in the Exchange Offer and for the requisite consents validly delivered (and not withdrawn) in the Consent Solicitation, holders of Old Notes will receive (a) $1,000 principal amount of our 5.00% Senior Unsecured Convertible Notes due 2023 (the "New Unsecured Notes"), and (b) the right to subscribe in a rights offering (the "Rights Offering") for 500 shares of our $0.01 par value common stock (the "Common Stock" and such shares issuable in connection with the Rights Offering, the "Rights Offering Common Stock") at a price of $0.20 per share.

        The New Unsecured Notes will mature February 15, 2023. We will pay 5.00% simple interest per annum on the principal amount of the New Unsecured Notes, payable semi-annually in arrears on August 15 and February 15 of each year commencing August 15, 2017.

        The New Unsecured Notes will be our unsecured obligations that rank senior in right of payment to all our existing and future unsecured indebtedness that is expressly subordinated in right of payment to the New Unsecured Notes and effectively junior to our new 8.50% senior secured notes due 2021 (the "New Secured Notes") which may be issued in a separate exchange offer or pursuant to the Exchange Participation Agreement (defined below) and an additional $10,000,000 concurrent private placement of New Secured Notes (the "Additional Private Placement"), in each case, to the extent of the value of the assets securing such New Secured Notes. The New Unsecured Notes will rank equally in right of payment with all our existing and future senior indebtedness that is not subordinated. The New Unsecured Notes will effectively rank junior to all our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The New Unsecured Notes will be structurally junior to all existing and future indebtedness and liabilities incurred by our subsidiaries. The New Unsecured Notes will not be guaranteed.

        The Exchange Offer is part of an overall series of transactions in which we are seeking to refinance our existing indebtedness. In light of the demands on our cash due to our existing cash-pay debt services requirements, our board has concluded that the refinancing transactions, including the Exchange Offer transactions, disclosed in this offer to exchange represent the best alternative for us to pursue.

        We will not receive any proceeds from the Exchange Offer. We expect to receive gross proceeds from (i) the issuance of $10,000,000 of New Secured Notes in connection with the Additional Private Placement, not subject of the Exchange Offer, and (ii) the sale of Rights Offering Common Stock of up to $8,000,000.

        Except as described below, holders may convert their New Unsecured Notes at their option at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date of the New Unsecured Notes. The New Unsecured Notes may be converted into shares of our Common Stock initially at a conversion rate of five hundred (500) shares of Common Stock per $1,000 principal amount of New Unsecured Notes (equivalent to a conversion price of $2.00 per share of Common Stock), subject to adjustment, as described in this Offer to Exchange. For a discussion of the circumstances in which the conversion rate will be subject to adjustment, see "Description of Notes—Conversion Rights—Conversion Rate Adjustments" in this Offer to Exchange. In addition, if certain fundamental change events occur prior to maturity and a holder elects to convert New Unsecured Notes in connection with any such transaction, we will increase the conversion rate in connection with that conversion.

        We may redeem all, but not less than all, of the New Unsecured Notes if the last reported sale price of our Common Stock equals or exceeds 120% of the applicable conversion price for at least 15 trading days during the 30 consecutive trading day period ending on the trading day immediately prior to the date we deliver notice of the redemption. The redemption price will be equal to 100% of the principal amount of the New Unsecured Notes, plus any accrued and unpaid interest to, but excluding, the redemption date, and may be paid, at our election, solely in cash, solely in shares of Common Stock or a combination of cash and shares of Common Stock.

        Neither this Exchange Offer nor the New Unsecured Notes and the shares of Common Stock issuable upon conversion of the New Unsecured Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws in connection with this offering, and the New Unsecured Notes and the shares of Common Stock issuable upon conversion of the New Unsecured Notes may not be offered or sold unless they are registered under the Securities Act or are offered or sold pursuant to an exemption from the registration requirements of the Securities Act. The New Unsecured Notes and Common Stock issuable on conversion of the New Unsecured Notes are not transferable except in accordance with the restrictions described under "Transfer Restrictions."

        In order to participate in the Exchange Offer, you must tender all of your Old Notes in the Exchange Offer and Consent Solicitation.    If you tender your Old Notes in the Exchange Offer, you will be deemed to have delivered your consent to the Proposed Amendments with respect to the Old Notes tendered. You may not deliver a consent without also tendering your Old Notes in the Exchange Offer. In conjunction with the Exchange Offer, we are also soliciting consents in a consent solicitation, which we refer to as the "Consent Solicitation," from holders of Old Notes to amendments to the indenture governing the Old Notes, which we refer to as the "Proposed Amendments." We refer to the indenture governing the Old Notes as the "Old Notes Indenture." The Proposed Amendments would eliminate substantially all of the restrictive covenants, eliminate certain events of default, eliminate the covenant restricting mergers and consolidations and modify certain provisions relating to defeasance contained in the Old Notes Indenture and the Old Notes. Holders who hold approximately 91.5% of the outstanding principal amount of the Old Notes, as of the date of this Offer to Exchange, have agreed, subject to certain conditions, to deliver their consent to the Proposed Amendments. A supplemental indenture (the "Supplemental Indenture") would be executed substantially concurrently after obtaining the Requisite Consents (as defined below) to the Proposed Amendments.

        In order to participate in the Exchange Offer, you do not need to subscribe to purchase any shares of our Common Stock.    If a holder of Old Notes subscribes to purchase shares of our Common Stock in the Rights Offering, such holder is not required to purchase the maximum amount of the shares of our Common Stock to which the Holder is initially entitled to purchase on the basis of such holder's holdings of Old Notes pursuant to the Initial Rights Offering Common Stock Purchase Election (such maximum initial amount of shares of Rights Offering Common Stock, a "Full Allotment"). Holders of Old Notes who have subscribed to purchase their Full Allotment of the Rights Offering Common Stock pursuant to the Initial Rights Offering Common Stock Purchase Election may subscribe, in the Remainder Shares Election, to purchase a pro rata portion of the Remainder Shares up to a specified limit on the amount of Remainder Shares so subscribed for or a full pro rata portion of the Remainder Shares without any specified limit on the amount of Remainder Shares so subscribed for (such full pro rata portion, an "Additional Full Allotment"), in each case, through a proration calculation which will be tabulated by the Information and Exchange Agent at or around the Expiration Date.

        The New Unsecured Notes will be evidenced by a global note deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company. Except as described in this Offer to Exchange, beneficial interests in the global note will be shown on, and transfers thereon will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants. The New Unsecured Notes are expected to be ready for delivery in book-entry form only through The Depository Trust Company on or about the Settlement Date.

        We do not intend to list the New Unsecured Notes on any securities exchange or automated dealer quotation system. Shares of our Common Stock are listed on the OTC Market Group's OTCQB Venture Market under the symbol "EMGC." On April 17, 2017, the last reported sale price of our Common Stock was $0.28 per share.

        An investment in the Notes (and the shares of our Common Stock into which the Notes are convertible) is speculative and involves a high degree of risk. See "Risk Factors" beginning on page 32.

        Neither the U.S. Securities and Exchange Commission nor any other federal or state regulatory body has passed upon the adequacy or accuracy of this Offer to Exchange. Any representation to the contrary is a criminal offense.

The date of this Offer to Exchange is April 18, 2017

 TABLE OF CONTENTS

IMPORTANT INFORMATION ABOUT THIS OFFERING MEMORANDUM	1
RESALE RESTRICTIONS	2
INDUSTRY AND MARKET DATA	2
TRADEMARKS	3
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	3
NOTICE TO INVESTORS	5
QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER, THE CONSENT SOLICITATION AND THE RIGHTS OFFERING	6
OFFERING MEMORANDUM SUMMARY	18
SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION	23
SUMMARY OF THE TERMS OF THE EXCHANGE OFFER, CONSENT SOLICITATION AND RIGHTS OFFERING	24
RISK FACTORS	32
CAPITALIZATION	61
USE OF PROCEEDS	63
DIVIDEND POLICY	64
DESCRIPTION OF EXISTING INDEBTEDNESS	65
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES	72
DESCRIPTION OF NOTES	73
DESCRIPTION OF CAPITAL STOCK	99
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	103
CLASSIFICATION OF HOLDER	104
CONSEQUENCES TO PARTICIPATING U.S. HOLDERS	104
CONSEQUENCES TO PARTICIPATING NON-U.S. HOLDERS	111
INFORMATION REPORTING AND BACKUP WITHHOLDING	114
CONSEQUENCES TO NON-PARTICIPATING HOLDERS	115
TAX CONSEQUENCES TO EMERGENT	116
TRANSFER RESTRICTIONS	118
WHERE YOU CAN FIND ADDITIONAL INFORMATION	121
INCORPORATION OF DOCUMENTS BY REFERENCE	121
LEGAL MATTERS	122
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	122

        You should rely only on the information contained or incorporated by reference in this Offer to Exchange. We have not authorized anyone to provide you with additional or different information, and if anyone provides you with additional or different information you should not rely on it in connection with making any decision concerning the Exchange Offer, the Consent Solicitation or the conversion of the New Unsecured Notes. We are not making an offer to exchange securities in any jurisdiction in which the offer or exchange is not permitted. You should assume that the information in this Offer to Exchange is accurate only as of the date on the front cover of this Offer to Exchange, and any information we have incorporated by reference is accurate only as of the date of the document which is incorporated by reference, in each case, regardless of the time of delivery of this Offer to Exchange. You should not consider any information in this Offer to Exchange to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, financial and related advice regarding an investment in our securities.

 IMPORTANT INFORMATION ABOUT THIS OFFERING MEMORANDUM

        Notwithstanding anything herein to the contrary, investors may disclose to any person, without limitation of any kind, the United States federal or state income tax treatment and tax structure of the offering and all materials of any kind (including opinions or other tax analyses) that are provided to the investors relating to such tax treatment and tax structure. However, any information relating to the United States federal income tax treatment or tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable any person to comply with applicable securities laws. For this purpose, "tax structure" means any facts relevant to the United States federal or state income tax treatment of the offering but does not include information relating to the identity of (or any identifying information, including but not limited to, any nonpublic business or financial information, relating to) Emergent Capital, Inc., or any of the investors.

        The Exchange Offer is being made on the basis of this Offer to Exchange. Any decision to exchange Old Notes for New Unsecured Notes in this offering must be based on the information contained or incorporated by reference herein and on your own evaluation of our company and the terms of this offering, including the merits and risks of an investment in the New Unsecured Notes. We have incorporated by reference certain of our filings with the Securities and Exchange Commission (SEC) and we consider these documents to be an integral part of this Offer to Exchange that you should review for a more complete understanding of the information contained in this Offer to Exchange.

        This Offer to Exchange constitutes an offer to exchange Old Notes for New Unsecured Notes only in those jurisdictions and to those persons where and to whom the Exchange Offer may be made lawfully. This Offer to Exchange is not, and under no circumstances is it to be construed as, an advertisement or a public offering of the Exchange Offer or the New Unsecured Notes referred to in this document.

        We have not authorized any person to give any information or make any representations about us that are not contained or incorporated by reference in this Offer to Exchange in connection with the Exchange Offer. If any information is given or any representations are made to you other than through this Offer to Exchange, it should not be relied upon as having been authorized by us.

        We reserve the right to reject all or part of any tender of Old Notes which does not comply with the terms and conditions of the Exchange Offer. We reserve the right to exchange less than all of the Old Notes tendered in the Exchange Offer. This Offer to Exchange is directed only to each person to whom it is delivered by, or on behalf of, us, and is not an offer to any other person or to the public generally.

        The Exchange Offer is made in reliance upon an exemption from registration under the Securities Act, for an offer and exchange of securities that does not involve a public offering. If you exchange Old Notes for New Unsecured Notes, you agree that your tender will constitute your representation, warranty, acknowledgment and agreement to all of the statements about purchasers under "Transfer Restrictions."

        We cannot give and are not giving you legal, business, financial or tax advice about any matter. You may not be legally able to participate in this private, unregistered offering. You should consult with your own attorney, accountant and other advisors about those matters, including to determine if you may legally participate in this offering.

        You must comply with all applicable laws and regulations, including obtaining required consents, approvals or permissions, in force in any jurisdiction in which you offer or sell the New Unsecured Notes. We have no responsibility for any offer or sale of the New Unsecured Notes by you or your representatives.

        Neither the SEC nor any securities commission of any other jurisdiction has approved or disapproved the Exchange Offer or the offer terms of the New Unsecured Notes or determined that this Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

        If you have any questions relating to this Offer to Exchange or the Exchange Offer, or if you require additional information in connection with your decision to tender or not in the Exchange Offer and Consent Solicitation, you should direct your questions to our investor relations department 561-995-4300 or dsasso@emergentcapital.com.

        We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Old Notes or price of shares of our Common Stock.

        The Information and Exchange Agent for the Exchange Offer, Consent Solicitation and Rights Offering is:

US Bank, National Association

By facsimile
(for eligible institutions only):
651-466-7367
Confirmation:
651-466-5622
Address:
U. S. Bank National Association
Attn: Corporate Actions
111 Fillmore Avenue
St. Paul, MN 55107-1402

RESALE RESTRICTIONS

        THE NEW UNSECURED NOTES AND THE SECURITIES WHICH ARE ISSUABLE UPON CONVERSION OF THE NEW UNSECURED NOTES ARE RESTRICTED SECURITIES SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND NEITHER THE NEW UNSECURED NOTES NOR OUR COMMON STOCK ISSUABLE UPON CONVERSION MAY BE TRANSFERRED OR RESOLD EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

INDUSTRY AND MARKET DATA

        We obtained the industry, market and competitive position data used throughout this Offer to Exchange from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data. Similarly, we believe our internal research is reliable but it has not been verified by any independent sources.

 TRADEMARKS

        The following terms which may be used in this Offer to Exchange are our trademarks and/or trade names: "EMERGENT CAPITAL, INC." and "EMERGENT CAPITAL". Other marks used in this Offer to Exchange are the property of their respective owners.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This Offer to Exchange and the documents and reports that we have filed with the U.S. Securities and Exchange Commission, or the SEC, that are incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act).

        Forward-looking statements are subject to risks and uncertainties. All statements other than statements of historical fact included in this Offer to Exchange are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "may," "will," "should," "can have," "likely" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our company and our industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Although we believe that the expectations reflected in such forward-looking statements are reasonable as of the date made, results may prove to be materially different. Unless otherwise required by law, we disclaim any obligation to update our view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this Offer to Exchange.

        Factors that could cause our actual results to differ materially from those indicated in our forward-looking statements include, but are not limited to, the following:

  •
  our ability to continue as a going concern and avoid a bankruptcy, insolvency or other court supervised or out-of-court reorganization proceeding;

  •
  risks associated with the proposed Transactions (as defined below), including but not limited to risks related to the failure to close the proposed Transactions, including due to the failure to receive the requisite shareholder approval;

  •
  our ability to maintain rights in the policies that serve as our primary assets and are the collateral under various debt instruments to which we are a party;

  •
  our ability to continue to make premium payments on the life insurance policies that we own whether due to increases in premiums on, or the cost of insurance of, life insurance policies that we own or otherwise;

  •
  inaccurate estimates regarding the likelihood and magnitude of death benefits related to life insurance policies that we own;

  •
  changes in mortality rates and inaccurate assumptions about life expectancies and other changes to actuarial life expectancy tables;

  •
  lack of mortalities of insureds of the life insurance policies that we own;

  •
  the effect on our financial condition as a result of any lapsed of life insurance policies;

  •
  our ability to sell the life insurance policies we own at favorable prices, if at all;

  •
  revolving credit facilities limitations and restrictions on our ability to receive distributions of life insurance policy proceeds pledged as collateral;

  •
  delays in the receipt of death benefits from our portfolio of life insurance policies;

  •
  increases to the discount rates used to value the life insurance policies that we own;

  •
  costs related to obtaining death benefits from our portfolio of life insurance policies;

  •
  deterioration of the market for life insurance policies and life settlements;

  •
  increased carrier challenges to the validity of our life insurance policies;

  •
  challenges to the ownership of the policies in our portfolio;

  •
  deterioration in the credit worthiness of the life insurance companies that issue the policies included in our portfolio;

  •
  liabilities associated with our legacy structured settlement business;

  •
  our ability to meet our debt service obligations;

  •
  our ability to obtain future financings on favorable terms, or at all;

  •
  our ability to continue to comply with the covenants and other obligations, including the conditions precedent for additional draws under our revolving credit facilities;

  •
  adverse court decisions regarding insurable interest and the obligation of a life insurance carrier to pay death benefits or return premiums upon a successful rescission or contest;

  •
  regulation of life settlement transactions as securities;

  •
  disruption of our information technology systems;

  •
  cyber security risks and the threat of data breaches including any failure to maintain the security of personally identifiable information pertaining to insureds and counterparties;

  •
  our ability to maintain a listing or quotation on a national securities exchange or automated quotation system;

  •
  loss of the services of any of our executive officers;

  •
  our ability to manage the process of exploring strategic alternatives;

  •
  adverse developments in capital markets;

  •
  changes in laws and regulations;

  •
  the effects of United States involvement in hostilities with other countries and large-scale acts of terrorism, or the threat of hostilities or terrorist acts; and

  •
  changes in national and global macro-economic conditions including increasing inflation and increasing interest and tax rates among other conditions.

        All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. See "Risk Factors" in this Offer to Exchange and in our Annual Report on Form 10-K for the year ended December 31, 2016. You should evaluate all forward-looking statements made in this Offer to Exchange in the context of these risks and uncertainties. We caution you that the important factors referenced above may not contain all of the factors that are important to you.

        All statements in this Offer to Exchange to "Emergent," "Company," "we," "us," or "our" refer to Emergent Capital, Inc. and its consolidated subsidiaries unless the context suggests otherwise.

NOTICE TO INVESTORS

        THE EXCHANGE OFFER AND CONSENT SOLICITATION ARE NOT BEING MADE TO, NOR WILL WE ACCEPT TENDERS FOR EXCHANGE AND DELIVERY OF CONSENTS FROM HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR ACCEPTANCE OF THE EXCHANGE OFFER, THE CONSENT SOLICITATION OR THE RIGHTS OFFERING, AND THE PURCHASE OF OUR COMMON STOCK AS A CONSEQUENCE OF PARTICIPATION IN THE RIGHTS OFFERING, WOULD VIOLATE THE SECURITIES OR BLUE SKY LAWS OF THAT JURISDICTION. FOR THOSE WHO SUBSCRIBE TO PURCHASE OUR COMMON STOCK THROUGH THE RIGHTS OFFERING, WE WILL SELL OUR COMMON STOCK PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER RULE 506. ACCORDINGLY, WE RESTRICT OUR OFFER OF THE SECURITIES SUBJECT TO THE EXCHANGE OFFER, INCLUDING, WITHOUT LIMITATION, THE COMMON STOCK TO WHICH HOLDERS MAY SUBSCRIBE PURSUANT TO THE RIGHTS OFFERING, TO THOSE WHO ARE AN ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501(a) OF REGULATION D UNDER THE SECURITIES ACT OR A NON-U.S. PERSON (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT IN A TRANSACTION OUTSIDE THE UNITED STATES.

        IF YOU HAVE ANY QUESTIONS OR NEED HELP IN TENDERING YOUR OLD NOTES OR DELIVERING CONSENTS, PLEASE CONTACT THE INFORMATION AND EXCHANGE AGENT WHOSE ADDRESS AND TELEPHONE NUMBERS ARE LISTED ON THE BACK COVER OF THIS OFFERING MEMORANDUM OR YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE THROUGH WHICH YOUR OLD NOTES ARE HELD.

 QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER, THE
CONSENT SOLICITATION AND THE RIGHTS OFFERING

        These answers to questions that you may have as a holder of Old Notes are highlights of selected information included elsewhere in this Offer to Exchange. To fully understand the Exchange Offer and the Consent Solicitation and the considerations that may be important to your decision about whether to participate in the Exchange Offer and the Consent Solicitation, you should carefully read this Offer to Exchange in its entirety, including the section entitled "Risk Factors."

Exchange Offer and Consent Solicitation

When does the Exchange Offer and Consent Solicitation expire?

        The Exchange Offer and Consent Solicitation will expire at 5:00 p.m., New York City time, on May 16, 2017, unless extended by us.

Why are you making the Exchange Offer?

        We are conducting the Exchange Offer as part of an overall transaction in which we are seeking to refinance our existing indebtedness. In addition to the Exchange Offer and Consent Solicitation, we are also:

  •
  conducting a separate exchange offer (the "Old Secured Notes Exchange Offer") to exchange our existing $30,000,000 15.0% senior secured notes due 2018 (the "Old Secured Notes") for $30,000,000 in the aggregate principal amount of the New Secured Notes and a related consent solicitation or alternatively amending and restating the indenture governing the Old Secured Notes pursuant to the Exchange Participation Agreement (defined below). As part of our Old Secured Notes Exchange Offer, we are also offering to PJC Investments, LLC ("PJC") or its designee (the "Investor"), in a private placement, $10,000,000 of our New Secured Notes.

  •
  Entering into an exchange participation agreement (the "Exchange Participation Agreement") with holders holding 100% of the outstanding aggregate principal amount of our Old Secured Notes ("Consenting Secured Note Holders") pursuant to which the Consenting Secured Note Holders have agreed to tender their notes into the Old Secured Notes Exchange Offer in exchange for an equal principal amount of our New Secured Notes, plus an agreement with PJC or the Investor that PJC or the Investor will purchase from the tendering holders all of the New Secured Notes issued to them in the Old Secured Notes Exchange Offer at par, plus a cash fee payable by us equal to five percent (5%) of the face amount of the Old Secured Notes tendered, plus cash equal to the accrued and unpaid interest on the Old Secured Notes through and excluding the date of exchange (the "Sale Participation Fee"). However, pursuant to the Exchange Participation Agreement, if the Company elects not to launch the Old Secured Notes Exchange Offer, each Consenting Secured Note Holder agreed to enter into a Secured Note purchase agreement with PJC or the Investor to sell at the closing of all the transactions contemplated by the Master Transaction Agreements (as defined below under "Recent Developments"), 100% of the Old Secured Notes it holds at a price equal to the face amount of each Old Secured Note in lieu of participating in the Old Secured Notes Exchange Offer and the Company agreed to pay the Sale Participation Fee to the Consenting Secured Note Holders.

  •
  Entering into a common stock purchase agreement among us, PJC or the Investor, and the holders of Old Notes who elect to purchase Rights Offering Common Stock pursuant to which we will offer and sell:

  •
  to PJC or the Investor 75,000,000 shares (the "PJC Common Stock") of our Common Stock at a price of $0.20 per share (the "PJC Common Stock Purchase"), and

    •
    the Rights Offering Common Stock pursuant to the terms of the Rights Offering, meaning that we will offer and sell to any holder of Old Notes, who accepts and exchanges all of its Old Notes in the Exchange Offer, and that so requests, for every $1,000.00 of principal amount of Old Notes that it tenders into the Exchange Offer, 500 shares of our Common Stock at a price of $0.20 per share (the "Common Stock Offering"); provided, that the aggregate maximum number of shares to be so issued and sold to the Old Note holders who accept and exchange all of their Old Notes in the Exchange Offer and participate in the Rights Offering shall not exceed 40,000,000 shares of Common Stock.

  •
  Issuing warrants (the "Warrants") to PJC or the Investor to purchase up to 42,500,000 shares of our Common Stock at an exercise price of $0.20 per share.

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  Causing our subsidiary, Lamington Road, Limited, an Irish limited company ("Lamington Road") to enter into an agreement with the lenders party to the Amended and Restated Loan and Security Agreement dated as of May 16, 2014, as heretofore amended, to obtain the lenders' consent to Lamington Road paying a special dividend (the "Special Dividend") in an amount approved by us, PJC and the White Eagle lenders which may be sufficient to redeem a portion of the Old Secured Notes.

  •
  Amending our Articles of Incorporation to, among other things, increase the amount of our authorized capital stock necessary to consummate the issuance of our Common Stock to PJC, issue the Rights Offering Common Stock, and to reserve Common Stock underlying the New Unsecured Notes and the Warrant.

  •
  Entering into new indentures with respect to the New Unsecured Notes and the New Secured Notes, or if the Company does not launch an Old Secured Notes Exchange Offer, amending and restating the indenture governing the Old Secured Notes such that the terms of the indenture governing the Old Secured Notes are substantially similar to the terms set forth in the New Secured Notes Indenture as defined in the Master Transaction Agreements.

Collectively, we refer to the transactions described above in response to this question as the "Transactions."

        It is not a condition to participation in the Exchange Offer that a holder of Old Notes also purchase any shares of Rights Offering Common Stock in the Common Stock Offering although we believe that successful completion of our restructuring is dependent on all of the Transactions being completed concurrently.

What securities are subject to the Exchange Offer?

        The securities subject to the Exchange Offer are our outstanding 8.50% Senior Unsecured Convertible Notes due 2019, or the "Old Notes."

What aggregate principal amount of Old Notes is being sought in the Exchange Offer?

        Upon the terms and subject to the conditions of the Exchange Offer, we will accept for exchange all validly tendered (and not withdrawn) Old Notes. As of the date of this Offer to Exchange, $74,220,450 in aggregate principal amount of Old Notes are outstanding.

What will I receive in the Exchange Offer if my Old Notes are accepted for exchange?

        If you tender Old Notes at or prior to the expiration of the Exchange Offer, and your Old Notes are accepted for exchange, you will receive the consideration disclosed below under "Total Consideration." There is no additional consideration for early tenders.

        Total Consideration means for each $1,000 principal amount of Old Notes validly tendered (and not withdrawn) and accepted in the Exchange Offer, and for the requisite consents validly delivered in the Consent Solicitation, a holder of Old Notes would receive:

  •
  $1,000 principal amount of our 5.00% Senior Unsecured Convertible Notes due 2023, which we call the New Unsecured Notes;

  •
  Accrued and unpaid interest on the outstanding Old Notes in the form of additional New Unsecured Notes; and

  •
  A right to subscribe to purchase the holder's Full Allotment of 40,000,000 shares of our Rights Offering Common Stock at $0.20 per share.

In order to receive the Total Consideration, holders must tender their Old Notes at or prior to the Expiration Date and not validly withdraw the tender of Old Notes.

What are the differences between the Old Notes and the New Unsecured Notes?

        There are important differences between the Old Notes and the New Unsecured Notes, including:

  •
  the interest on the New Unsecured Notes is payable in cash at the rate of 5.0% per year while the interest rate on the Old Notes is 8.5% per year payable in cash;

  •
  the maturity date of the Old Notes is February 15, 2019, while the maturity date of the New Unsecured Notes is February 15, 2023; and

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  the covenants contained in the indenture for the New Unsecured Notes are significantly different than the covenants in the indenture for the Old Secured Notes.

When will I receive the consideration payable in the Exchange Offer for my Old Notes that are accepted for exchange pursuant to the Exchange Offer?

        The consideration payable in the Exchange Offer will be deposited on the Settlement Date with the Information and Exchange Agent (or, upon its instruction, The Depository Trust Company, or the "DTC"), which will act as your agent for purposes of receiving New Unsecured Notes and accrued and unpaid interest on the Old Notes (in the form of New Unsecured Notes) through but excluding the Settlement Date. Subject to the terms and conditions of the Exchange Offer, we expect that the "Settlement Date" will occur concurrently with the closing of the Transactions. The Company expects to extend the Expiration Date if the parties to the Transactions are not prepared to consummate and close all of the Transactions substantially simultaneously.

Will you receive any cash proceeds from the Exchange Offer or the Consent Solicitation?

        No. We will not receive any cash proceeds from the Exchange Offer or the Consent Solicitation. See "Use of Proceeds." However, we may receive cash proceeds to the extent that holders of Old Notes subscribe for shares of our Rights Offering Common Stock through the Rights Offering.

        See "What is the maximum amount of gross proceeds the Company will receive in the Rights Offering if it is fully subscribed?" in this Offer to Exchange.

If I tender my Old Notes, may I withdraw my tender?

        Yes. Tendered Old Notes may be withdrawn and the related consents revoked at any time at or prior to the Expiration Time of 5:00 p.m. on May 16, 2017, New York City time, unless extended by us with the prior written consent of PJC.

Is the Exchange Offer and Consent Solicitation subject to a minimum condition?

        Yes. The Exchange Offer and Consent Solicitation are conditioned on satisfaction or waiver by us of the Minimum Tender Condition. This condition requires that at least 98% of the outstanding aggregate principal amount of Old Notes be validly tendered (and not withdrawn) at or prior to the Expiration Date. We reserve the right, but are not obligated, to change the Minimum Tender Condition with the prior written consent of PJC.

Is the Exchange Offer and Consent Solicitation subject to any other conditions?

        Yes. The Exchange Offer is subject to the consummation of the Transactions as defined in the Master Transaction Agreements (as defined below under "Recent Developments").

        We also have the right to waive any condition precedent (other than receipt of the Requisite Consents) to the Exchange Offer and Consent Solicitation with the prior written consent of PJC.

        We have the right to terminate or withdraw the Exchange Offer and Consent Solicitation if any of the applicable conditions described under "Conditions of the Exchange Offer and the Consent Solicitation" are not satisfied or waived at or prior to the Expiration Date.

Did any holders of Old Notes agree to participate in the Exchange Offer and the Consent Solicitation in advance of the commencement of the Exchange Offer and the Consent Solicitation?

        Yes. As discussed above, pursuant to the terms and subject to the conditions of the Master Transaction Agreements (as defined below under "Recent Developments"), holders of Old Notes representing approximately 91.5% of the aggregate principal amount of outstanding Old Notes as of the date of this Offer to Exchange have agreed to participate in the Exchange Offer and the Consent Solicitation.

Do any affiliates of the Company own Old Notes and will they participate in the Exchange Offer and Consent Solicitation?

        Yes. Two members of the Company's Board of Directors (Messrs. Dakos and Goldstein) are affiliated with Bulldog Investors, LLC, who purchased $9.2 million of Old Notes. Bulldog Investors, LLC executed the Master Transaction Agreements and has agreed to exchange all of its Old Notes for New Unsecured Notes in the Exchange Offer and to provide its consent to the Proposed Amendments.

May I tender only a portion of the Old Notes that I hold?

        No. You must tender all of your Old Notes in the Exchange Offer and Consent Solicitation if you tender any.

If I want to tender my Old Notes, am I required to deliver the related Consents?

        Yes. Old Notes validly tendered (and not withdrawn) pursuant to the Exchange Offer are deemed to include consents to the Proposed Amendments. The completion, execution and delivery of a consent and letter of transmittal, or transmission of an Agent's Message, in connection with a valid tender of Old Notes pursuant to the Exchange Offer constitutes the delivery of consents with respect to such Old Notes. Holders cannot validly tender Old Notes in the Exchange Offer without delivering the related consents. In addition, delivery of any consent constitutes a waiver of all prior defaults and covenant breaches under the Old Notes Indenture, if any.

If the Exchange Offer and Consent Solicitation are successfully completed and I do not participate in the Exchange Offer, how will my rights and obligations under my remaining Old Notes be affected?

        If we successfully complete the Exchange Offer and Consent Solicitation, obligations with respect to any Old Notes that remain outstanding will not be secured by collateral and will therefore be effectively subordinated to the New Secured Notes to the extent of the value of the collateral securing such debt. Further, holders of the Old Notes left outstanding following the successful completion of the Exchange Offer and Consent Solicitation will no longer be entitled to the benefits of the covenants, events of default and other provisions that are eliminated or modified pursuant to the Proposed Amendments.

What do you intend to do with the Old Notes that are accepted for exchange in the Exchange Offer?

        Any Old Notes exchanged in the Exchange Offer will be immediately retired and cancelled.

How will the Exchange Offer and Consent Solicitation affect the trading market for the Old Notes that are not exchanged?

        To the extent the Exchange Offer and Consent Solicitation are successfully completed, the aggregate principal amount of outstanding Old Notes will be substantially reduced and an active trading market in the Old Notes may not exist. A reduction in the aggregate principal amount of outstanding Old Notes will materially and adversely affect the liquidity of the Old Notes that remain outstanding after successful completion of the Exchange Offer. An issue of securities with a small principal amount available for trading, or "float," could command a lower price than does a comparable issue of securities with a larger float. Therefore, the market price for any Old Notes that remain outstanding after successful completion of the Exchange Offer may be materially and adversely affected. A reduced float may also make the trading prices of Old Notes that are not exchanged more volatile.

Will the New Unsecured Notes issued in the Exchange Offer and the shares of common stock issuable upon conversion of the New Unsecured Notes be freely tradable?

        No. The Exchange Offer, the New Unsecured Notes issued in the Exchange Offer and the shares of common stock issuable upon conversion of the New Unsecured Notes have not been registered with the United States Securities and Exchange Commission nor with any regulator of securities in any state of the United States. Accordingly, the New Unsecured Notes and the shares of common stock issuable upon conversion of the New Unsecured Notes are and will be restricted securities within the meaning of that term under the Securities Act. They may not be offered or resold except pursuant to registration or an exemption from registration available at the time. Any holder must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resales, unless such sale or transfer is exempt from the registration requirements under the Securities Act and the requirements under applicable state securities laws.

        Holders of New Unsecured Notes will be able to convert their New Unsecured Notes for shares of our common stock only if a registration statement covering the issuance of the shares is effective and current, or the issuance is exempt from the registration requirements under the Securities Act and the requirements under applicable state securities laws. Shares of common stock issuable upon conversion of the New Unsecured Notes that have been registered will be freely tradeable unless held by our affiliates.

        Pursuant to the Master Transaction Agreements, we agreed to register the resale by the Investor and the holders of our New Unsecured Notes of the New Unsecured Notes, the shares of Common Stock into which the New Unsecured Notes may be converted, the PJC Common Stock, the Rights Offering Common Stock, and the shares of Common Stock underlying the Warrant. We will also register the resale of these securities held by any of our affiliates and the issuance to any of our affiliates of the Common Stock into which the New Unsecured Notes may be converted.

        New Unsecured Notes will be issued under two separate CUSIP numbers, one CUSIP number in respect of New Unsecured Notes issued in exchange for the aggregate of $70,743,000 principal amount of Old Notes that were originally issued under the Old Notes Indenture, and a second CUSIP number in respect of (i) New Unsecured Notes issued in exchange for the $3,447,450 in aggregate principal amount of Old Notes that were issued in lieu of the payment of cash interest due on the Old Notes on February 15, 2017 and (ii) New Unsecured Notes issued on the Settlement Date in respect of accrued and unpaid interest on the Old Notes that are tendered in the Exchange Offer through but excluding the Settlement Date.

Do you or any of your affiliates have any current plans to purchase any Old Notes that remain outstanding subsequent to the Expiration Date?

        No. Although we do not currently intend to do so, subject to the limitations set forth in our debt agreements and our liquidity, we may from time to time repurchase any Old Notes that remain outstanding after completion of the Exchange Offer through open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise, on terms that may or may not be equal to or greater than the Total Consideration. We also reserve the right to redeem or repay at maturity any Old Notes not tendered.

        If we decide to repurchase or repay Old Notes that are not tendered in the Exchange Offer on terms that are more favorable than the terms of the Exchange Offer, those holders who decided not to participate in the Exchange Offer could be better off than those that participated in the Exchange Offer.

Under what circumstances can the Exchange Offer and Consent Solicitation be extended, amended or terminated?

        We reserve the right, with the prior written consent of PJC, to extend the period during which the Exchange Offer and Consent Solicitation are open by giving oral (to be confirmed in writing) or written notice of such extension to the Information and Exchange Agent and by making public disclosure by press release or other appropriate means of such extension to the extent required by law. During any extension of the Exchange Offer or Consent Solicitation, all Old Notes previously tendered and not validly withdrawn will remain subject to the Exchange Offer and all consents previously delivered will remain subject to the Consent Solicitation and may, subject to the terms and conditions of the Exchange Offer and the Consent Solicitation, be accepted by us.

        We may terminate or withdraw the Exchange Offer and Consent Solicitation if any applicable condition to the Exchange Offer and Consent Solicitation is not satisfied or waived by the Expiration Date. We reserve the right, subject to applicable law and with the prior written consent of PJC, to:

  •
  waive any and all of the conditions of the Exchange Offer and Consent Solicitation (other than receipt of the Requisite Consents) at or prior to the Expiration Date; and

  •
  amend the terms of the Exchange Offer and Consent Solicitation.

        Pursuant to the Master Transaction Agreements, we may not waive any condition to the Exchange Offer and Consent Solicitation or amend the terms of the Exchange Offer and Consent Solicitation without the prior written consent of PJC. In addition, under the Master Transaction Agreements, PJC has the right to terminate the Master Transaction Agreements if the Transactions have not closed on or before August 31, 2017 (and the supporting exchanging noteholders have the right to terminate the Master Transaction Agreements if the Transactions have not closed on or before September 30, 2017, and the Consenting Secured Note Holders have the right to terminate the Exchange Participation

Agreement if the transactions contemplated thereunder have not closed by July 31, 2017. We are obligated to terminate the Exchange Offer and Consent Solicitation if the Master Transaction Agreements are terminated for any reason. In the event that the Exchange Offer and Consent Solicitation is terminated, withdrawn or otherwise not successfully completed at or prior to the Expiration Date, no consideration will be paid or become payable to holders of Old Notes who have tendered pursuant to the Exchange Offer. In any of these events:

  •
  Old Notes previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders;

  •
  the Supplemental Indenture will not be executed or, if the Supplemental Indenture had been executed prior to the Exchange Offer and Consent Solicitation being terminated, the Proposed Amendments in the executed Supplemental Indenture will not become operative; and

  •
  we will refund any money submitted for the payment of Rights Offering Common Stock in the Rights Offering, and no Rights Offering Common Stock will be issued.

How will I be notified if the Exchange Offer and Consent Solicitation is extended, amended or terminated?

        Any extension, termination or amendment of the Exchange Offer and Consent Solicitation will be followed as promptly as practicable by announcement thereof. An announcement in the case of an extension will be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

How do I tender my Old Notes for exchange in the Exchange Offer and deliver Consents in the Consent Solicitation?

        A holder who wishes to tender Old Notes pursuant to the Exchange Offer and to deliver consents pursuant to the Consent Solicitation must deliver a fully completed consent and letter of transmittal (or a facsimile thereof), or transmit an "Agent's Message," to the Information and Exchange Agent at the address or facsimile number set forth on the back cover of this Offer to Exchange at or prior to the Expiration Date. In addition, either (1) certificates representing the Old Notes must be received by the Information and Exchange Agent at such address, or (2) the Old Notes must be transferred pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Information and Exchange Agent, in each case at or prior to the Expiration Date. Holders of Old Notes may not tender their Old Notes without delivering a consent with respect to the Old Notes tendered, and holders of Old Notes may not deliver a consent with respect to any Old Notes without tendering the relevant Old Notes.

        Custodial entities that are participants in DTC must tender Old Notes and deliver Consents through DTC's Automated Tender Offer Program, or "ATOP," by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the consent and letter of transmittal. A consent and letter of transmittal need not be completed and submitted in connection with tenders effected through ATOP.

When will I receive the consideration payable in the Exchange Offer for my Old Notes that are accepted for exchange pursuant to the Exchange Offer?

        The consideration payable in the Exchange Offer will be deposited on the Settlement Date with the Information and Exchange Agent (or, upon its instruction, The Depository Trust Company, or the

"DTC"), which will act as your agent for purposes of receiving New Unsecured Notes and any Rights Offering Common Stock in connection with the Rights Offering and accrued and unpaid interest. Subject to the terms and conditions of the Exchange Offer, we expect that the Settlement Date will occur concurrently with the closing of the Transactions.

Will I have to pay any fees or commissions if I tender my Old Notes for exchange in the Exchange Offer?

        No. You will not be required to pay any fees or commissions to us or the Information and Exchange Agent in connection with the Exchange Offer. If your Old Notes are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your Old Notes on your behalf, your broker or other nominee may charge you a commission for doing so. You should consult your broker or other nominee to determine whether any charges will apply.

Are there procedures for guaranteed delivery of Old Notes?

        No. The Exchange Offer will not provide for guaranteed delivery procedures with respect to any issue of Old Notes.

What risks should I consider in deciding whether or not to tender my Old Notes in the Exchange Offer or deliver Consents in the Consent Solicitation?

        In deciding whether to participate in the Exchange Offer or Consent Solicitation, you should carefully consider the discussion of risks and uncertainties that are described in the section of this Offer to Exchange entitled "Risk Factors."

What are the material U.S. federal income tax considerations of my participating in the Exchange Offer and Consent Solicitation?

        Please see the section of this Offer to Exchange entitled "Material U.S. Federal Income Tax Considerations." The tax consequences to you of the Exchange Offer and the Consent Solicitation will depend on your individual circumstances. You should consult your own tax advisor for a full understanding of the tax considerations of participating in the Exchange Offer or Consent Solicitation.

Will I have appraisal rights in connection with the Exchange Offer and Consent Solicitation?

        No. You will not have any right to dissent and receive an appraisal of your Old Notes in connection with the Exchange Offer and Consent Solicitation.

With whom may I talk if I have questions about the Exchange Offer or Consent Solicitation?

        If you have any questions or need help in tendering your Old Notes, please contact the Information and Exchange Agent whose address and telephone numbers are listed on the back cover of this Offer to Exchange or your broker, dealer, commercial bank, trust company or other nominee through which your Old Notes are held.

Why are you making the Consent Solicitation?

        The purpose of the Consent Solicitation is to adopt the Proposed Amendments.

What amendments to the Old Notes Indenture are the subject of the Consent Solicitation?

        The Proposed Amendments would eliminate substantially all of the affirmative and negative covenants, eliminate certain events of default, eliminate the covenant restricting mergers and consolidations and modify certain provisions relating to defeasance contained in the Old Notes Indenture and the Old Notes.

Holders of what principal amount of Old Notes are required to validly deliver Consents to the Proposed Amendments in order for the Proposed Amendments to be adopted?

        In order for the Proposed Amendments to be adopted, holders of at least a majority of the outstanding aggregate principal amount of the Old Notes must validly deliver consents to the Proposed Amendments at or prior to the Expiration Date. Pursuant to the Master Transaction Agreements, holders of approximately 91.5% in the aggregate of the outstanding principal amount of the Old Notes as of the date of this Offer to Exchange, have, subject to certain conditions, committed to tender their Old Notes and deliver consents into the Exchange Offer and Consent Solicitation. As a result, holders holding at least 6.5% in aggregate principal amount of Old Notes will need to tender their Old Notes and deliver consents in the Consent Solicitation, and no valid revocations of tenders and consents must be received, in order to obtain the Requisite Consents (as defined below) to adopt the Proposed Amendments.

May I revoke my consent in the Consent Solicitation after I have tendered my Old Notes?

        Yes. Holders may only validly revoke consents by validly withdrawing the previously tendered related Old Notes at or prior to the Expiration Date. If a holder withdraws its tendered Old Notes, such holder will be deemed to have revoked its consents to the Proposed Amendments, but it may not re-tender its Old Notes without re-delivering consents.

Must I purchase shares of Common Stock pursuant to the Rights Offering?

        No. You are not required to purchase shares of Rights Offering Common Stock in the Rights Offering.

The Rights Offering

Why are you conducting the Rights Offering?

        We are offering an opportunity to holders of our Old Notes to participate in an offering of Rights Offering Common Stock to afford them an opportunity to co-invest with PJC or the Investor, who has agreed to subscribe for 75,000,000 shares of our Common Stock at a price of $0.20 per share. Because the issuance to PJC or the Investor amounts to a change of control, our board felt it important to offer a co-invest right to holders of our Old Notes.

What is the maximum amount of gross proceeds the Company will receive in the Rights Offering if it is fully subscribed?

        The Company would receive a maximum of $8 million in gross proceeds from the sale of Rights Offering Common Stock. This amount would decrease if the Rights Offering is not fully subscribed. This amount is in addition to the $15 million in gross proceeds that the Company would receive if PJC or the Investor consummates the Master Transaction Agreements and the Common Stock Purchase Agreement.

Who may participate in the Rights Offering?

        Only a holder of record as of April 18, 2017 of our Old Notes who is an accredited investor, and certifies in the consent and letter of transmittal its accredited investor status, may participate in the Rights Offering.

Am I required to participate in the Rights Offering?

        No. Holders of Old Notes are not required to participate in the Rights Offering.

How do I subscribe for Rights Offering Common Stock?

        If you wish to participate in the Rights Offering, you must elect to do so on the consent and letter of transmittal or the Agent's Message, as applicable, submitted to the Information and Exchange Agent in conjunction with the Exchange Offer. If your Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to participate in the Rights Offering, you should contact that registered holder promptly and instruct him, her or it to elect the subscription on your behalf in conjunction with the tender of the corresponding Old Notes in the Exchange Offer.

        You must deliver at the time of your tender of Old Notes a completed consent and letter of transmittal, which will include an election to subscribe for Rights Offering Common Stock in the Rights Offering in an amount up to 500 shares of Rights Offering Common Stock for each $1,000 principal amount of Old Notes you are tendering in the Exchange Offer (the "Initial Rights Offering Common Stock Purchase Election"). The consent and letter of transmittal will instruct each holder of Old Notes who tenders Old Notes in the Exchange Offer to indicate in the Initial Rights Offering Common Stock Purchase Election whether such holder is exercising its right to subscribe for its Full Allotment. If a holder wishes to subscribe for its Full Allotment in the Rights Offering, such holder must check the box on the consent and letter of transmittal indicating its election to subscribe for its Full Allotment. If a holder of Old Notes who tenders Old Notes in the Exchange Offer exercises its right to subscribe for its Full Allotment pursuant to the Initial Rights Offering Common Stock Purchase Election, such holder will have an opportunity to make a second election on the consent and letter of transmittal (the "Remainder Shares Election") to purchase shares of Rights Offering Common Stock in addition to the holder's Full Allotment. We refer to shares of Rights Offering Common Stock not subscribed for by holders pursuant to the Initial Rights Offering Common Stock Purchase Election as "Remainder Shares." If a holder of Old Notes subscribes for its Full Allotment and desires to subscribe for up to its pro rata portion of Remainder Shares pursuant to the Remainder Shares Election, such holder may check a box on the consent and letter of transmittal indicating whether such holder elects to purchase, on a pro rata basis with other holders of Old Notes who make a Remainder Shares Election, (i) such holder's Additional Full Allotment or (ii) a limited amount of Remainder Shares, and, in such case, the maximum number of Remainder Shares such holder desires to subscribe for pursuant to the Remainder Shares Election. If the Information and Exchange Agent determines in its tabulation that the number of Remainder Shares so elected by such holder under sub-clause (ii) of the immediately prior sentence exceeds such holder's Additional Full Allotment, the Information and Exchange Agent shall reduce such holder's subscription to a number of Remainder Shares equal to such holder's Additional Full Allotment minus one share of Rights Offering Common Stock. The purchase price for all shares of Rights Offering Common Stock (including Remainder Shares) is $0.20 per share.

Can I revoke my election to purchase Rights Offering Common Stock in the Rights Offering?

        No. The subscription to purchase Rights Offering Common Stock in the Rights Offering cannot be revoked except that a valid withdrawal of Old Notes in the Exchange Offer will be deemed to have revoked any election to purchase Rights Offering Common Stock in the Rights Offering.

May I purchase only a portion of the shares of Rights Offering Common Stock I am entitled to purchase?

        Yes. You may purchase up to the maximum number of shares of Rights Offering Common Stock you are entitled to purchase, but, if you do not subscribe for a Full Allotment pursuant to the Initial

Rights Offering Common Stock Purchase Election, you will not be eligible to subscribe for any Remainder Shares pursuant to the Remainder Shares Election.

May I purchase shares of Rights Offering Common Stock in the Rights Offering in addition to the number of shares of Rights Offering Common Stock allocable to me?

        If you subscribe for your Full Allotment in the Rights Offering pursuant to the initial Rights Offering Common Stock Purchase Election, you may subscribe for Remainder Shares by completing the Remainder Shares Election on the consent and letter of transmittal. Under the Remainder Shares Election, you will be permitted to subscribe for up to that number of Remainder Shares which results from applying a proration factor applicable to you times the aggregate number of Remainder Shares. The proration factor will be based on the holdings of Old Notes of each holder who subscribes for a Full Allotment pursuant to the Initial Rights Offering Common Stock Election relative to the total available number of Remainder Shares. The amount of Remainder Shares that will be allocated to you in connection with your Remainder Shares Election may be less than the amount set forth in your Remainder Shares Election and will depend on the type of Remainder Shares Election that you make (whether you subscribe for your Additional Full Allotment or an amount of Remainder Shares up to a specified limit), the then amount of Remainder Shares available to those making a Remainder Shares Election, and the aggregate principal amount of Old Notes held by holders who elect to participate in the Remainder Shares Election. As a result, the proration factor applicable to you will not be known until after the Expiration Date.

        For example, if Remainder Shares representing thirty percent (30%) of the maximum number of shares of our Rights Offering Common Stock available for purchase in the Rights Offering (40,000,000 shares of Rights Offering Common Stock) remain after application of all of the Initial Common Stock Purchase Elections, then twelve million (12,000,000) Remainder Shares would remain available for subscription in connection with the Remainder Shares Election. If a holder holding ten percent (10%) of the aggregate principal amount of Old Notes subscribes for its Full Allotment in the Rights Offering pursuant to the Initial Common Stock Purchase Election, and if other holders holding forty percent (40%) of the aggregate principal amount of Old Notes (including the holder) also subscribe for their Full Allotment in the Rights Offering pursuant to the Initial Common Stock Purchase Election, then such holder would be eligible to subscribe for and purchase up to twenty percent (20%) of the Remainder Shares, and this process would repeat until all Remainder Shares were subscribed for or until no holder of Old Notes who has subscribed for its Full Allotment in the Rights Offering pursuant to the Initial Common Stock Purchase Election desires to subscribe for Remainder Shares.

To whom, when and where do I send cash to purchase Rights Offering Common Stock?

        If a holder who tenders Old Notes in the Exchange Offer subscribes to purchase shares of Rights Offering Common Stock, whether Remainder Shares or other shares of Rights Offering Common Stock, such holder will not send any cash together with its consent and letter of transmittal. After the Expiration Date and after the Remainder Shares have been allocated in connection with the Remainder Shares Election and prior to the Settlement Date, the Information and Exchange Agent will tabulate the shares of Rights Offering Common Stock (including the Remainder Shares) that each holder of Old Notes who has tendered Old Notes in the Exchange Offer has subscribed for in connection with the Initial Common Stock Purchase Election and the Remainder Shares Election (if applicable), and will inform the Company and the Company's stock transfer agent of the aggregate amount of shares of Rights Offering Common Stock subscribed for and the individual amount of shares to be credited, upon closing the Transactions, to the accounts of each holder that participates in the Rights Offering. The Company will then notify each holder who has subscribed for Rights Offering Common Stock in connection with the Initial Common Stock Purchase Election and the Remainder Shares Election (if applicable) of the number of shares of Rights Offering Common Stock subject to such holder's subscription and the dollar amount such holder must deliver to the Information and Exchange Agent at or prior to the Settlement Date. As a result, a holder who subscribed for its Additional Full Allotment will learn of the number of shares of Rights Offering Common Stock it subscribed for upon receipt of the Company's notice. Such holder will wire transfer immediately available funds to an account established by the Information and Exchange Agent for the purpose of receiving subscriptions for Rights Offering Common Stock. Upon receipt of such funds, the Information and Exchange Agent will make a notation in its records of exchange of the amount of money so received from each such holder who has participated in the Rights Offering. On the Settlement Date, the Information and Exchange Agent will wire the aggregate funds it holds in such account to the Company's account, and the Company and the Exchange Agent will together instruct the Company's stock transfer agent to issue that number of shares of Rights Offering Common Stock corresponding to the amount of funds that each such holder who has participated in the Rights Offering deposited with the Information and Exchange Agent at the purchase price of $0.20 per share and that the Information and Exchange Agent has transferred to the Company's account on behalf of such holder. The stock transfer agent will then instruct DTC to credit each such holder's account with such number of shares of Rights Offering Common Stock, if the holder has a DTC account, or the stock transfer agent will deliver to the holder a physical certificate representing such number of shares. Settlement of the issuance of Rights Offering Common Stock will occur concurrently with the closing of the Transactions. If the Company elects not to accept any Old Notes tendered into the Exchange Offer, the Company will instruct the Information and Exchange Agent to return to each holder its Old Notes and any cash it has deposited with the Information and Exchange Agent to subscribe for shares of Rights Offering Common Stock.

Is there a minimum number of shares of Rights Offering Common Stock which must be purchased in the Rights Offering?

        No. There is no minimum number of shares of Rights Offering Common Stock that must be sold for the Rights Offering to be successfully consummated.

With whom may I talk if I have questions about the Rights Offering?

        If you have any questions with respect to the Initial Rights Offering Common Stock Purchase Election or the Remainder Shares Election, please contact the Information and Exchange Agent whose address and telephone numbers are listed on the back cover of this Offer to Exchange or your broker, dealer, commercial bank, trust company or other nominee through which your Old Notes are held.

 OFFERING MEMORANDUM SUMMARY

        This summary highlights information contained elsewhere in this Offer to Exchange or incorporated by reference herein. This summary is not complete and may not contain all of the information that you should consider before investing in the New Unsecured Notes. You should read the entirety of this Offer to Exchange carefully, including the section entitled "Risk Factors" beginning on page 32 of this Offer to Exchange, and all other information included or incorporated by reference in this Offer to Exchange in its entirety before you decide whether to tender in the Exchange Offering and subscribe to the Rights Offering.

Overview

        We were founded in December 2006 as a Florida limited liability company and, in connection with our initial public offering in February 2011, Imperial Holdings, Inc., a Florida corporation, succeeded to the business of Imperial Holdings, LLC and its assets and liabilities. Effective September 1, 2015, we changed our name to Emergent Capital, Inc.

        We own and manage a portfolio of 621 life insurance policies, also referred to as life settlements, with a fair value of $498.4 million and an aggregate death benefit of approximately $2.9 billion at December 31, 2016. We primarily earn income on these policies from changes in their fair value and through death benefits when a policy matures, which we refer to as policy proceeds.

        We generally hold the life insurance policies we own to maturity. When we obtain ownership of a life insurance policy for investment, we are responsible for all future premium payments required to prevent the policy from lapsing. The lapsing of policies, if any, would create losses as the assets would be written down to zero. Our portfolio of life insurance policies requires significant cash outlays in order to pay the premiums necessary to keep policies in force.

        We estimate that we will need to pay approximately $118,000 in premiums to keep our remaining 2 life insurance policies that have not been pledged as collateral under the White Eagle Revolving Credit Facility in force through December 31, 2017. As of December 31, 2016, we had approximately $11.3 million of cash and cash equivalents and certificates of deposit of $6.0 million; of this amount, approximately $8.3 million is available to pay premiums on the 2 unencumbered policies and other overhead expenses, with approximately $9.1 million being restricted by the White Eagle Revolving Credit Facility.

        More comprehensive information about us and our financial information is available through our website at www.emergentcapital.com and in our recent filings with the SEC. For additional information, see the sections in this Offer to Exchange entitled "Where You Can Find Additional Information" and "Incorporation of Certain Information by Reference." The information on our website is not incorporated by reference into this Offer to Exchange.

        Our office is located at 5355 Town Center Road, Suite 701, Boca Raton, Florida 33486, and our telephone number is (561) 995-4200.

Our Existing Indebtedness

  White Eagle Revolving Credit Facility

        Our indirect subsidiary, White Eagle Asset Portfolio, LP ("White Eagle") is the borrower under an asset-based revolving facility (the "White Eagle Revolving Credit Facility") with CLMG Corp., as administrative agent, backed by a portfolio of life insurance policies with an aggregate lender commitment of up to $370.0 million, subject to borrowing base availability. Pursuant to a recent amendment, 190 life settlement policies purchased from wholly owned subsidiaries of the Company were pledged as additional collateral under the facility for an additional policy advance of approximately $71.1 million. The maximum facility limit was increased to $370.0 million and the term of the facility was extended to December 31, 2031.

        619 life insurance policies with an aggregate death benefit of approximately $2.9 billion and an estimated fair value of approximately $497.7 million are pledged as collateral under the White Eagle Revolving Credit Facility at December 31, 2016. In addition, the equity interests in White Eagle have been pledged under the White Eagle Revolving Credit Facility. At December 31, 2016, the fair value of the outstanding debt was $257.1 million and the borrowing base was approximately $262.1 million, which includes $261.4 million of outstanding principal. Approximately $674,800 was available to borrow under the White Eagle Revolving Credit Facility.

        Proceeds from the maturity of the policies pledged as collateral under the White Eagle Revolving Credit Facility are distributed pursuant to a waterfall. Assuming no event of default, funds on account from policy proceeds shall be distributed in specified stages of priority. With respect to approximately 25% of the face amount of policies pledged as collateral under the White Eagle Revolving Credit Facility, White Eagle has agreed that if policy proceeds that are otherwise due are not paid by an insurance carrier, the foregoing distributions will be altered such that the lenders will receive any "catch-up" payments with respect to amounts that they would have received in the waterfall prior to distributions being made to White Eagle. During the continuance of events of default or unmatured events of default, the amounts from collections of policy proceeds that might otherwise be paid to White Eagle will instead be held in a designated account controlled by the lenders and may be applied to fund operating and third party expenses, interest and principal, "catch-up" payments or percentage payments that would go to the lenders as described above.

        Generally, ongoing advances may be made for paying premiums on the life insurance policies pledged as collateral and to pay the fees of service providers. Effective with the White Eagle Amendment on November 9, 2015, ongoing advances may no longer be used to pay interest, which will now be paid by White Eagle if there is not otherwise sufficient amounts available from policy proceeds to be distributed to pay interest expense pursuant to the waterfall described below under "Amortization & Distributions." Subsequent advances and the use of proceeds from those advances are at the discretion of the lenders. During the years ended December 31, 2016 and 2015, approximately $51.3 million and $45.7 million was drawn on the facility for premium payments, and $1.7 million and $2.2 million in fees to service providers, respectively. Approximately $6.7 million was drawn on the facility for interest during 2015. Effective with the November 9, 2015 Amendment, interest is no longer withheld from borrowings and, therefore, no interest was drawn on the facility during 2016.

  Red Falcon Revolving Credit Facility

        Effective July 16, 2015, Red Falcon, as borrower, entered into a $110.0 million 7-year credit facility that provided for five years of revolving credit borrowing with LNV Corporation, as initial lender, the other lenders party thereto from time to time, Imperial Finance & Trading, LLC, as guarantor, Blue Heron as portfolio administrator and CLMG Corp., as administrative agent (the "Red Falcon Revolving Credit Facility").

        On December 29, 2016, Red Falcon Trust, entered into a Master Termination Agreement with its lender. The policies which served as collateral under the Red Falcon Revolving Credit Facility were sold to While Eagle. Proceeds totaling $65.1 million from this sale were utilized to repay the lender.

  8.50% Senior Unsecured Convertible Notes

        At December 31, 2016, there was $70.7 million in aggregate principal amount of Old Notes outstanding. On February 14, 2017, the Company entered into a solicitation to consent to issue additional Old Notes in lieu of a cash payment of interest on February 15, 2017 to holders of the Old

Notes. The Company received the requisite consents, and issued $ 3,477,450 aggregate principal amount of Old Notes in lieu of the payment of cash interest on the Old Notes.

  15% Senior Secured Notes

        On March 11, 2016, the Company, as issuer, entered into an indenture with Wilmington Trust Company, as indenture trustee. We refer to these notes as our "Old Secured Notes." The indenture governing the Old Secured Notes provides for the issuance of up to $30.0 million in senior secured notes, of which approximately $21.2 million were issued on the Initial Closing Date with an additional $8.8 million issued on March 24, 2016. As a result, at December 31, 2016, there was $30.0 million in aggregate principal amount of the Company's 15% Senior Secured Notes due 2018 outstanding. Interest on the Old Secured Notes accrues at 15.0% per annum payable quarterly, and all Old Secured Notes will mature on September 14, 2018.

  12.875% Senior Secured Notes

        On November 10, 2014 and January 21, 2015, the Company issued an aggregate of $50.0 million in 12.875% Senior Secured Notes (the "12.875% Notes") in two $25.0 million tranches. The 12.875% Notes were issued at 96% of their face amount Fees and expenses paid by the Company in connection with the initial and subsequent issuances were approximately $1.8 million and $305,000, respectively.

        The 12.875% Notes issued under the indenture were scheduled to mature on November 10, 2017. On July 16, 2015, the Company redeemed all of the outstanding 12.875% Notes at 106% of their principal amount plus interest up to November 10, 2015. Approximately $8.8 million was expensed as extinguishment related to the early repayment of the facility in July 2015, including $5.2 million, $171,000, $1.7 million and $1.7 million related to interest and prepayment penalties, unused fees, a write off of debt discounts and write off of issuance costs, respectively.

Purpose of this Exchange Offer

        We are conducting the Exchange Offer as part of an overall transaction in which we are seeking to refinance our existing indebtedness. Absent a restructuring of our indebtedness, we will be unable to pay interest on the Old Secured Notes when due and we will be unable to pay the principal on our Old Notes and our Old Secured Notes when those instruments mature in February 2019 and September 2018, respectively.

Our Market Opportunity

        We believe there is an opportunity in the marketplace to serve as a lender to owners of pools of life insurance policies who are seeking alternatives to selling all or portions of their life settlement portfolios at discounted prices. The proceeds of our loans will be used to make premium payments to bridge a period where the investors need a cost effective alternative to fund premium payments on their policies to retain potential future death benefits. We believe that substantial demand exists in the market for us to make these types of loans for the following reasons:

  •
  Many banks and traditional lenders are reluctant to provide loans to life settlement owners. The lack of available credit combined with the owner's inability or unwillingness to make continued premium payments is forcing owners of insurance policies to sell policies at discounted prices or to allow their policies to lapse. Our loan solution will allow portfolio owners to retain much of their investment upside while stopping their cash outflows for ongoing premiums.

  •
  Many owners of life settlement policies have struggled with redemptions and under-funded premium reserves since the onset of the financial crisis. Oftentimes, the owners underestimated the funds required to maintain a life settlement portfolio. Many acquired small portfolios that lack the size and diversification required to create predictable performance.

  •
  Owners of smaller portfolios (fewer than 100 policies) generally do not have the diversity required to be able to expect results consistent with actuarial expectations. Additionally, most of the market activity over the past 12 months that we are aware of has been comprised of the sale of portfolios with between 150 and 700 policies. The large institutional counterparties in these transactions remain focused on large capital deployment. We believe a significant market demand exists for owners of smaller portfolios to obtain financing to support their portfolios. By lending against a number of smaller portfolios we believe we can achieve the scale required for more predictable actuarial results.

  •
  In many cases, existing portfolio owners want to maintain ownership of their portfolios while limiting their cash outlay. They understand the value of their portfolios and have no interest in selling at current market prices. Borrowing against their portfolios provides an attractive alternative as it allows them to retain much of their investment upside while stopping their cash outflows for ongoing premiums.

Our Expertise

        We believe that our experiences in the life settlement business makes us qualified and well positioned to identify portfolios of life insurance policies that have attractive lending characteristics. Our executive team and underwriting staff have over a combined 100 years of experience in analyzing life settlement portfolios and have established due diligence procedures that focus on collateral title, insurable interest and collectability.

        We expect to use leading third partly life expectancy providers, independent collateral agents, and independent third party servicers to analyze and manage the policies. All transactions will be fully reviewed for compliance with all applicable state and federal laws and regulations.

Competition

        Competition to our business exists in primarily two channels: life settlement providers and institutional investors. In order to be a life settlement provider and transact with the original holder of a life insurance policy, in most instances, a license on a state-by-state basis is required. The life settlement business is highly fragmented and, therefore, competition is diverse. Often, life settlement providers are originating life settlements on behalf of institutional investors who do not maintain the necessary licenses to transact in the secondary market for life insurance. These investors may have significantly more resources than the Company and can generally also transact directly in the tertiary market.

Recent Developments

  The Master Transaction Agreements

        On March 15, 2017, we entered into a series of separate master transaction agreements by and between the Company, PJC, and each consenting holder of our Old Notes that is a party to them (the "Consenting Holders") regarding a series of integrated transactions with the intent to effect a recapitalization of the Company which we refer to throughout this Offer to Exchange as the Transactions (collectively, and as amended, the "Master Transaction Agreements"). The Master Transaction Agreements require us to:

  •
  Conduct this Exchange Offer;

  •
  Conduct the Old Secured Notes Exchange Offer or, as an alternative, amend and restate the indenture relating to the Old Secured Notes so the terms are substantially similar to the terms set forth in the New Secured Notes Indenture as defined in the Master Transaction Agreements;

  •
  Sell 75,000,000 shares of our Common Stock to PJC or the Investor at a price of $0.20 per share;

  •
  Sell up to 40,000,000 shares of our Common Stock to those participating in the Rights Offering at a price of $0.20 per share;

  •
  Issue a warrant to PJC or the Investor for the right to purchase up to 42,500,000 shares of our Common Stock at an exercise price of $0.20 per share;

  •
  Pay the Special Dividend; and

  •
  Amend our Articles of Incorporation as necessary to effect the transactions contemplated by the Master Transaction Agreements.

        The Master Transaction Agreements, and the transactions contemplated by them, were unanimously approved by the Board of Directors of the Company on March 13, 2017.

  The Exchange Participation Agreement

        On April 7, 2017, we entered into an Exchange Participation Agreement with holders holding 100% of the outstanding aggregate principal amount of our Old Senior Notes. Pursuant to the Exchange Participation Agreement:

  •
  Old Secured Note Holders will exchange all of their Old Secured Notes for New Secured Notes

  •
  Old Secured Note Holders will sell all of their New Secured Notes to PJC at par

  •
  We will pay Old Secured Note Holders a cash fee equal to 5% of the face amount of the Old Secured Notes tendered

  •
  We will pay Old Secured Note Holders in cash for all accrued and unpaid interest under the Old Secured Notes.

        As an alternative to conducting the exchange described above, we will amend and restate the indenture relating to the Old Secured Notes so the terms are substantially similar to the terms set forth in the New Secured Notes Indenture as defined in the Master Transaction Agreements.

 SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

        The following tables present selected historical consolidated financial data of our company. The selected historical consolidated financial data as of and for the twelve months ended December 31, 2016, has been derived from our audited consolidated financial statements as of and for the years ended December 31, 2016, 2015, 2014 and 2013. Since the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements, including the related notes, you should read it in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements, including the related notes, each incorporated by reference in this Offer to Exchange.

Consolidated Balance Sheet Data

	As of December 31,
	2016	2015	2014	2013
	(audited)
	(In thousands)
Assets:
Cash and cash equivalents	$2,246	$12,946	$51,166	$14,722
Cash and cash equivalents (VIE restricted)	9,072	7,395	3,751	7,977
Structured settlement receivables at estimated fair value	—	—	384	660
Structured settlement receivables at cost, net	—	—	597	797
Investment in life settlements, at estimated fair value	680	11,946	82,575	48,442
Investment in life settlements, at estimated fair value (VIE restricted)	497,720	449,979	306,311	254,519
Other assets	16,100	25,794	11,211	20,986

Total assets	$525,818	$508,060	$455,995	$348,103

Liabilities:
Unsecured Convertible Notes, net of discount and deferred debt costs	60,535	56,812	51,945	—
Secured Notes, net of discount and deferred debt costs	29,297	—	—	—
White Eagle credit facility (VIE restricted)	257,085	169,131	145,831	123,847
Other liabilities	6,027	61,760	43,116	30,834
Total liabilities	$352,944	$287,703	$240,892	$154,681

Total stockholders' equity	$172,874	$220,357	$215,103	$193,422

Consolidated Statement of Operations Data

	Years Ended December 31,
	2016	2015	2014	2013
	(audited)
	(In thousands except per share data)
Income (loss) from continuing operations	$(49,429)	$(30,380)	$(5,151)	$51,823
Income (loss) from discontinued operations, net of income tax	$(260)	$(644)	$(369)	$13,509

Net income (loss)	$(49,689)	$(31,024)	$(5,520)	$65,332

Net income (loss) per share (basic and diluted)	$(1.80)	$(1.25)	$(0.26)	$3.08

 SUMMARY OF THE TERMS OF THE EXCHANGE OFFER, CONSENT SOLICITATION AND RIGHTS OFFERING

        This section summarizes the principal terms of the Exchange Offer, Consent Solicitation and Rights Offering. You should read this section together with the more detailed description of the New Unsecured Notes under the heading "Description of Notes" before deciding to tender in the Exchange Offer and provide your consent in the Consent Solicitation. Before making any decision to tender in the Exchange Offer, provide your consent in the Consent Solicitation and exercise your rights in the Rights Offering, you should read the entirety of this Offer to Exchange.

The Exchange Offer:
The Exchange Offer

Upon the terms and subject to the conditions described in this Offer to Exchange and the related consent and letter of transmittal, we are offering to exchange for each $1,000 principal amount of our outstanding 8.50% Senior Unsecured Convertible Notes Due 2019, $1,000 principal amount of our 5.00% Senior Unsecured Convertible Notes Due 2023 and a right to subscribe for the holder's Full Allotment of 40,000,000 shares of our Rights Offering Common Stock at a price of $0.20 per share.

Consent Solicitation	The Consent Solicitation seeks your consent to the Proposed Amendments.
The Proposed Amendments

The Proposed Amendments would eliminate substantially all of the affirmative and negative covenants, eliminate certain events of default, eliminate the covenant restricting mergers and consolidations and make other changes to the Old Notes Indenture. Delivery of a consent constitutes an express waiver and release of any claim against us arising under the Old Notes Indenture and the Old Notes other than claims for payment of principal and interest.

Requisite Consents

To adopt the Proposed Amendments, pursuant to the Old Notes Indenture, holders of a majority in aggregate principal amount outstanding of the Old Notes must consent (the "Requisite Consents"). Pursuant to the Master Transaction Agreements, holders of 91.5% of in outstanding principal amount of the Old Notes have, subject to certain conditions, agreed to consent to the Proposed Amendments. As a result, it is expected that no additional consents from holders of Old Notes will be required to be obtained to adopt the Proposed Amendments pursuant to the indenture governing the Old Notes. However, we have agreed pursuant to the Master Transaction Agreements that a minimum of 98% of Old Notes must be exchanged as a condition to consummation of the Exchange Offer, and the Proposed Amendments will not become operative unless the Exchange Offer is consummated.

The Concurrent Transactions

The consummation of the Exchange Offer, the Old Secured Notes Exchange Offer or Exchange Participation Agreement as the case may be, the PJC Common Stock Purchase, Common Stock Offering, the Rights Offering, the Warrant, the Special Dividend, the Articles Amendment and the Supplemental Indenture are intended to occur substantially concurrently.

Expiration Date

The Exchange Offer and Consent Solicitation, together with the related Rights Offering, expire on May 16, 2017 at 5:00 p.m., New York City time unless extended by us with the prior written consent of PJC.

Settlement Date

Subject to the terms and conditions of the Exchange Offer, the Settlement Date for the Exchange Offer will occur concurrently with consummation of the Transactions. A meeting of the shareholders of the Company is required to amend the Company's articles of incorporation to increase the authorized capital of the Company, which is one of the Transactions. The Company filed its preliminary proxy statement with the SEC on April 12, 2017, and included as an item of business for the Company's annual meeting a proposal to so increase the Company's authorized capital. The date of the annual meeting of the shareholders has not been set as of the date of this Offer to Exchange.

Minimum Tender Condition

The Exchange Offer and Consent Solicitation are conditioned on the satisfaction or waiver by us with the prior written consent of PJC of the Minimum Tender Condition, which requires that at least 98% of all outstanding Old Notes be validly tendered into the Exchange Offer.

Acceptance and Proration	Upon the terms and subject to the conditions of the Exchange Offer all Old Notes validly tendered (and not withdrawn) in the Exchange Offer will be accepted in the Exchange Offer.
Other Conditions	The Exchange Offer is subject to the consummation of the Transactions as defined in the Master Transaction Agreements.
Accrued and unpaid interest

On the Settlement Date, we will pay accrued and unpaid interest on Old Notes accepted for exchange up to, but not including, the Settlement Date through the issuance of additional New Unsecured Notes and not in cash. Assuming a Settlement Date of May 25, 2017, the amount of accrued and unpaid interest would equal $23.61 per $1,000 aggregate principal amount of Old Notes accepted for exchange. This amount would increase by an additional $0.24 per $1,000 aggregate principal amount of Old Notes accepted for exchange for each additional day that the Settlement Date is extended.

Withdrawal Rights

Tenders may be validly withdrawn and consents may be validly revoked at or prior to the Expiration Date. Holders may only validly revoke consents by validly withdrawing their previously tendered related Old Notes at or prior to the Expiration Date. If a holder of Old Notes withdraws its tendered Old Notes, such holder of Old Notes will be deemed to have revoked its consents to the Proposed Amendments, but it may not re-tender its Old Notes without re-delivering consents.

Withdrawal Procedure:

If the Old Notes to be withdrawn have been delivered or otherwise identified to the Information and Exchange Agent, a signed notice of withdrawal or revocation, as applicable, is delivered to the Information and Exchange Agent and will be effective immediately upon receipt by the Information and Exchange Agent in the form of a written or facsimile transmission of a notice of withdrawal. In addition, holders may transmit a "Request Message" through DTC's ATOP system. A notice of withdrawal must be received by the Information and Exchange Agent prior to the Expiration Date, specify the name of the holder of Old Notes, describe the Old Notes to be withdrawn referencing the appropriate certificate numbers (or the number of the DTC account from which the Old Notes were tendered and the name and number of the DTC account to be credited with the withdrawn Old Notes), and be signed by the holder of Old Notes in the same manner as the consent and letter of transmittal. A withdrawal of Old Notes and the revocation of consents can only be accomplished in accordance with the foregoing procedures.

Consequences of Failure to Tender

If the Proposed Amendments become operative, holders of Old Notes left outstanding following the successful consummation of the Exchange Offer will no longer be entitled to the benefits of the convents, events of default, and other provisions eliminated by the Proposed Amendments. Our obligations under the Old Notes will be effectively subordinated to the Old Secured Notes (to the extent less than 100% of them are exchanged in the Old Secured Note Exchange Offer or pursuant to the Exchange Participation Agreement) and the New Secured Notes to the extent of the value of the collateral securing such obligations.

Termination	We have the right to terminate the Exchange Offer, the Consent Solicitation and the Rights Offering.
Proceeds

There will be no proceeds available to us as a result of the Exchange Offer. We will use the cash we receive from the Special Dividend to redeem Old Secured Notes. We will use the proceeds of the PJC Common Stock Purchase and the Common Stock Offering to reduce our existing indebtedness and for working capital and general corporate purposes.

Fees for Exchange Offer

We will not pay a fee to an arranger, book-runner, or other placement agent in connection with the Exchange Offer. We will pay third-party transaction costs in connection with the Exchange Offer including the payment of counsel fees for our counsel and counsel to certain Consenting Holders, and the fees and expenses of the Information and Exchange Agent, which fees are not based on the success of the Exchange Offer or the principal amount of Old Notes exchanged in the Exchange Offer or the value of Common Stock issued in the Rights Offering.

Information and Exchange Agent	US Bank, National Association.

Material United States Federal Income Tax Considerations

You should consult your tax advisor with respect to the U.S. federal income tax consequences of the Exchange Offer and the purchase, ownership, disposition and conversion of the New Unsecured Notes, Rights Offering Common Stock, and the ownership and disposition of shares of our common stock received upon a conversion of the New Unsecured Notes in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See "Material U.S. Federal Income Tax Considerations" for general tax discussion of U.S. Holders and Non-U.S. Holders (as defined therein).

New Unsecured Notes:
The Issuer	Emergent Capital, Inc., a Florida corporation.
Maturity Date	The New Unsecured Notes will mature on February 15, 2023, unless earlier redeemed, repurchased or converted.
Interest	The New Unsecured Notes will bear interest at the rate of 5.00% per year, payable semi-annually, in arrears, on August 15 and February 15 of each year, commencing on August 15, 2017.
Rank

The New Unsecured Notes will rank equally in right of payment with all our existing and future indebtedness that is not subordinated. The New Unsecured Notes will effectively rank junior to all our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The New Unsecured Notes will be structurally junior to all existing and future indebtedness and liabilities incurred by our subsidiaries.

Currently, other than general corporate expenses, the White Eagle Revolving Credit Facility, the Old Notes and the Old Secured Notes constitute our existing indebtedness. As of December 31, 2016, our total indebtedness outstanding was $346,917,000.

For more information, see "Description of Notes—Ranking."
Conversion Rights

Except as described below, holders may convert their New Unsecured Notes at their option at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. The New Unsecured Notes may be converted into shares of Common Stock initially at a conversion rate of 500 shares of Common Stock per $1,000 principal amount of New Unsecured Notes (equivalent to a conversion price of $2.00 per share of Common Stock). The trustee will act as the conversion agent.

See "Description of Notes—Conversion Rights" below for a more detailed description of the foregoing conversion rights and conditions.
Conversion Rate Adjustments

The conversion rate may be adjusted under certain circumstances, including the payment of cash dividends, but will not be adjusted for accrued and unpaid interest on the New Unsecured Notes. See "Description of Notes—Conversion Rights—Conversion Rate Adjustments" in this Offer to Exchange.

In addition, if certain fundamental change events occur prior to maturity, and a holder elects to convert New Unsecured Notes in connection with any such transaction, we will increase the conversion rate applicable to such conversion by a number of additional shares of Common Stock based on the date such transaction becomes effective and the price paid per share of Common Stock in such transaction as described under "Description of Notes—Conversion Rights—Adjustment to Shares Delivered Upon Conversion Upon a Make-whole Fundamental Change" in this Offer to Exchange.

Redemption by the Company

Prior to the maturity date, we may redeem all, but not less than all, of the New Unsecured Notes if the last reported sale price of our Common Stock equals or exceeds 120% of the applicable conversion price for at least 15 trading days during the 30 consecutive trading day period ending on the trading day immediately prior to the date we deliver notice of the redemption. The redemption price will equal 100% of the principal amount of the New Unsecured Notes, plus any accrued and unpaid interest to, but excluding, the redemption date, and may be paid, at our election, solely in cash, solely in shares of Common Stock, or a combination of cash and shares of Common Stock. See "Description of Notes—Optional Redemption by the Company." In addition, if we call the New Unsecured Notes for redemption, a make-whole fundamental change will be deemed to occur. As a result, we will, in certain circumstances, increase the conversion rate for holders who convert their New Unsecured Notes after we deliver a notice of redemption and on or prior to the close of business on the third business day immediately preceding the relevant redemption date. See "Description of Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change."

Repurchase of Notes at Each Holder's Option Upon Certain Fundamental Change Events

If we undergo certain fundamental change events prior to maturity, holders of the New Unsecured Notes may require us to repurchase their New Unsecured Notes, in whole or in part, for cash equal to 100% of the principal amount of the New Unsecured Notes to be repurchased plus any unpaid interest (including additional interest, if any) accrued to but not including the repurchase date.

Events of Default

Except as noted below, if an event of default on the New Unsecured Notes occurs, the principal amount of the New Unsecured Notes, plus accrued and unpaid interest and additional interest, if any, may be declared immediately due and payable, subject to certain conditions set forth in the indenture. If the event of default relates to our failure to comply with the reporting obligations in the indenture, at our option, the sole remedy for the first 365 days following such event of default consists exclusively of the right to receive additional interest on the New Unsecured Notes at an annual rate of .50% of the principal amount of the New Unsecured Notes. The New Unsecured Notes automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving us.

Registration Rights; Additional Interest

Pursuant to the Master Transaction Agreements, we agreed to register the resale by the Investor and the holders of our New Unsecured Notes of the New Unsecured Notes, the shares of Common Stock into which the New Unsecured Notes may be converted, the PJC Common Stock, the Rights Offering Common Stock, and the shares of Common Stock underlying the Warrant. We will also register the resale of these securities held by any of our affiliates and the issuance to any of our affiliates of the Common Stock into which the New Unsecured Notes may be converted.

We will pay Additional Interest if:
(i)

at any time during the six-month period beginning on, and including, the date which is six months after the last date on which any of the New Unsecured Notes are originally issued, (a) we fail to timely file any document or report that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, as applicable (after giving effect to all applicable grace periods thereunder and other than reports on Form 8-K), or (b) the New Unsecured Notes are not otherwise freely tradable by holders other than our affiliates (as a result of restrictions pursuant to U.S. securities law or the terms of the indenture or the New Unsecured Notes),

(ii)

as of the date that is one year after the last date on which any New Unsecured Notes are originally issued under the indenture, the restrictive legend on the New Unsecured Notes has not been removed or the New Unsecured Notes are not otherwise freely tradable by Holders who are not affiliates of the Issuer (without restrictions pursuant to U.S. securities law or the terms of the indenture or the New Unsecured Notes), or

(iii)

as of the date that is one hundred twenty (120) days after the last date on which any New Unsecured Notes are originally issued under the indenture, a registration statement regarding the resale by the Holders of the New Unsecured Notes or holders of any shares of Common Stock issuable upon conversion of the New Unsecured Notes has not been declared effective under the Securities Act by the SEC (each such event referred to in clauses (i) through (iii), a "Restricted Transfer Default").

Book-Entry Form

The New Unsecured Notes are issued in book-entry only form and will be represented by one or more permanent global certificates deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, commonly known as DTC, in New York, New York. Beneficial interests in a global certificate representing the New Unsecured Notes are shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants, and such interests may not be exchanged for certificated New Unsecured Notes, except in limited circumstances described in "Description of Notes—Book-entry, Settlement and Clearance" in this Offer to Exchange.

Transfer Restrictions

The New Unsecured Notes, the Rights Offering Common Stock, the rights in the Rights Offering, and the shares of Common Stock issuable upon conversion of the New Unsecured Notes have not been registered under the Securities Act and are subject to the restrictions on transfer described below under "Transfer Restrictions."

Absence of a Public Market for the Notes

The New Unsecured Notes will be a new issue of securities for which there is currently no established market. Accordingly, we cannot assure you as to the development or liquidity of any market for the New Unsecured Notes. We do not intend to apply for the New Unsecured Notes to be listed on any securities exchange or to arrange for the New Unsecured Notes to be quoted on any interdealer quotation system.

OTC Market Group's Symbol for Our Common Stock	Our Common Stock is listed on the OTC Market Group's OTCQB Venture Market under the symbol "EMGC."
The Rights Offering:
The Rights Offering

For any holder of Old Notes, who accepts and exchanges all of its Old Notes in the Exchange Offer, and that so requests, for every $1,000.00 of principal amount of Old Notes that it tenders into the Exchange Offer, such holder may purchase 500 shares of our Common Stock at a price of $0.20 per share.

Maximum Number of Shares	The maximum number of shares of our Common Stock which we will issue and sell in the aggregate in the Rights Offering is 40,000,000.

Minimum Number of Shares

There is no minimum number of shares of our Common Stock which must be subscribed for in order for any one holder to purchase any number of shares of our Common Stock in the Rights Offering. However, if a holder does not subscribe for its Full Allotment, then that holder cannot subscribe for any Remainder Shares.

Remainder Shares

Holders of Old Notes who have subscribed for their Full Allotment may have an opportunity to subscribe for additional shares of Rights Offering Common Stock. See "May I purchase shares of Rights Offering Common Stock in the Rights Offering in addition to the number of shares of Rights Offering Common Stock allocable to me?" in this Offer to Exchange for an explanation of how holders who have subscribed for their Full Allotment may subscribe for Remainder Shares.

        You should read the entirety of this Offer to Exchange carefully, including the section entitled "Risk Factors" beginning on page 32 of this Offer to Exchange and all other information included or incorporated by reference in this Offer to Exchange in its entirety before you decide whether to investment in the Notes.

 RISK FACTORS

        Investing in the New Unsecured Notes involves a high degree of risk. You should carefully consider the specific risks described below as well as the risks described in our annual report on Form 10-K for the year ended December 31, 2016 before making an investment decision. Any of the risks we describe below or in the information incorporated herein by reference could cause our business, financial condition, or operating results to suffer. You could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, or operating results. Some of the statements in this section of this Offer to Exchange are forward-looking statements. For more information about forward-looking statements, please see the section of this Offer to Exchange entitled "Cautionary Note Regarding Forward-Looking Statements."

Risks Related to the Exchange Offer

If we are unable to complete the Exchange Offer, we will be unable to repay the Old Notes and the Old Secured Notes at their maturity, which will have a material adverse effect on our business, financial condition and operating results.

        We believe that the completion of the Transactions, of which the Exchange Offer is one component, is critical to our continued viability. The Old Notes and the Old Secured Notes mature in February 2019 and September 2018, respectively. Absent the completion of the Transactions, we will be unable to repay the Old Notes and the Old Secured Notes at their maturity. The events of default resulting from our failure to repay the Old Notes and the Old Secured Notes could have a material adverse effect on our business, financial condition and operating results and will likely cause us to invoke insolvency proceedings including a voluntary case under the U.S. Bankruptcy Code. If creditors were to exercise their rights, including the right to commence foreclosure proceeding against substantially all of our assets, we will likely invoke insolvency proceedings including a voluntary case under the U.S. Bankruptcy Code.

        The completion of the Exchange Offer is subject to the satisfaction, or in certain cases, waiver of specified conditions including that holders of 98% of the Old Notes tender their Old Notes into the Exchange Offer. Pursuant to the terms and subject to the conditions of the Master Transaction Agreements, holders of Old Notes who as of the date of this Offer to Exchange hold approximately 91.5% of the outstanding principal amount of the Old Notes, have committed to tender their Old Notes and deliver related consents into the Exchange Offer and Consent Solicitation for New Unsecured Notes and the consideration offered in the Exchange Offer. However, we still must obtain a significant amount of tenders of Old Notes from the remaining holders of Old Notes in order to satisfy the 98% Minimum Tender Condition. If the Minimum Tender Condition, as well as the other conditions to the Exchange Offer and Consent Solicitation are not satisfied or, if permitted, waived, the Exchange Offer will not be completed.

To the extent that a holder of Old Notes exchanges Old Notes for New Unsecured Notes, such holder will be subject to the risk that we will be unable to repay or refinance the New Unsecured Notes at or prior to the time they mature.

        Holders of Old Notes are being offered New Unsecured Notes, which mature after the time the Old Notes that they presently hold mature. Holders whose Old Notes are accepted for exchange will be exposed to the risk of nonpayment on the New Unsecured Notes for a longer period of time than non-tendering holders of the Old Notes. For instance, following the maturity date of the Old Notes, but prior to the maturity date of the New Unsecured Notes, we will have a substantial amount of indebtedness maturing and we may become subject to bankruptcy or similar proceedings. If so, holders of Old Notes who opted not to participate in the Exchange Offer may have been paid in full, and there is a risk that the holders of Old Notes who did participate in the Exchange Offer and received New Unsecured Notes would not be paid in full.

We are not making a recommendation as to whether you should participate in the Exchange Offer, and we have not obtained a third-party determination that the Exchange Offer is fair to holders.

        Our board of directors believes that the completion of the Transactions, of which the Exchange Offer and Consent Solicitation are components, is critical to our continued viability. Absent completion of the Transactions, we will likely invoke insolvency proceedings, including a voluntary case under the U.S. Bankruptcy Code. However, neither we, our board of directors, the Information and Exchange Agent nor any other person is making any recommendation as to whether or not you should tender your Old Notes for exchange in the Exchange Offer and Consent Solicitation. Further, we have not authorized anyone to make any recommendation to you or to anyone else. We have not obtained a third-party determination that the Exchange Offer is fair to the holders of the Old Notes, nor do we intend to do so.

The exchange ratio for the Exchange Offer and the terms of the New Unsecured Notes do not reflect any independent valuation of the Old Notes or the New Unsecured Notes, and the valuation implied by the Exchange Offer may not fall within a reasonable range above or below where our Common Stock trades as of the date of this Offer to Exchange. We may purchase or repay any Old Notes not tendered in the Exchange Offer on terms that could be more favorable to holders of Old Notes than the terms of the Exchange Offer.

        We have not obtained or requested a fairness opinion from any banking or other firm as to the fairness of the exchange ratios or the absolute or relative values of Old Notes and the New Unsecured Notes. The valuation of our company implied by a comparative valuation of Old Notes and New Unsecured Notes might not fall within a reasonable range above or below where our Common Stock trades on the OTC Market Group's OTCQB Venture Market. As of the business day immediately preceding the date of this Offer to Exchange, our Common Stock closed at $0.28 per share.

        We may, at any time to the extent permitted by applicable law and the agreements governing our indebtedness, purchase Old Notes in the open market, in privately negotiated transactions, through subsequent tender or exchange offers or otherwise. Any future purchases may be made on the same terms or on terms which are more or less favorable to holders than the terms of the Exchange Offer. We may also exercise any of our rights under the indenture governing such Old Notes (including redemption or defeasance rights), and the Old Notes mature in February 2019, at which time we are required to repay the full principal amount thereof, plus accrued and unpaid interest thereon. If we repurchase or repay Old Notes that are not tendered in the Exchange Offer on terms that are more favorable than the terms of the Exchange Offer, holders who decided not to participate in the Exchange Offer could receive greater consideration for their Old Notes than those that participated in the Exchange Offer.

No market currently exists for the New Unsecured Notes and an active trading market may not develop.

        The New Unsecured Notes are a new issue of securities with no established trading market and we cannot assure you that a market will develop or that you will be able to sell your New Unsecured Notes easily. Further, the New Unsecured Notes and the shares of Common Stock issuable upon conversion of the New Unsecured Notes are and will be restricted securities within the meaning of that term under the Securities Act.

        The liquidity of any market for the New Unsecured Notes will depend upon various factors, including:

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  the number of holders of the New Unsecured Notes;

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  the interest of securities dealers in making a market for the New Unsecured Notes;

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  the overall market for debt securities;

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  our financial performance and prospects; and

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  the prospects for companies in our industry generally.

        Accordingly, we cannot assure you that an active trading market will develop for the New Unsecured Notes. If the New Unsecured Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates and other factors, including those listed above.

We may not have sufficient funds to pay our debt and other obligations.

        Our cash, cash equivalents, short-term investments and operating cash flows may be inadequate to meet our obligations under the New Unsecured Notes or our other obligations, including our obligations to make interest payments and to repurchase the New Unsecured Notes. In addition, we are not able to borrow money under our White Eagle Revolving Credit Facility to pay interest or principal on the New Unsecured Notes. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on the New Unsecured Notes, we will be in default under the New Unsecured Notes, which could cause defaults under any other of our indebtedness then outstanding. Any such default would have a material adverse effect on our business, prospects, financial condition and operating results.

The New Unsecured Notes will be effectively subordinated to the payments required under the White Eagle Revolving Credit Facility as well as any secured debt incurred in the future and the cash generated from the policies securing the White Eagle Revolving Credit Facility may not be used to pay the New Unsecured Notes.

        The lenders under our White Eagle Revolving Credit Facility may foreclose on the life insurance policies securing the facility in the event of any default under the facility and any cash generated from such policies will generally not be available to us to repay the New Unsecured Notes. Accordingly, we may not be able to repay the New Unsecured Notes even if we experience a high number of mortalities from the insureds under the life insurance policies securing the White Eagle Revolving Credit Facility. In the event of our bankruptcy, liquidation or similar proceeding, the lenders under the White Eagle Revolving Credit Facility will be entitled to proceed against life insurance policies securing the facility and any other secured lenders will be entitled to proceed against the assets securing such debt, and such collateral will not be available for payment of unsecured debt, including the New Unsecured Notes. As a result, the New Unsecured Notes will be effectively subordinated to our White Eagle Revolving Credit Facility and any future secured debt to the extent of the value of the collateral securing such future secured debt. In addition, because we are a holding company which conducts substantially all of our operations through our subsidiaries, the right of us, and therefore the right of creditors of ours, including the holders of the New Unsecured Notes, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of us as a creditor of the subsidiary may be recognized.

The indenture under which the New Unsecured Notes will be issued will contain limited protection for holders of the New Unsecured Notes.

        The indenture under which the New Unsecured Notes will be issued offers limited protection to holders of the New Unsecured Notes. The terms of the indenture and the New Unsecured Notes do not restrict our or any of our subsidiaries' ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have a material adverse impact on your investment in the New Unsecured Notes. In particular, the terms of the indenture do not place any restrictions on our or our subsidiaries' ability to:

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  issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the New Unsecured Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the New Unsecured Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the New Unsecured Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the New Unsecured Notes with respect to the assets of our subsidiaries;

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  pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the New Unsecured Notes, including subordinated indebtedness;

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  sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

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  enter into transactions with affiliates;

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  create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

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  make investments; or

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  create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

        In addition, the indenture will only require us to offer to purchase the New Unsecured Notes in connection with a fundamental change.

        Furthermore, the terms of the indenture and the New Unsecured Notes do not protect holders of the New Unsecured Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, if any, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow or liquidity.

        Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the New Unsecured Notes may have important consequences for you as a holder of the New Unsecured Notes, including making it more difficult for us to satisfy our obligations with respect to the New Unsecured Notes or negatively affecting the trading value of the New Unsecured Notes.

        Other debt that we may issue or incur in the future could contain more protections for its holders than the indenture and the New Unsecured Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the New Unsecured Notes.

The New Unsecured Notes do not require us to achieve or maintain minimum financial results, the lack of which could negatively impact holders of the New Unsecured Notes.

        The New Unsecured Notes do not require us to achieve or maintain any minimum financial results relating to our financial condition or results of operations. Our ability to recapitalize and take a number of other actions that are not limited by the terms of the indenture and the New Unsecured Notes could have the effect of diminishing our ability to make payments on the New Unsecured Notes when due.

We could enter into various transactions that could increase the amount of our outstanding debt, or adversely affect our capital structure or potential credit rating, or otherwise adversely affect holders of the New Unsecured Notes.

        Subject to certain exceptions, the terms of the New Unsecured Notes do not prevent us from entering into a variety of acquisition, divestiture, refinancing, recapitalization or other highly leveraged transactions. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or potential credit rating or otherwise adversely affect the holders of the New Unsecured Notes.

The New Unsecured Notes are not rated and the issuance of a credit rating could adversely affect the market price of the Notes.

        At their issuance, the New Unsecured Notes will not be rated by any credit rating agency. Following their issuance, the New Unsecured Notes may be rated by one or more of the credit rating agencies. If the New Unsecured Notes are rated, the rating could be lower than expected, and such a rating could have an adverse effect on the market price of the New Unsecured Notes. Furthermore, credit rating agencies revise their ratings from time to time and could lower or withdraw any rating issued with respect to the New Unsecured Notes. Any real or anticipated downgrade or withdrawal of any ratings of the New Unsecured Notes could have an adverse effect on the market price or liquidity of the New Unsecured Notes.

        Ratings reflect only the views of the issuing credit rating agency or agencies and are not recommendations to purchase, sell or hold any particular security, including the New Unsecured Notes. In addition, ratings do not reflect market prices or suitability of a security for a particular investor, and any future rating of the New Unsecured Notes may not reflect all risks related to us and our business or the structure or market value of the New Unsecured Notes.

Changes in the credit markets could adversely affect the market price of the New Unsecured Notes.

        Following the offering, the market price for the New Unsecured Notes will be based on a number of factors, including:

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  the prevailing interest rates being paid by other companies similar to us; and

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  the overall condition of the financial markets.

        The condition of the credit markets and prevailing interest rates have fluctuated in the past and can be expected to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price and liquidity of the New Unsecured Notes.

An increase in market interest rates could result in a decrease in the relative value of the New Unsecured Notes.

        In general, as market interest rates rise, New Unsecured Notes bearing interest at a fixed rate generally decline in value. Consequently, if you purchase these New Unsecured Notes and market interest rates increase, the market values of your New Unsecured Notes may decline. We cannot predict the future level of market interest rates.

The adjustment to the conversion rate for the New Unsecured Notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your New Unsecured Notes as a result of such transaction.

        If a make-whole fundamental change occurs prior to maturity, under certain circumstances, we will increase the conversion rate by a number of additional shares of Common Stock for the New

Unsecured Notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the make-whole fundamental change occurs or becomes effective and the price paid (or deemed paid) per share of Common Stock in such fundamental change, as described below under "Description of Notes—Conversion Rights—Adjustment to Shares Delivered Upon Conversion Upon a Make-whole Fundamental Change." The adjustment to the conversion rate for the New Unsecured Notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your New Unsecured Notes as a result of such fundamental change. In addition, if the price of our Common Stock in the transaction is greater than $20.00 per share or less than $0.32 per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate.

        Our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Some significant restructuring transactions may not constitute a fundamental change or a make-whole fundamental change, in which case we would not be obligated to offer to repurchase the New Unsecured Notes or to increase the conversion rate of the New Unsecured Notes.

        Upon the occurrence of a fundamental change, you have the right to require us to repurchase your New Unsecured Notes and may have the right to convert your New Unsecured Notes with an increased conversion rate. However, the definition of the terms "fundamental change" and "make-whole fundamental change" are limited to only certain transactions or events. Therefore the fundamental change and make-whole fundamental change provisions will not afford protection to holders of New Unsecured Notes in the event of other transactions or events that do not constitute a make-whole fundamental change but that could nevertheless adversely affect the New Unsecured Notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change or a make-whole fundamental change requiring us to repurchase the New Unsecured Notes or providing you with the right to convert your New Unsecured Notes at an increased conversion rate. In the event of any such transaction, the holders would not have the right to require us to repurchase the New Unsecured Notes or to convert the New Unsecured Notes with an increased conversion rate, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings or otherwise adversely affect the value of the New Unsecured Notes.

The market price of New Unsecured Notes could be significantly affected by the market price of our Common Stock, which may fluctuate significantly.

        We expect that the market price of the New Unsecured Notes (if there is a market for the New Unsecured Notes) or the value of the New Unsecured Notes (if there is no market for the New Unsecured Notes) will be significantly affected by the market price of our Common Stock. If there is a market for the New Unsecured Notes, this may result in greater volatility in the trading value for the New Unsecured Notes than would be expected for nonconvertible debt securities we may issue. Numerous factors, including many over which we have no control, may have a significant impact on the market price of our Common Stock.

Future sales of our Common Stock in the public market or the issuance of securities senior to our Common Stock will dilute the ownership interest of all other shareholders and could adversely affect the trading price of our Common Stock and the value of the New Unsecured Notes and our ability to raise funds in new stock offerings.

        Future sales of substantial amounts of our Common Stock or equity-related securities in the public market, in connection with acquisitions or in other transactions, or the perception that such sales could occur, could adversely affect prevailing trading prices of our Common Stock and the value of the New Unsecured Notes and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or the availability of shares of Common Stock for future sale will have on the trading price of our Common Stock or the value of the New Unsecured Notes. The price of our Common Stock could be affected by possible sales of our Common Stock by investors who view the New Unsecured Notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our Common Stock. The hedging or arbitrage could, in turn, affect the trading price of the New Unsecured Notes if there is a market therefor. An active or liquid trading market for the New Unsecured Notes may not develop.

Resales of the New Unsecured Notes and the shares of Common Stock issuable upon conversion of the New Unsecured Notes are subject to significant restrictions.

        We are selling the New Unsecured Notes under an exemption from registration requirements under applicable federal and state securities laws. Neither the New Unsecured Notes nor any shares of our common stock issuable upon conversion of the New Unsecured Notes have been registered under the Securities Act or any state securities laws. Accordingly, the New Unsecured Notes and any shares of our common stock issuable upon conversion of the New Unsecured Notes may only be offered or sold pursuant to an exemption from, or in a transaction not subject to, the registration requirements of applicable federal and state securities laws. The restrictions on transfer applicable to the New Unsecured Notes and any shares of common stock issuable upon conversion of the New Unsecured Notes may affect your ability to resell such securities or reduce the price you receive in doing so. By purchasing the New Unsecured Notes, you will be deemed to have made certain acknowledgments, representations and agreements relating to these transfer restrictions, as set forth in "Transfer Restrictions."

You may have to pay taxes with respect to distributions on our Common Stock that you do not receive.

        The conversion price of the New Unsecured Notes will be adjusted for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See "Description of Notes—Conversion Rights." If the conversion rate is adjusted as a result of a distribution that is taxable to our common shareholders, such as a cash dividend, you may be required to include an amount in income for federal income tax purposes, notwithstanding the fact that you do not receive such distribution. In addition, Non-U.S. Holders (as defined in "Material U.S. Federal Income Tax Considerations") of the New Unsecured Notes may, in certain circumstances, be deemed to have received a distribution subject to United States federal withholding tax requirements.

Timing and character of your income is based on our treatment of the New Unsecured Notes as non-contingent debt instruments for U.S. federal income tax purposes, which may be different than what the Internal Revenue Service may determine.

        As described in the heading "Description of Notes—Events of Default" and "—Registration Rights; Additional Interest," we may be obligated to pay amounts in excess of stated interest and principal on the New Unsecured Notes in certain events. We intend to take the position that the New Unsecured Notes will not be treated as contingent payment debt instruments for federal income tax purposes because of the possibility of such additional payments is remote as defined within applicable Treasury Regulations. The Internal Revenue Service (the "IRS"), however, may take a position contrary to our position, which could affect the timing and character of your income and the timing and deductions with respect to the New Unsecured Notes. See "Material U.S. Federal Income Tax Considerations" for tax discussion of U.S. Holders and Non-U.S. Holders.

The IRS could assert that the exchange of Old Notes is a taxable transaction.

        Although we intend to take the position that the exchange of Old Notes for New Unsecured Notes and the right to participate in the Rights Offering will not be a taxable transaction (except with respect to amounts received in respect of accrued but unpaid interest and any cash received), the rules are unclear, and the IRS could assert that the exchange is a taxable transaction for U.S. federal income tax purposes. You should review the section entitled "Material U.S. Federal Income Tax Considerations", which describes the tax consequences if the exchange of Old Notes in the Exchange Offer qualifies as a tax-free exchange or if it instead is taxable in full or in part. You should also consult your own tax advisor regarding the tax consequences of exchange Old Notes in the Exchange Offer.

As a holder of New Unsecured Notes, you will not be entitled to any rights with respect to our Common Stock, but you will be subject to all changes made with respect to our Common Stock.

        If you hold New Unsecured Notes, you will not be entitled to any rights with respect to our Common Stock (including, without limitation, voting rights and rights to receive any dividends or other distributions, if any, on our Common Stock), but you will be subject to all changes affecting our Common Stock. You will have the rights with respect to our Common Stock only when we deliver shares of Common Stock to you upon conversion of your New Unsecured Notes and, in limited cases, under the conversion rate adjustments applicable to then. For example, if an amendment is proposed to our articles of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the delivery of Common Stock, if any, to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our Common Stock.

The conversion rate of the New Unsecured Notes may not be adjusted for all dilutive events that may occur.

        The conversion rate of the New Unsecured Notes is subject to adjustment for certain events as described under "Description of Notes—Conversion Rights—Conversion Rate Adjustments." However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or stock issuances for cash that may adversely affect the trading price of the New Unsecured Notes or the Common Stock. An event that adversely affects the value of the New Unsecured Notes may occur, and that event may not result in an adjustment to the conversion rate. See "Description of Notes—Conversion Rights—Conversion Rate Adjustments."

The Exchange Offer and the Consent Solicitation may be cancelled, amended or delayed.

        We have the right to terminate or withdraw at our sole discretion the Exchange Offer or the Consent Solicitation at any time if any condition to the Exchange Offer or the Consent Solicitation is not satisfied or waived. Subject to applicable law, we also have the right to amend the terms of the Exchange Offer or the Consent Solicitation. Even if the Exchange Offer and Consent Solicitation are consummated, they may not be consummated on the schedule described in this Offer to Exchange.

You may not receive consideration in the Exchange Offer if the procedures for the Exchange Offer are not followed.

        Subject to the terms and conditions of the Exchange Offer, we will issue the New Unsecured Notes and Rights Offering Common Stock (to those who subscribe for Rights Offering Common Stock) in exchange for your Old Notes only if you validly tender (and not withdraw) all of your Old Notes and deliver a properly completed and duly executed consent and letter of transmittal, or an Agent's Message in lieu thereof, and other required documents at or prior to the Expiration Date. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither we nor the

Information and Exchange Agent is under any duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange or delivery of your consent. If you are the beneficial owner of Old Notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the Exchange Offer, you should promptly contact the person in whose name your Old Notes are registered and instruct that person to tender your Old Notes and deliver your consent on your behalf.

We may recognize a significant amount of cancellation of indebtedness income, which we refer to as "COD" income, as a result of the transactions contemplated by the Exchange Offer and the Refinancing Transactions.

        The exchange of Old Notes for New Unsecured Notes pursuant to the Exchange Offer and, subject to the discussion below in "Material U.S. Federal Income Tax Considerations—Tax Consequences to Non-Participating Holders," the Proposed Amendments becoming operative may result in COD income to us for United States federal income tax purposes. Because the amount of COD income to be recognized by us depends in part on the fair market value (and, thus, the issue price) of instruments to be issued on the date of the exchange (or deemed exchange), the precise amount of COD income, if any, resulting from the exchange (or deemed exchange) of Old Notes cannot be determined prior to the date of the exchange (or deemed exchange).

        However, we generally anticipate that any COD income that we recognize in the Exchange Offer will be offset, at least in part, by our existing net operating losses, or "NOLs", and certain other tax attributes. To the extent that our existing NOLs and other tax attributes are not sufficient to offset fully any COD income, we may incur a cash tax liability from such COD income.

Risks Related to Holders of Non-Tendered Old Notes

If we consummate the Exchange Offer, claims with respect to any Old Notes that remain outstanding will be effectively subordinated to claims with respect to the New Secured Notes as well as indebtedness existing under our existing credit facilities, in each case to the extent of the value of the collateral securing such obligations, and will remain outstanding and subject to our ability to repay them at maturity. In addition, in the event of a bankruptcy, liquidation or insolvency, there would be fewer assets remaining from which the claims of any Old Notes that remain outstanding could be satisfied.

        The unsecured nature of the claims of the non-tendered Old Notes following the completion of the Exchange Offer could materially and adversely affect the value of a holder's non-tendered or not accepted Old Notes and, in the event of our bankruptcy, liquidation or insolvency, the extent of such holder's recovery because Old Notes would only be repaid after all secured obligations are repaid with proceeds from collateral. Any Old Notes not tendered into the Exchange Offer will be our unsecured indebtedness, which will rank equal in priority with all of our other unsecured obligations (including trade credit). Any Old Notes not tendered by holders or not accepted for exchange or otherwise left outstanding following the consummation of the Exchange Offer will be effectively subordinated to indebtedness under the New Secured Notes, any Old Secured Notes which remain outstanding after consummation of the Transactions, and our senior secured credit facilities to the extent of the value of the collateral securing such obligations. In the event of our bankruptcy, liquidation or insolvency, the proceeds from any collateral sales will be applied first to satisfy our obligations under our existing credit facilities, the New Secured Notes, and our Old Secured Notes which remain outstanding, and there would be fewer assets remaining from which the claims of the Old Notes could be satisfied. The market prices for the non-tendered or not accepted Old Notes may also be negatively affected by this effective subordination. In addition, our ability to repay or refinance any Old Notes that remain outstanding after the Refinancing Transactions will be subject to our liquidity and, if necessary, our ability to access the capital markets. There can be no assurance that we will have sufficient liquidity to repay, or be able to refinance, any Old Notes not exchanged.

Upon consummation of the Exchange Offer, liquidity of the market for outstanding Old Notes will likely be reduced, and market prices for outstanding Old Notes may decline as a result.

        If the Exchange Offer is consummated, the aggregate principal amount of outstanding Old Notes will be reduced substantially. A reduction in the amount of outstanding Old Notes would likely adversely affect the liquidity of the non-tendered Old Notes. An issue of securities with a small outstanding principal amount available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price for an Old Note that is not tendered may be adversely affected. A reduced float may also make the trading prices of Old Notes that are not exchanged more volatile.

If we consummate the Consent Solicitation and the Proposed Amendments become operative, holders of Old Notes will no longer benefit from the protections provided by substantially all of the existing restrictive covenants, certain events of default and other provisions.

        If the Proposed Amendments become operative, Old Notes that are not tendered and accepted pursuant to the Exchange Offer will remain outstanding immediately following the completion of the Exchange Offer and will be subject to the terms of the Old Notes Indenture as modified by the Supplemental Indenture. Among other things, as a result of the Proposed Amendments, substantially all of the affirmative and negative covenants contained in the Old Notes Indenture and the Old Notes will be eliminated or waived and certain events of default, the covenant restricting mergers and consolidations and certain provisions relating to defeasance contained in the Old Notes Indenture and the Old Notes will be eliminated or modified. Following the Proposed Amendments becoming operative, holders of Old Notes not tendered or not accepted for exchange in the Exchange Offer will no longer be entitled to the benefits of such covenants, events of default and other provisions. Subject to the terms of our other indebtedness, the elimination of these protections will permit us and our subsidiaries to take certain actions previously prohibited that could increase our credit risks, as well as adversely affect the market price and credit rating of the remaining Old Notes.

Existing rating agency ratings for the Old Notes may not be maintained.

        As a result of the Exchange Offer and the Consent Solicitation or otherwise, one or more rating agencies, including S&P or Moody's, may take action to downgrade or negatively comment upon their respective ratings on the Old Notes. Any downgrade or negative comment could adversely affect the market price of the Old Notes.

We may purchase Old Notes in the future at different prices.

        Subject to the limitations set forth in our debt agreements and our liquidity, we may from time to time repurchase any Old Notes that remain outstanding after completion of the Exchange Offer through open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise, at purchase prices that may be greater than the Total Consideration.

The IRS could assert that the Proposed Amendments will constitute a significant modification of the terms of such Old Notes and a non-tendering holder will be treated as having exchanged its "original" Old Notes for "modified" Old Notes, for U.S. federal income tax purposes, which may cause gain or loss to be recognized.

        In the case of the Proposed Amendments to the Old Notes Indenture becoming operative, although the issue is not free from doubt, we intend to take the position that the Proposed Amendments becoming operative will not constitute a "significant modification" of the terms of the Old Notes for U.S. federal income tax purposes. If such Proposed Amendments were treated as a significant modification of the terms of such Old Notes, a non-tendering holder would be treated as having exchanged its "original" Old Notes, for "modified" Old Notes, for U.S. federal income tax purposes, in which case, unless the exchange is treated as a tax-free exchange, gain or loss may be required to be recognized. For a discussion of certain U.S. federal income tax consequences of the Exchange Offer and of the Proposed Amendments to the Old Notes Indenture becoming operative, see "Material U.S. Federal Income Tax Considerations."

Risks Related to Our Existing Indebtedness

At present, we do not have sufficient funds to pay our debt and other obligations as they come due or to finance our operations for more than a limited period of time.

        Our cash, cash equivalents, short-term investments and operating cash flows may be inadequate to meet our obligations under our outstanding indebtedness and our other obligations. Further, our history of continuing losses, our financial position, and the substantial liquidity needs we face raise substantial doubt about our ability to continue as a going concern.

        As of December 31, 2016, 619 of the policies we owned, with an aggregate death benefit of approximately $2.9 billion, were pledged as collateral under our White Eagle Revolving Credit Facility. When those policies mature, distributions will be made pursuant to a "waterfall" payment structure and any amounts available to us will vary based on the respective then current loan-to-value ("LTV") ratio under the facility. The White Eagle Revolving Credit Facility contemplates that proceeds will be directed to pay fees to service providers and premiums, with any remaining proceeds directed to pay outstanding interest. To the extent there is not sufficient remaining proceeds in the waterfall to satisfy the amount of required interest, White Eagle will be obligated to pay any such shortfall amount.

        After distributions for payments of premiums, fees to service providers, and interest, a percentage of the collections from policy proceeds are to be paid to the lenders, which will vary depending on the then current LTV ratio as illustrated below where the valuation is determined by the lenders:

LTV	Premiums, Interest & Other Fees	Principal	Distribution to White Eagle—55%	Lender Participation—45%
N/A	100%	—%	—%	—%
>65%	N/A	100%	—%	—%
50 - 65%	N/A	70%	16.5%	13.5%
35 - 50%	N/A	55%	24.8%	20.3%
0 - 35%	N/A	45%	30.3%	24.8%

        Provided that (i) if (a) the Company failed to maintain a cash interest coverage ratio of at least 2.0:1 at any time during the immediately preceding calendar quarter or (b) the Company fails to take steps to improve its solvency in a manner acceptable to the required lenders (as determined in their sole and absolute discretion), then the cash flow sweep percentage to the lenders shall equal to one-hundred percent (100%) and (ii) if such distribution occurs on or after December 29, 2025, then the cash flow sweep percentage shall equal to one-hundred percent (100%). For more information, please see the section of this Offer to Exchange entitled "Description of Existing Indebtedness."

        Accordingly, there can be no assurance as to when proceeds or the amounts from maturities of the policies pledged as collateral under the White Eagle Revolving Credit Facility will be distributed to us. In addition, we are not able to borrow money under our White Eagle Revolving Credit Facility to pay interest or principal under the facility or any other indebtedness. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on any of our indebtedness, we will be in default, which could cause defaults under any other of our indebtedness then outstanding. Any such default would have a material adverse effect on our business, prospects, financial condition and operating results. Additionally, upon an event of default of the White Eagle Revolving Credit Facility, absent a waiver, in addition to principal and interest, the lenders' rights to proceeds from collections under the White Eagle Revolving Credit Facility will become due. If these obligations cannot be satisfied, the lenders, or their agent, may dispose of, release, or foreclose on (including by means of strict foreclosure on all or any of the policies or on our interests in White Eagle, which might be exercised in a manner intended to impair our rights to excess proceeds of any liquidation of foreclosed assets), or take other actions with respect to the policies pledged as collateral under the White Eagle Revolving Credit Facility that we may disagree with or that may be contrary to the interests of our shareholders.

Our substantial leverage and significant debt service obligations adversely affect our ability to fulfill our obligations and make it unlikely for us to fund our operations through the second quarter of 2017.

        As of December 31, 2016, we had $362.1 million in outstanding long-term debt (without giving effect to the fair value of such indebtedness) consisting of borrowings under the White Eagle Revolving Credit Facility, the Old Notes, and the Old Secured Notes. Our substantial level of indebtedness could have important negative consequences to you and us, including:

  •
  we may have difficulty satisfying our debt obligations, including payment of current interest obligations

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  we may have difficulty refinancing our existing indebtedness or obtaining financing in the future for working capital, premium payments, portfolio lending, acquisitions or other purposes;

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  we will need to use a substantial portion of our available cash flow to pay interest and principal on our debt, which will reduce the amount of money available to finance our operations and other business activities;

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  our debt level increases our vulnerability to general economic downturns and adverse industry conditions;

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  our debt level could limit our flexibility in planning for, or reacting to, changes in our business and in our industry in general; and

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  our leverage could place us at a competitive disadvantage compared to our competitors that have less debt.

        While the terms of the financing arrangements governing our debt contain restrictions on our ability to incur additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Accordingly, we could incur significant additional indebtedness in the future; the more we become leveraged, the more we become exposed to the risks described above.

We require additional capital and there can be no assurance that we will be able to raise additional capital in a timely manner, at the level sought, or on favorable terms or at all.

        Subject to borrowing base limitations and other conditions to funding, White Eagle may borrow proceeds to pay premiums on all of the life insurance policies pledged as collateral under the White Eagle Revolving Credit Facility at December 31, 2016. However, we estimate that, in addition to general overhead expenses, we will need to pay approximately $118,000 in premiums to keep our remaining 2 life insurance policies that have not been pledged as collateral under the White Eagle Revolving Credit Facility in force through December 31, 2017. As of December 31, 2016, we had approximately $11.3 million of cash and cash equivalents and certificates of deposit of $6.0 million; of this amount, approximately $8.3 million is available to pay premiums on the 2 unencumbered policies and other overhead expenses, with approximately $9.1 million being restricted by the White Eagle Revolving Credit Facility. Accordingly, we must proactively manage our cash and may need to raise additional capital in order to effectively run our businesses, maintain the policies that have not been pledged under the White Eagle Revolving Credit Facility, pay interest expense on our debt and opportunistically grow our assets. There can be no assurance, however, that we will, if needed, be able to raise additional or sufficient capital on favorable terms or at all.

        As part of our cash management and business strategy, we may, subject to the covenants in our debt arrangements, determine to sell all or a portion of our portfolio, but there can be no assurance that we can consummate any sales or that, if consummated, sales of policies will be at or above their carrying values. We may also, subject to the covenants in our debt arrangements and lender approval, determine to lapse certain of these policies that have a low return profile or as our portfolio management needs dictate. The lapsing of policies, if any, could result in an event of default under our debt arrangements and would create losses as the policies would be written down to zero.

We may be unable to deduct interest payments on debt that is attributed to policies that we own, which would reduce any future income and cash flows.

        Generally, under the Internal Revenue Code of 1986, as amended (the "Code"), interest paid or accrued on debt obligations is deductible in computing a taxpayer's federal income tax liability. However, when the proceeds of indebtedness are used to pay premiums on life insurance policies that are owned by the entity incurring the debt or otherwise used to support the purchase or ownership of life insurance policies, the interest in respect of such proceeds may not be deductible. Accordingly, so long as we use a portion of debt financing to pay the premiums on policies owned by us or to support the continued ownership of life insurance policies by us, the interest paid or accrued on that portion of the debt may not be currently deductible by us for federal income tax purposes. We have net operating losses that we may be able to use to reduce a portion of our future taxable income, but the inability to currently deduct interest accrued on debt could have a material adverse effect on our future earnings and cash flows available for the payment of interest.

The Rights Offering and/or additional issuances of our common stock will constitute a "change in ownership" that may limit our ability to utilize our net operating losses to offset our future taxable income.

        The issuance of shares of our common stock pursuant to the Rights Offering when considered with other changes in ownership, including the PJC Common Stock Purchase, will constitute a change in ownership under Section 382 of the Code. For purposes of Section 382 of the Code, a change in ownership will occur if any 5% stockholders (within the meaning of section 382), in the aggregate, acquire more than 50% of the value of our stock during the three-year period that ends with the date of the acquisition. As a result of the change in ownership, our net operating losses that could be applied to offset our taxable income (if any) in any future year could be limited.

We may fail to comply with certain other financial covenants, which could lead to default and the need to seek protection under applicable bankruptcy laws.

        We currently anticipate that we will not comply with our financial covenant under the White Eagle Revolving Credit Facility to maintain a cash interest coverage ratio of at least 2.0:1. Absent waivers or cures, non-compliance with such covenant would result in the cash flow sweep percentage being equal to one-hundred percent (100%), and even if the required LTV ratio may have been satisfied, the Company would not participate in any cash flow sweep. As of December 31, 2016, the cash interest coverage ratio was 1.65:1 and the LTV ratio was 55%, which was calculated using the lender's valuation. It is possible we could obtain waivers from our debt holder; however, the aforementioned projections and certain liquidity risks raise substantial doubt about whether we will meet our obligations as they become due within one year after the date of this Offer to Exchange.

        There can be no assurance that management's plan to improve our operating performance and financial position will be successful or that we will be able to obtain additional financing on commercially reasonable terms or at all. As a result, our liquidity and ability to timely pay our obligations when due could be severely limited. Furthermore, our debt holders and creditors may resist renegotiation or lengthening of payment and other terms through legal action or otherwise. If we are not able to timely, successfully or efficiently implement the strategies that we are pursuing to improve our operating performance and financial position, obtain alternative sources of capital or otherwise meet our liquidity needs, we may need to voluntarily seek protection under applicable bankruptcy laws.

We may not be able to refinance the White Eagle Revolving Credit Facility.

        The White Eagle Revolving Credit Facility contains covenants that may significantly limit our ability to refinance. In addition, the lender under the White Eagle Revolving Credit Facility has a substantial interest in and priority rights to distributions of certain proceeds from policies pledged by White Eagle. Such covenants and such interests in and rights to distributions may significantly reduce our ability to attract replacement financing were we to seek to refinance the credit facility as a means of limiting adverse actions by the lenders in the exercise of their remedies in relation to any event of default.

Risks Related to Our Common Stock and the Rights Offering

Provisions in our executive officers' employment agreements could impede an attempt to replace or remove our directors or otherwise effect a change of control, which could diminish the price of our Common Stock.

        We have entered into employment agreements with certain of our executive officers. These agreements provide for substantial payments upon the occurrence of certain triggering events, including a material diminution of base salaries or responsibilities. These payments may deter any transaction that would result in a change in control, which could diminish the price of our Common Stock.

Provisions in our articles of incorporation and bylaws could impede an attempt to replace or remove our directors or otherwise effect a change of control, which could diminish the price of our Common Stock.

        Our articles of incorporation and bylaws contain provisions that may entrench directors and make it more difficult for shareholders to replace directors even if the shareholders consider it beneficial to do so. In particular, shareholders are required to provide us with advance notice of shareholder nominations and proposals to be brought before any annual meeting of shareholders, which could discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to introduce a proposal. In addition, our articles of incorporation eliminate our shareholders' ability to act without a meeting and require the holders of not less than 50% of the voting power of our Common Stock to call a special meeting of shareholders.

        These provisions could delay or prevent a change of control that a shareholder might consider favorable. For example, these provisions may prevent a shareholder from receiving the benefit from any premium over the market price of our Common Stock offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our Common Stock if they are viewed as discouraging changes in management and takeover attempts in the future. Furthermore, our articles of incorporation and our bylaws provide that the number of directors shall be fixed from time to time by our board of directors, provided that the board shall consist of at least three and no more than fifteen members.

The market price of our stock has been highly volatile.

        The market price of our Common Stock has fluctuated and could fluctuate substantially in the future. This volatility may subject our stock price to material fluctuations due to the factors discussed in this "Risk Factors" section, and other factors including market reaction to the estimated fair value of our portfolio; our capital structure; cash position; ability to service our debt; rumors or dissemination of false information; changes in coverage or earnings estimates by analysts; our ability to meet analysts' or market expectations; and sales of Common Stock by existing shareholders.

Certain laws of the State of Florida could impede a change of control, which could diminish the price of our Common Stock.

        One of our subsidiaries, Imperial Life Settlements, LLC, a Delaware limited liability company, is licensed as a viatical settlement provider and is regulated by the Florida Office of Insurance Regulation. As a Florida viatical settlement provider, Imperial Life Settlements, LLC is subject to regulation as a specialty insurer under certain provisions of the Florida Insurance Code. Under applicable Florida law, no person can finally acquire, directly or indirectly, 10% or more of the voting securities of a viatical settlement provider or its controlling company without the written approval of the Florida Office of Insurance Regulation. Accordingly, any person who acquires beneficial ownership of 10% or more of our voting securities will be required by law to notify the Florida Office of Insurance Regulation no later than five days after any form of tender offer or exchange offer is proposed, or no later than five days after the acquisition of securities or ownership interest if no tender offer or exchange offer is involved. Such person will also be required to file with the Florida Office of Insurance Regulation an application for approval of the acquisition no later than 30 days after the same date that triggers the 5-day notice requirement.

        The Florida Office of Insurance Regulation may disapprove the acquisition of 10% or more of our voting securities by any person who refuses to apply for and obtain regulatory approval of such acquisition. In addition, if the Florida Office of Insurance Regulation determines that any person has acquired 10% or more of our voting securities without obtaining its regulatory approval, it may order that person to cease the acquisition and divest itself of any shares of our voting securities that may have been acquired in violation of the applicable Florida law. Due to the requirement to file an application with and obtain approval from the Florida Office of Insurance Regulation, purchasers of 10% or more of our voting securities may incur additional expenses in connection with preparing, filing and obtaining approval of the application, and the effectiveness of the acquisition will be delayed pending receipt of approval from the Florida Office of Insurance Regulation.

        The Florida Office of Insurance Regulation may also take disciplinary action against Imperial Life Settlements, LLC's license if it finds that an acquisition of our voting securities is made in violation of the applicable Florida law and would render the further transaction of business hazardous to our counterparties, creditors, shareholders or the public.

Due to delisting our Common Stock from the New York Stock Exchange ("NYSE"), you may find it difficult to dispose of your shares and our share price may be adversely affected.

        On January 23, 2017, we voluntarily delisted our Common Stock from the NYSE, and on February 3, 2017, the trading of our Common Stock became listed on the over-the-counter market, OTCQB. Such trading could reduce the market liquidity of our Common Stock. As a result, investors may find it more difficult to dispose of, or obtain accurate quotations for the price of, our Common Stock, and our ability to raise future capital through the sale of the shares of our Common Stock or other securities convertible into or exercisable for our Common Stock could be severely limited.

        Trading in our Common Stock might also become subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosure by broker-dealers in connection with any trade involving a stock defined as a "penny stock" (generally, any equity security not listed on a national securities exchange or quoted on The NASDAQ Stock Market that has a market price of less than $5.00 per share, subject to certain exceptions). Many brokerage firms are reluctant to recommend low-priced stocks to their clients. Moreover, various regulations and policies restrict the ability of stockholders to borrow against or "margin" low-priced stocks, and declines in the stock price below certain levels may trigger unexpected margin calls. Additionally, because brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current price of the Common Stock can result in an individual stockholder paying transaction costs that represent a higher percentage of total share value than would be the case if our share price were higher. This factor may also limit the willingness of institutions to purchase our Common Stock. Finally, the additional burdens imposed upon broker-dealers by these requirements could discourage broker-dealers from facilitating trades in our Common Stock, which could severely limit the market liquidity of the stock and the ability of investors to trade our Common Stock, thereby negatively impacting the share price of our Common Stock.

Because our Common Stock is quoted on the OTCQB marketplace, our liquidity and the price of our Common Stock are limited and our investors may be subject to significant restrictions on the resale of our securities due to state "Blue Sky" laws.

        Our Common Stock is traded on the OTC Market Group's OTCQB Venture Market marketplace quotation system, which is a FINRA-sponsored entity and operated inter-dealer automated quotation system for equity securities not included in a national exchange. Quotation of our Common Stock on the OTCQB marketplace limits the liquidity and price of our Common Stock more than if our Common Stock were quoted or listed on the NYSE or the Nasdaq Capital Market, for example, each of which is a national securities exchange. Lack of liquidity will limit the price at which you may be able to sell our Common Stock or your ability to sell our Common Stock at all.

        Each state has its own securities laws, often called "blue sky" laws, which (i) limit sales of securities to a state's residents unless the securities are registered in that state or qualify for an exemption from registration, and (ii) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or the transaction must be exempt from registration. The applicable broker must be registered in that state. We do not know whether our securities will be registered or exempt from registration under the laws of any state. Since our Common Stock is listed on the OTCQB marketplace, a determination regarding registration will be made by those broker-dealers, if any, who agree to serve as the market-makers for our securities. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our securities to be limited, as you may be unable to resell your Common Stock without the significant expense of state registration or qualification.

        The conversion of our New Unsecured Notes may also be subject to "blue sky" laws. As a result, depending on the state of residence of a holder of the New Unsecured Notes, a holder may not be able to convert unless we comply with any state securities law requirements necessary to permit such conversion or an exemption applies. Although we plan to use our reasonable efforts to assure that holders will be able to convert their New Unsecured Notes under applicable state securities laws if no exemption exists, there is no assurance that we will be able to do so. As a result, the ability to convert may be limited. The value of the New Unsecured Notes may be significantly reduced if holders are not able to convert their New Unsecured Notes under applicable state securities laws.

If our shares become subject to the penny stock rules, this may make it more difficult to sell our shares.

        The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The OTC Market Group's OTCQB Venture Market does not meet such requirements and for so long as the price of our

Common Stock is less than $5.00, our securities will be deemed penny stocks. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser's written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our Common Stock, and therefore security holders may have difficulty selling shares of our Common Stock listed on the OTCQB. Reduced trading activity in our Common Stock could also make it more difficult for us to raise additional capital after the consummation of all of the Transactions.

If you do not participate in the Rights Offering, your interest in the Company will likely be diluted.

        Holders of our Old Notes who also own our Common Stock and who do not fully exercise their respective rights in the Rights Offering should expect that they will, at the completion of the Rights Offering, own a smaller proportional interest in the Company than would otherwise be the case had they fully exercised their rights in the Rights Offering. In addition, the purchase of the PJC Common Stock will be dilutive to holders of our Common Stock.

The Rights Offering may cause the price of our Common Stock to decline.

        The Rights Offering may result in a decline in the market value of our Common Stock. This decline may continue after the completion of Exchange Offer and its concomitant Rights Offering. Further, if a substantial number of rights are exercised and the holders of the Rights Offering Common Stock received upon exercise of those rights choose to sell some or all of the shares of our Rights Offering Common Stock purchased in the Rights Offering, the resulting sales could depress the market price of our Common Stock. There is no market maker involved in the Exchange Offer and the Rights Offering, and no mechanisms will be put in place designed to stabilize the market in our Common Stock. For example, no participant in the Rights Offering will agree to a lock-up period during which the participant cannot sell shares of our Common Stock whether acquired in the Rights Offering, previously held or acquired in open market purchases. There is no assurance that, following the Expiration Date, you will be able to sell the Rights Offering Common Stock you receive from the exercise of your rights at a price equal to or greater than the price you paid in the Rights Offering.

Completion of the Rights Offering and the sale of our Common Stock is not subject to our raising a minimum offering amount and therefore proceeds may be insufficient to meet our objectives.

        Completion of the Rights Offering is not subject to our raising a minimum offering amount. As such, proceeds from the Rights Offering and the sale of our Common Stock may not be sufficient to meet the objectives we state in this Offer to Exchange, including the payment of fees and expenses in connection with the Transactions. Holders of Old Notes should not rely on the success of the Rights Offering and the sale of shares of our Rights Offering Common Stock to participants in the Rights Offering to address our need for working capital.

The rights are not transferable and there is no market for the rights.

        You may not sell, transfer or assign your rights in the Rights Offering to any third party, whether affiliated with you or not. Your rights in the Rights Offering are only transferable by operation of law. Because your rights in the Rights Offering are non-transferable, there is no market or other means for you to realize directly any value associated with your rights in the Rights Offering.

If we terminate the Rights Offering for any reason, we will have no obligation other than to return subscription monies promptly and without interest.

        We may decide, in our discretion and for any or no reason, to cancel or terminate the Rights Offering at any time prior to the Expiration Date. If the Rights Offering is terminated, we will have no obligation with respect to your rights in the Rights Offering that you have exercised except to return, without interest or deduction, the subscription monies deposited with the Information and Exchange Agent.

The Subscription Price determined for the Rights Offering is not an indication of the fair value of our Common Stock.

        In determining the method for computing the price at which you may subscribe for our Rights Offering Common Stock in the Rights Offering, our board of directors considered a number of factors, including, but not limited to, the price at which PJC was willing to transact in the PJC Common Stock Purchase. This price may not reflect our historic trading price for our Common Stock nor may it reflect other factors which may affect the price-per-share of our Common Stock including its limited trading market and the volatility of trading in that market from time to time. Also, the price may not necessarily bear any relationship to the book value of our assets, results of operations, cash flows, losses, financial condition or any other established criteria for value, other than the current market price of our Common Stock on certain dates. You should not necessarily consider the price you paid as an indication of the fair value of our Common Stock. After the date of this Offer to Exchange, our Common Stock may trade at prices above or below the price you paid to subscribe to shares of our Rights Offering Common Stock in the Rights Offering.

Risks Related to Our Business

We have been experiencing net losses and expect that net losses could continue for an uncertain period. If we continue to operate at a loss, our business will not be financially viable.

        For the year ended December 31, 2016, our net loss from continuing operations was $49.4 million. We have now reported 3 consecutive loss years with an accumulated deficit of $132.5 million. As of December 31, 2016, our cash balance was $11.3 million and certificates of deposit were $6.0 million. We had net working capital of $16.4 million, outstanding debt of $362.1 million and we had life settlement assets of $498.4 million. If we do not succeed in our business plan's objectives to achieve profitability, our business might continue to experience losses and may not be sustainable in the future.

        At our current estimated burn rate, we only have sufficient capital to continue through the second quarter of 2017. Accordingly, we must raise capital to continue as a going concern. There is no assurance that we can raise additional funding to continue as a going concern or to operate profitably. Any inability to obtain additional financing when needed could require us to significantly curtail or cease operations. Even if funding is available to us, we cannot assure investors that additional financing will be available on terms that are favorable to us or to our existing shareholders. If we fail to raise sufficient funds, investors may lose their entire investment.

There is substantial doubt about our ability to continue as a going concern absent consummation of this Exchange Offer.

        Management's cash flow projections indicate that absent this Exchange Offer and the related transactions, we will be unable to pay the principal and accumulated unpaid interest on our existing indebtedness as it becomes due. Our liabilities exceed our assets and we do not have sufficient cash flow from operating activities to repay our existing indebtedness at maturity, including without limitation the Old Notes. Our history of continuing losses, our financial position, and the substantial liquidity needs we face, could make refinancing our debt more difficult and expensive and raises substantial doubt about our ability to continue as a going concern. The independent registered public accounting firm that audited our financial statements for the year ended December 31, 2016 included an explanatory paragraph in its audit report regarding our ability to continue as a going concern. Default under the White Eagle Revolving Credit Facility, or our other existing indebtedness, could allow our debt holders to declare all amounts outstanding under the White Eagle Revolving Credit Facility and our other existing indebtedness to be immediately due and payable. Any event of default could have a material adverse effect on our business, financial condition and operating results if creditors were to exercise their rights, including proceeding against substantially most of our assets that secure the White Eagle Revolving Credit Facility, and possibly cause us to invoke insolvency proceedings including a voluntary case under the U.S. Bankruptcy Code.

Our success in operating our life finance business is dependent on making accurate assumptions about life expectancies and maintaining adequate cash balances to pay premiums.

        We are responsible for paying all premiums necessary to keep the policies in our portfolio in force and prevent them from lapsing. We estimate that we will need to pay $118,000 in premiums to keep our current portfolio of life insurance policies that are not pledged as collateral under the White Eagle Revolving Credit Facility in force through 2017. As of December 31, 2016, we had approximately $11.3 million of cash and cash equivalents and certificates of deposit of $6.0 million; of this amount, approximately $8.3 million is available to pay premiums on the 2 unencumbered policies and general expenses, with approximately $9.1 million being restricted by the White Eagle Revolving Credit Facility. By using cash reserves to pay premiums for retained life insurance policies, we will have less cash available for other business purposes. Therefore, our cash flows and the required amount of our cash reserves to pay premiums is dependent on our assumptions about life expectancies being accurate.

        Life expectancies are estimates of the expected longevity or mortality of an insured and are inherently uncertain. A life expectancy obtained on an insured for a life insurance policy may not be predictive of the future longevity or mortality of the insured. Inaccurate forecasting of an insured's life expectancy could result from, among other things: (i) advances in medical treatment (e.g., new cancer treatments) resulting in deaths occurring later than forecasted; (ii) inaccurate diagnosis or prognosis; (iii) changes to life style habits or the individual's ability to fight disease, resulting in improved health; (iv) reliance on outdated or incomplete age or health information about the insured, or on information that is inaccurate (whether or not due to fraud or misrepresentation by the insured); or (v) improper or flawed methodology or assumptions in terms of modeling or crediting of medical conditions.

        In forecasting estimated life expectancies, we utilize third party medical underwriters to evaluate the medical condition and life expectancy of each insured. The firms that provide health assessments and life expectancy information may depend on, among other things, actuarial tables and model inputs for insureds and third-party information from independent physicians who, in turn, may not have personally performed a physical examination of any of the insureds and may have relied solely on reports provided to them by attending physicians or other health care providers with whom they were authorized to communicate. The accuracy of this information has not been and will not be independently verified by us or our service providers.

        If life expectancy valuations underestimate the longevity of the insureds, the actual maturity date of the life insurance policies may be farther in the future than projected. Consequently, we may not have sufficient cash for payment of insurance premiums or to service our indebtedness. The extension of time to receive a return on our policies could have a material adverse effect on our business, financial condition and results of operations.

        During 2015, the U.S. Society of Actuaries (the "SOA") released new versions of the Valuation Basic Tables, the ("2015 VBT"). The 2015 VBT has a significant increase in exposure and number of claims compared to the 2008 VBT is believed to be a better fit for the life settlement industry and is becoming more widely accepted. During the year ended December 31, 2016, the Company changed its valuation technique and decided to adopt the 2015 VBT, smoker and gender distinct tables, to determine the value of the policies. The table shows lower mortality rates in the earlier select periods at most ages, so while the Company continues to fit the life expectancies from independent life expectancy providers (each, an "LE provider") to the 2015 VBT, the change in the mortality curve changes the timing of the Company's expected cash flow streams. Adopting the 2015 VBT resulted in a decrease in the estimated fair value of our policies, and had a material adverse effect on our business, financial condition and results of operations.

Recent and future increases to the premiums due on life insurance policies that we own will adversely affect the fair value of and our returns on such life insurance policies.

        To keep the life insurance policies that we own in force, insurance premiums must be timely paid. Projected premium payments are a critical component of our fair value estimates, and any increase in expected premiums will likely decrease the fair value of a given life insurance policy and adversely affect the return on that policy. Commencing in the third quarter of 2015, 24 of our policies became subject to a cost of insurance increase. During the year ended December 31, 2016, the cost of insurance increase for these additional policies caused the fair value of our life settlements to decrease by approximately $3.2 million and approximately $7.6 million since the third quarter of 2015. Further cost of insurance increases may cause our projected premium payments to significantly increase, adversely affect the loan to value ratios under the White Eagle Revolving Credit Facility and otherwise could have an adverse, material effect on our business, results of operations and the value of any affected policies.

The premiums necessary to maintain our life finance assets are expected to increase if we were to acquire additional policies.

        The premiums necessary to keep our policies in force may increase. Assuming no maturities in 2017, we would need to pay $118,000 in premiums in 2017 to maintain the policies owned as of December 31, 2016 that are not pledged under the White Eagle Revolving Credit Facility. For the 619 policies pledged as collateral under the White Eagle Revolving Credit Facility, White Eagle is eligible to borrow under the White Eagle Revolving Credit Facility to pay the estimated $86.1 million in premiums for 2017 (assuming no maturities), so long as the applicable borrower maintains compliance with the borrowing base formula determined by the lender. If White Eagle is unable to draw under the White Eagle Revolving Credit Facility, it may not be able to sustain the policies it owns, which could lead to lapses or an event of default under the White Eagle Revolving Credit Facility.

Contractions in the market for life insurance policies could make it more difficult for us to opportunistically sell policies that we own and may make it more difficult to borrow under the White Eagle Revolving Credit Facility.

        A potential sale of a life insurance policy owned by us depends significantly on the market for life insurance, which may contract or disappear depending on the impact of potential government regulation, future economic conditions and/or other market variables. For example, the secondary and tertiary markets for life insurance policies incurred a significant slowdown in 2008, which lasted several years. Historically, many investors who invest in life insurance policies are foreign investors who are attracted by potential investment returns from life insurance policies issued by United States life insurers with high ratings and financial strength as well as by the view that such investments are non-correlated assets—meaning changes in the equity or debt markets should not affect returns on such investments. Changes in the value of the United States dollar and corresponding exchange rates as well as changes to the ratings of United States life insurers can cause foreign investors to suffer a reduction in the value of their United States dollar denominated investments and reduce their demand for such products, which could make it more difficult for us to opportunistically sell our life insurance policies.

        The ability of White Eagle to continue to draw borrowings under the White Eagle Revolving Credit Facility is controlled by a borrowing base formula. To the extent the above noted and other factors result in market contractions, they will likely also negatively impact the value of the policies owned by White Eagle, which could decrease the borrowing base under the facility. If White Eagle is unable to draw under the White Eagle Revolving Credit Facility, it may not be able to sustain the policies it owns, which could lead to lapses or an event of default under the White Eagle Revolving Credit Facility.

Our fair value assumptions are inherently subjective and, if the fair value of our life insurance policies decreases, we will report losses with respect to these policies we own.

        When we obtain ownership of a life insurance policy, we record the policy as an investment in life settlements at the transaction price as of the date of acquisition. At the end of each reporting period, we re-value the life insurance policies we own. To the extent that the calculation results in an adjustment to the fair value of the policy, we record this as a change in fair value of our life insurance policies. This evaluation of the fair value of life insurance policies is inherently subjective as it requires estimates and assumptions that are susceptible to significant revision as more information becomes available. Using our valuation model, we determine the fair value of life insurance policies on a discounted cash flow basis. The most significant assumptions that we estimate are the life expectancy of the insured, expected premium payments and the discount rate. The discount rate is based upon current information about market interest rates, the credit exposure to the insurance company that issued the life insurance policy and our estimate of the risk margin an investor in the policy would require. Third party life expectancy providers review and analyze the medical records of an insured and provide us with a life expectancy estimate based on the insured's health. We then calculate a mortality impairment factor for the insured as that factor which, when applied to our mortality table, reproduces the same life expectancy provided for that insured. We use the resulting mortality impairment factor to generate a series of probabilistic future cash flows for the policy, which we then discount and aggregate to arrive at the fair value of the policy. If we are unable to accurately estimate any of these factors, we may have to write down the fair value of our life settlements, which could materially and adversely affect our results of operations and our financial condition. Adopting the 2015 VBT resulted in a decrease in the estimated fair value of our policies. See the section titled "Our success in operating our life finance business is dependent on making accurate assumptions about life expectancies and maintaining adequate cash balances to pay premiums" under this section of this Offer to Exchange.

        Insurable interest concerns regarding a life insurance policy can also adversely impact its fair value. A claim or the perceived potential for a claim for rescission or a challenge to insurable interest by an insurance company or by persons with an insurable interest in the insured of a portion of or all of the policy death benefit can negatively impact the fair value of a life insurance policy.

        If the calculation of fair value results in a decrease in value, we record this reduction as a loss. If we determine that it is appropriate to increase the discount rate or adjust other inputs to our fair value model, if we are otherwise unable to accurately estimate the assumptions in our valuation model, or if other factors cause the fair value of our life insurance policies to decrease, the carrying value of our assets may be materially adversely affected and may materially and adversely affect our business, financial condition and results of operations.

The life insurance policies that we own may be subject to contest, rescission and/or non-cooperation by the issuing life insurance company, which may have a material adverse effect on our business, financial condition and results of operations.

        All states require that the initial purchaser of a new life insurance policy insuring the life of an individual have an "insurable interest," meaning a stake in the insured's health and wellbeing, rather than the insured's death, in such individual's life at the time of original issuance of the policy. Whether an insurable interest exists in the context of the purchase of a life insurance policy is critical because, in the absence of a valid insurable interest, life insurance policies are unenforceable under most states' laws. Where a life insurance policy has been issued to a policyholder without an insurable interest in the life of the individual who is insured, the life insurance company may be able to void or rescind the policy. Even if the insurance company cannot void or rescind the policy, the insurable interest laws of a number of states provide that persons with an insurable interest on the life of the insured may have the right to recover a portion or all of the death benefit payable under a policy from a person who has no insurable interest on the life of the insured. These claims can generally only be brought if the policy was originally issued to a person without an insurable interest in the life of the insured.

        Many states have enacted statutes prohibiting stranger-originated life insurance, or STOLI, in which an individual purchases a life insurance policy with the intention of selling it to a third-party investor, who lacks an insurable interest in the insured's life. Some insurance carriers have contested policies as STOLI arrangements, specifically citing the existence of certain nonrecourse premium financing arrangements as a basis to challenge the validity of the policies used to collateralize the financing. Additionally, if an insurance carrier alleges that there were misrepresentations or fraud in the application process for an insurance policy, they may sue us or others to contest or rescind that policy. Decisions in Florida have increased the risk that challenges to premium financed policies may be decided in favor of the issuing insurance company. Moreover, because life insurance policies we own were originated in the same or a similar manner and in a limited number of states, there is a heightened risk that an adverse court decision or other challenge or determination by a regulatory or other interested party with respect to a policy could have a material adverse effect on a significant number of other policies. If a policy that we own is subject to a successful contest or rescission, the fair value of the policy could be reduced to zero, negatively impacting the discount rates used to value our portfolio generally and our ability to sell policies. Generally, life insurance policies may only be rescinded by the issuing life insurance company within the contestability period, which, in most states is two years. Lack of insurable interest can in some instances form the basis of loss of right to payment under a life insurance policy for many years beyond the contestability period and insurance carriers have been known to challenge claims for death benefits for more than five years from issuance of the policy.

        From time to time, insurance carriers have challenged the validity of policies owned by us or that once served as the underlying collateral for a premium finance loan made by us. We believe past investigations, including those performed by the U.S. Attorney's Office for the District of New Hampshire ("USAO"), conducted in 2011, and the SEC, conducted in 2012, have caused us to experience more challenges to policies by insurers attempting to use such investigations and a Non-Prosecution Agreement entered into with the USAO (the "Non-Prosecution Agreement") as grounds for rescinding or contesting a policy. Any such future challenges may result in a cloud over title and collectability, increased costs, delays in payment of life insurance proceeds or even the voiding of a policy, and could have a material adverse effect on the ability to comply with the covenants in the agreements governing our indebtedness, our business, financial condition and results of operations.

        Additionally, if an insurance company successfully rescinds or contests a policy, the insurance company may not be required to refund all or, in some cases, any of the insurance premiums paid for the policy. While defending an action to contest or rescind a policy, premium payments may have to continue to be made to the life insurance company. Hence, in the case of a contest or rescission, premiums paid to the carrier (including those paid during the pendency of a contest or rescission action) may not be refunded. If they are not, we may suffer a complete loss with respect to a policy, which may adversely affect our business, financial condition and results of operations.

Premium financed life insurance policies are susceptible to a higher risk of fraud and misrepresentation on life insurance applications, which increases the risk of contest, rescission or non-cooperation by issuing life insurance carriers.

        While fraud and misrepresentation by applicants and potential insureds in completing life insurance applications exist generally in the life insurance industry (especially with respect to the health and medical history and condition of the potential insured as well as the applicant's net worth), such risk of fraud and misrepresentation may be heightened in connection with life insurance policies for which the premiums are financed through premium finance loans. In particular, there is a risk that applicants and potential insureds may not have truthfully or completely answered questions related to whether the life insurance policy premiums would be financed through a premium finance loan or otherwise, the applicants' purpose for purchasing the policy or the applicants' intention regarding the future sale or transfer of life insurance policies. Such risk may be further increased to the extent life insurance agents communicated to applicants and potential insureds regarding potential premium finance arrangements or transfers of life insurance policies through payment defaults under premium finance loans. In the ordinary course of our legacy premium finance business, our sales team received inquiries from life insurance agents and brokers regarding the availability of premium finance loans for their clients. However, any communication between the life insurance agent and the potential policyholder or insured is beyond our control and we may not know whether a life insurance agent discussed with the potential policyholder or the insured the possibility of a premium finance loan by us or the subsequent transfer of the life insurance policy. Consequently, notwithstanding the representations and certifications obtained from the policyholders, insureds and the life insurance agents, there is a risk that insurance carriers, the estates or heirs of insureds, or others could contest policies we acquired through foreclosures of premium finance loans based on fraud or misrepresentation as to any information provided to the life insurance company, including the life insurance application.

        Misrepresentations, fraud, omissions or lack of insurable interest can also, in some instances, form the basis of loss of right to payment under a life insurance policy. Based on statements made in the Non-Prosecution Agreement, there is a risk that policies that we own may increasingly be challenged by insurance carriers and the estates or heirs of insureds. Any such challenges to the policies may result in increased costs, delays in payment of life insurance proceeds or even the voiding of a policy, a reduction in the fair value of a policy and could have a material adverse effect on our business, financial condition and results of operations.

        As of December 31, 2016, of the 621 policies in our life settlement portfolio, 539 policies were previously premium financed.

Delays in payment and non-payment of life insurance policy proceeds can occur for many reasons and any such delays may have a material adverse effect on our business, financial condition and results of operations.

        A number of arguments may be made by former beneficiaries (including, but not limited to, spouses, ex-spouses and descendants of the insured) under a life insurance policy, by the beneficiaries of the trust that once held the policy, by the estate or legal heirs of the insured or by the insurance company issuing such policy, to deny or delay payment of proceeds following the death of an insured, including arguments related to lack of mental capacity of the insured, usury, contestability or suicide provisions in a policy. The statements in the Non-Prosecution Agreement may make such delays more likely and may increase challenges by carriers to paying out death claims or challenges by families of insureds to policy proceeds. Furthermore, if the death of an insured cannot be verified and no death certificate can be produced, the related insurance company may not pay the proceeds of the life insurance policy until the passage of a statutory period (usually five to seven years) for the presumption of death without proof. Such delays in payment or non-payment of policy proceeds may have a material adverse effect on our business, financial condition and results of operations.

We compete with a number of other finance companies and investors and may encounter additional competition.

        There are a number of finance companies and investors that compete with us in the life finance industry. Many are significantly larger and possess considerably greater financial, marketing, management and other resources than we do. The life finance business could also prove attractive to new entrants. As a consequence, competition in this sector may increase. Increased competition could result in increased acquisition costs, changes to discount rates, margin compression and/or less favorable financing terms, each of which could materially adversely affect our income, which would have a material adverse effect on our business, financial condition and results of operations.

If a regulator or court decides that trusts that were formed to own the life insurance policies that once served as collateral for our premium finance loans do not have an insurable interest in the life of the insured, such determination could have a material adverse effect on our business, financial condition and results of operations.

        Generally, there are two forms of insurable interests in the life of an individual, familial and financial. Additionally, an individual is deemed to have an insurable interest in his or her own life. It is also a common practice for an individual, as a grantor or settlor, to form an irrevocable trust to purchase and own a life insurance policy insuring the life of the grantor or settlor, where the beneficiaries of the trust are persons who themselves, by virtue of certain familial relationships with the grantor or settlor, also have an insurable interest in the life of the insured. In the event of a payment default on our premium finance loan, we generally acquired life insurance policies owned by trusts (or the beneficial interests in the trust itself) that we believe had an insurable interest in the life of the related insureds. However, a state insurance regulatory authority or a court may determine that the trust or policy owner did not have an insurable interest in the life of the insured or that we, as lender, only have a limited insurable interest. Any such determination could result in our being unable to receive the proceeds of the life insurance policy, which could lead to a total loss on our investment in life settlements. Any such loss or losses could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on the creditworthiness of the life insurance companies that issued the policies in comprising our portfolio. If a life insurance company defaults on its obligation to pay death benefits on a policy we own, we would experience a loss of our investment, which could have a material adverse effect on our business, financial condition and results of operations.

        We are dependent on the creditworthiness of the life insurance companies that issued the policies that we own. We assume the credit risk associated with life insurance policies issued by various life insurance companies. The failure or bankruptcy of any such life insurance or annuity company could have a material adverse impact on our financial condition and results of operation. A life insurance company's business tends to track general economic and market conditions that are beyond its control, including extended economic recessions or interest rate changes. Changes in investor perceptions regarding the strength of insurers generally and the policies or annuities they offer can adversely affect our ability to sell or finance our assets. Adverse economic factors and volatility in the financial markets may have a material adverse effect on a life insurance company's business and credit rating, financial condition and operating results, and an issuing life insurance company may default on its obligation to pay death benefits on the life insurance policies that we own. In such event, we would experience a loss of our investment in such life insurance policies, which could have a material adverse effect on our business, financial condition and results of operations.

If a life insurance company increases the premiums due on life insurance policies that we own, it will adversely affect our returns on such life insurance policies.

        To keep the life insurance policies that we own in force, insurance premiums must be timely paid when due. If a life insurance company increases the premium of insurance policies that we own, the amounts we are required to pay for insurance premiums for these life insurance policies will increase, which may adversely affect returns on such life insurance policies and consequently reduce the tertiary market value of such life insurance policies. Failure to pay premiums on the life insurance policies when due will result in termination or "lapse" of the life insurance policies. The insurer may in a "lapse" situation view reinstatement of a life insurance policy as tantamount to the issuance of a new life insurance policy and may require the current owner to have an insurable interest in the life of the insured as of the date of the reinstatement. In such event, we would experience a loss of our investment in such life insurance policy.

If we are unable to maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the trading price of our common stock may be negatively affected.

        We are subject to Section 404 of the Sarbanes-Oxley Act (SOX), which requires us to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. We have consumed and will continue to consume management resources and incur expenses for SOX compliance on an ongoing basis. In addition, as we have reduced the number of our employees and moved certain of our operations to foreign subsidiaries, we have increased our reliance on third parties for various aspects of our internal controls. If we identify material weaknesses in our internal control over financial reporting, or if we are unable to comply with the requirements of Section 404 in a timely manner or are unable to assert that our internal control over financial reporting is effective, investors may lose confidence in the accuracy and completeness of our financial reports and the trading price of our Common Stock could be negatively affected, and we could become subject to investigations by the SEC, or other regulatory authorities, which could require additional financial and management resources.

The secondary life insurance market is highly regulated, and state or federal regulations could materially adversely affect our ability to conduct our business.

        Our business is highly regulated at the state level with respect to the purchase of life insurance assets and federal laws and regulations with respect to the issuance of securities. At the state level, many states subject us to laws and regulations requiring us to obtain specific licenses or approvals to be able to purchase life insurance policies in those states. State statutes typically provide state regulatory agencies with significant powers to interpret, administer and enforce the laws relating to the purchase of life insurance policies. Under this authority, state regulators have broad discretionary power and may impose new licensing and other requirements, and interpret or enforce existing regulatory requirements in new and different ways. Any of these new requirements, interpretations or enforcement directives could be adverse to our industry, even in a material way. Furthermore, because the life insurance secondary market is relatively new and because of the history of certain abuses in the industry, we believe it is likely that state regulation will increase and grow more complex in the foreseeable future. We cannot, however, predict what any new regulation would specifically involve or how it might affect our industry or our business.

        State regulation more generally affecting life insurance assets (and not necessarily directed at the life insurance secondary market itself) may also affect our industry and business in negative ways. For example, we are aware of recent legislative efforts in some states to mandate the sale or liquidation of life insurance policies as a precondition to eligibility for health care under the Patient Protection and

Affordable Care Act. These kinds of laws, if passed, may adversely affect the number of life insurance policies available for purchase.

        Although the federal laws and regulations do not directly affect the life insurance secondary market, the settlement (i.e., purchase) of life insurance contracts may in some cases constitute a transaction in "securities" that is governed by federal securities laws.

        Such state or federal regulations could negatively affect our liquidity and increase our cost of capital and operational expenses, all of which would adversely affect our operating results.

Changes to statutory, licensing and regulatory regimes governing life settlements could have a material adverse effect on our activities and income.

        Changes to statutory, licensing and regulatory regimes could result in the enforcement of stricter compliance measures or adoption of additional measures on us or on the insurance companies that stand behind the insurance policies that we own, which could have a material adverse impact on our business activities and income.

        The SEC issued a task force report in July 2010 recommending that sales of life insurance policies in life settlement transactions be regulated as securities for purposes of the federal securities laws. To date, the SEC has not made such a recommendation to Congress. However, if the statutory definitions of "security" were amended to encompass life settlements, we could become subject to additional extensive regulatory requirements under the federal securities laws, including the obligation to register sales and offerings of life settlements with the SEC as public offerings under the Securities Act and, potentially, the obligation to register as an "investment company" pursuant to the Investment Company Act of 1940. Any legislation implementing such regulatory change or a change in the transactions that are characterized as life settlement transactions could lead to significantly increased compliance costs, increased liability risk and adversely affect our ability to acquire or sell life insurance policies in the future, which could have a material adverse effect on our business, financial condition and results of operations.

        Over the past years, we have seen a dramatic increase in the number of states that have adopted legislation and regulations from model laws promulgated by either the National Association of Insurance Commissioners (NAIC) or by the National Conference of Insurance Legislators (NCOIL). These laws are essentially consumer protection statutes responding to abuses that arose early in the development of our industry, some of which may persist. Today, almost every state has adopted some version of either the NAIC or NCOIL model laws, which generally require the licensing of purchasers of and brokers for life insurance policies, the filing and approval of purchase agreements, and the disclosure of transaction fees. These laws also require various periodic reporting requirements and prohibit certain business practices deemed to be abusive. State statutes typically provide state regulatory agencies with significant powers to interpret, administer, and enforce the laws relating to the purchase of life insurance policies. Under statutory authority, state regulators have broad discretionary power and may impose new licensing requirements, interpret or enforce existing regulatory requirements in different ways, or issue new administrative rules, any of which could be generally adverse to our industry. Because the life insurance secondary market is relatively new and because of the history of certain abuses in the industry, we believe it is likely that state regulation will increase and grow more complex in the foreseeable future. We cannot, however, predict what any new regulation would specifically involve.

        Under the new Presidential administration and U.S. Congress, we expect that there may be many changes to existing U.S. laws, regulations, and standards. Because of the uncertainty regarding existing law, we cannot quantify or predict with any certainty the likely impact of such change on our business model, prospects, financial condition or results of operations. We cannot assure you as to the ultimate content, timing, or effect of changes, nor is it possible at this time to estimate the impact of any such potential legislation.

We may have exposure to greater than anticipated tax liabilities.

        Our income tax obligations are based in part on our corporate operating structure and intercompany arrangements, including the manner that we own our life settlements and the valuations of our intercompany transactions. The tax laws applicable to our business, including the laws of the United States, Ireland and other jurisdictions, are subject to interpretation and certain jurisdictions are aggressively interpreting their laws in new ways in an effort to raise additional tax proceeds from companies. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for intercompany arrangements and ownership of life settlements, which could increase our effective tax rate and harm our financial position and results of operations. We are subject to regular review and audit by U.S. federal and state authorities and, from 2014 on, foreign tax authorities. Tax authorities may disagree with certain positions we have taken and any adverse outcome of such a review or audit could have a material negative effect on our financial position and results of operations. In addition, the determination of our provision for income taxes and other tax liabilities requires significant judgment by management, and there are many transactions where the ultimate tax determination is uncertain. Although we believe that our estimates are reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made. In addition, our future income taxes could be adversely affected by changes in tax laws, regulations, or accounting principles.

Changes in tax laws or tax rulings could materially affect our financial position and results of operations.

        The U.S., Ireland and many countries in the European Union, are actively considering changes to existing tax laws. Certain proposals, including proposals with retroactive effects, could include recommendations that would significantly increase our tax obligations where we do business or where our subsidiaries own life insurance policies. Any changes in the taxation of either international business activities or ownership of life settlements may increase our effective tax rate and harm our financial position and results of operations and, under certain circumstances, may constitute an event of default under the White Eagle Revolving Credit Facility.

Our former structured settlements business may expose us to future claims or contingent liabilities.

        Pursuant to the terms of the asset purchase agreement we entered into in connection with the sale of our structured settlements business, we sold substantially all of that business' operating assets while retaining substantially all of its liabilities. In addition, we agreed to indemnify the purchaser for certain breaches of representations and warranties regarding us and various aspects of that business. Many of our indemnification obligations are subject to time and maximum liability limitations, however, in some instances our indemnification obligations are not subject to any limitations. Significant indemnification claims by the purchaser or other claims or contingent liability related to our former structured settlement business could materially and adversely affect our business, financial condition and results of operations.

Failure to maintain the security of personally identifiable and other information, non-compliance with our contractual or other legal obligations regarding such information, or a violation of our privacy and security policies with respect to such information, could adversely affect us.

        In connection with our business, we collect and retain significant volumes of certain types of confidential, information, including personally identifiable and other information pertaining to insureds and counterparties. The Company retains such confidential information in various electronic systems, including computer systems, networks, data processing and administrative systems, and communication systems. The Company tries to maintain physical, administrative, and technical safeguards to protect the information, and it relies on commercial technologies to maintain the security of its systems and to maintain the security of its transmission of such information internally and externally.

        An intentional or unintentional breach or compromise of the security measures of the Company or such other parties could result in the disclosure, misappropriation, misuse, alteration or destruction of the confidential information retained by or on behalf of the Company, or the inability of the Company to conduct business for an indeterminate amount of time. Any of these events or circumstances could damage the Company's business and reputation, and adversely affect its financial condition and results of operations by, among other things, causing harm to the Company's business operations, reputation and customers, deterring customers and others from doing business with the Company, subjecting the Company to significant regulatory, civil, and criminal liability, and requiring the Company to incur significant legal and other expenses. It is possible that we may not be able to anticipate and implement effective preventative or detective measures against security breaches of all types because the techniques used change frequently or are not recognized until launched and because cyber-attacks can originate from a wide variety of sources or parties. Those parties may also attempt to fraudulently induce employees, customers or other users of our system to deliberately or inadvertently disclose sensitive information in order to gain access to our data or that of our customers or clients.

        The legal, regulatory and contractual environment surrounding information security and privacy is constantly evolving and may subject the Company to heightened legal standards, new theories of liability and material claims and penalties that we cannot currently predict or anticipate. As cyber threats and applicable legal standards continue to evolve, the Company may be required to expend significant additional resources to continue to modify or enhance our protective measures and computer systems, and to investigate and remediate any information security vulnerabilities. Also, a significant actual or potential theft, loss, fraudulent use or misuse of customer, counterparty, employee or our data by cybercrime or otherwise, non-compliance with our contractual or other legal obligations regarding such data or a violation of our privacy and security policies with respect to such data could adversely impact our reputation and could result in significant costs, fines, penalties, litigation or regulatory action.

Disasters, disruptions and other impairment of our information technologies and systems could adversely affect our business.

        Our businesses depend upon the use of sophisticated information technologies and systems, including third-party hosted services and data facilities that we do not control. While we have developed certain disaster recovery plans and backup systems, these plans and systems are not fully redundant, these systems or their functionality could be disabled, disrupted, damaged or destroyed by intentional or unintentional acts or events such as cyber-attacks, viruses, sabotage, unauthorized tampering, physical or electronic break-ins or other security breaches, acts of war or terrorism, human error, system failures, failures of power or water supply, or the loss or malfunction of other utilities or services. They may also be disabled, disrupted, damaged or destroyed by natural events such as storms, tornadoes, fires, floods or earthquakes. While the Company and others on whom it depends try to identify threats and implement measures to protect their systems, such protective measures may not be sufficient. Disruption, damage or destruction of any of these systems could cause the Company or others on whom the Company relies to be unable to conduct business for an extended period of time or could result in significant expenditures to replace, repair or reinstate functionality, which could materially adversely impact the Company's business and its financial condition, results of operations and our reputation and could otherwise prevent us from servicing our portfolio of life insurance policies.

The loss of any of our key personnel could have a material adverse effect on our business, financial condition and results of operations.

        Our success depends to a significant degree upon the continuing contributions of our key executive officers, including Antony Mitchell, our chief executive officer. Mr. Mitchell has significant experience operating specialty finance businesses, which are highly regulated. If we should lose Mr. Mitchell, such loss could have a material adverse effect on our business, financial condition and results of operations. Moreover, we do not maintain key man life insurance with respect to any of our executives other than Mr. Mitchell.

Credit market volatility or disruption could adversely impact the Company's financial condition or results from operations.

        Significant volatility or disruption in domestic or foreign credit markets, including as a result of social or political unrest or instability, could have an adverse impact in several ways on either the Company's financial condition or results from operations. Changes in interest rates and credit spreads could cause market price and cash flow variability in the Company's investment portfolio. Additionally, market price valuations may not accurately reflect the underlying expected cash flows of securities within the Company's investment portfolio.

        Volatility or disruption in the credit markets could also impact the Company's ability to efficiently access financial solutions for purposes of issuing long-term debt for financing purposes, its ability to obtain financial solutions for purposes of supporting certain traditional and universal life insurance products for capital management purposes, or result in an increase in the cost of existing securitization structures.

Difficult general economic conditions could materially adversely affect the Company's business and results of operations.

        The Company's business and results of operations could be materially affected by difficult general economic conditions. Stressed economic conditions and volatility and disruptions in capital markets, particular markets or financial asset classes can have an adverse effect on the Company due to the sensitive nature of insurance liabilities to changing market factors. Disruptions in one market or asset class can also spread to other markets or asset classes. Volatility in financial markets can also affect the Company's business by adversely impacting general levels of economic activity, employment and customer behavior.

        Also, if general economic conditions become more difficult, the Company's ability to access sources of capital and liquidity may be limited. Economic trends may worsen in 2017, thus contributing to increased volatility and diminished expectations for the economy, markets, and financial asset classes. The Company cannot predict the occurrence of economic trends or the likelihood or timing of improvement in such trends.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents (on a restricted and non-restricted basis) and describes our capitalization as of December 31, 2016 (i) on an actual basis and (ii) on an "as adjusted" basis to give effect on a pro forma basis entering into all of the Transactions described in this Offer to Exchange including (1) the completion of the Exchange Offer (assuming 98% of the aggregate principal amount of outstanding Old Notes are exchanged in the Exchange Offer), (2) the completion of the Old Secured Notes Exchange Offer (assuming 100% of the aggregate principal amount of outstanding Old Notes are exchanged in the Old Secured Notes Exchange Offer or participate in the Exchange Participation Agreement), (3) the consummation of the Additional Private Placement, (4) the consummation of the PJC Common Stock Purchase, (5) the completion of the Common Stock Offering (assuming that the Common Stock Offering is 100% subscribed), (6) the consummation of the Warrant Purchase Agreement and (7) the payment of the Special Dividend. Debt is presented at the face value of the underlying debt.

        You should read this table in conjunction with our audited financial statements for the year ending December 31, 2016, and related notes, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" each of which is incorporated by reference into this Offer to Exchange as well as the information set forth in this Offer to Exchange under the captions "Use of Proceeds," and "Description of Existing Indebtedness."

	As of December 31, 2016 (Dollars in thousands)
	Actual	As Adjusted (unaudited)(7)
Cash and cash equivalents
Cash and cash equivalents (operating)	$2,246	$42,246
Cash and cash equivalents (restricted)	$9,072	$9,072
Notes Outstanding:
8.5% Senior Unsecured Convertible Notes Due 2019 (Old Notes)(1)	$60,535	$1,211
5.0% Senior Unsecured Convertible Notes Due 2023 (New Unsecured Notes)(2)	—	$72,806
15.0% Senior Secured Notes Due 2018 (Old Secured Notes)	$29,297	—
8.5% Senior Secured Notes Due 2021 (New Secured Notes)(3)	—	$40,000
Senior Secured Credit Agreements:
White Eagle Revolving Credit Facility	$257,085	$257,085

Total debt outstanding	$346,917	$371,101

Stockholders' equity:
Common stock (80,000,000 authorized; 29,021,844 issued and 28,413,844 outstanding, actual;(4) 455,000,000 authorized; 186,521,844 issued and 185,913,844 outstanding, as adjusted)	$290	$1,865
Additional paid in capital(5)	$307,647	$337,572
Accumulated deficit(5)(6)	$(132,529)	$(144,735)

Treasury Stock	$(2,534)	$(2,534)
Total stockholders' equity	$172,874	$192,167

Total capitalization	$223,462	$277,016

(1)
The $1.2 million is shown net of embedded conversion options in the Notes which was separately accounted for under ASC 815 as well as debt issuance cost as required by ASC 835-30.

(2)
The $72.8 million shown is the face value of the New Unsecured Notes offered hereby. However, under ASC 470-20 and ASC 815, the bifurcation of an embedded derivative related to the conversion features of the New Unsecured Notes may be required and, accordingly, the carrying value of the New Unsecured Notes at issuance may be less than the face value of the New Unsecured Notes. Because the Settlement Date is unknown at this time, pro forma presentation of the aggregate principal amount of the New Unsecured Notes does not reflect the additional principal amount of New Unsecured Notes that will be issued on the Settlement Date equal to accrued and unpaid interest through but excluding the Settlement Date on the Old Notes that are tendered in the Exchange Offer, which principal amount shall be deemed capitalized and added to the principal amount of Old Notes tended by holders of Old Notes that tender their Old Notes in the Exchange Offer.

(3)
The $40 million shown is the face value of the New Senior Secured Notes offered hereby and does not give effect to debt issuance cost as required by ASC 835-30.

(4)
The number of shares shown as issued and outstanding in the table above excludes:

•
shares of our common stock issuable upon conversion of the New Unsecured Notes offered hereby;

•
an aggregate of 763,594 shares of our common stock issuable upon the exercise of options outstanding as of December 31, 2016, having a weighted-average exercise price of $8.52 per share;

•
an aggregate of 4,240,521 shares of our common stock issuable upon the exercise of warrants outstanding as of December 31, 2016, having a weighted-average exercise price of $14.51 per share;

•
an aggregate of 265,212 shares of our common stock issuable upon the vesting of restricted stock unvested as of December 31, 2016;

•
up to an aggregate of 2.0 million shares of common stock issuable upon the exercise of warrants issued pursuant to the class action litigation settlement arising in connection with the investigation by the U.S. Attorney's Office for District of New Hampshire into the Company's now legacy premium finance business with an exercise price of $10.75 and a term of five years from the date they were distributed to the class participants.

(5)
The amount shown does not include impact of possible bifurcation of embedded derivative of New Unsecured Notes as required by ASC 470-20 and ASC 815.

(6)
The amount includes approximately $12.2 million associated with early extinguishment of the Old Notes and the Old Secured Notes inclusive of embedded derivative discount, debt issuance cost and prepayment penalty of 5% on the Old Secured Notes.

(7)
On a pro forma basis, each 1%, or $727,360.41, increase (decrease) in the aggregate principal amount of Old Notes that is exchanged in the Exchange Offer from the 98% participation level assumed will result in a $727,360.41 decrease (increase) in the aggregate principal amount of Old Notes, and a $727,360.41 increase (decrease) in the principal amount of New Unsecured Notes. Additionally, on a pro forma basis, each 1%, or $300,000, decrease in the aggregate principal amount of Old Secured Notes that is not exchanged in the Old Secured Notes Exchange Offer or that fail to participate in the Exchange Participation Agreement (in each case a decrease from the 100% participation level assumed) will result in a $300,000 increase in the aggregate principal amount of Old Secured Notes, and a $300,000 decrease in the principal amount of New Secured Notes.

 USE OF PROCEEDS

        We will not receive any cash proceeds from the Exchange Offer and the Consent Solicitation. The Old Notes exchanged in the Exchange Offer will be retired and cancelled and will not be reissued. Any Old Notes that are not exchanged in the Exchange Offer will remain outstanding.

        We will receive up to $8,000,000 from the proceeds of the Rights Offering, which proceeds will be used for working capital, general corporate purposes and to pay fees and expenses related to the Transactions. If the Rights Offering is not fully subscribed, we will receive less proceeds. We estimate that our total fees for the Exchange Offer will be approximately $300,000.

 DIVIDEND POLICY

        We have never paid any cash dividends on our Common Stock, and we do not expect to pay any cash dividends on our Common Stock for the foreseeable future. We currently intend to retain any future earnings to finance our operations. Any future determination to pay cash dividends on our Common Stock will be at the discretion of our board of directors and will be dependent on our earnings, financial condition, operating results, capital requirements, any contractual, regulatory and other restrictions on the payment of dividends by us or by our subsidiaries to us, and other factors that our board of directors deems relevant.

        We are a holding company and have no direct operations. Our ability to pay dividends in the future depends on the ability of our operating subsidiaries to pay dividends to us. Certain of our debt arrangements, including the White Eagle Revolving Credit Facility, restrict our ability and the ability of certain of our special purpose subsidiaries to pay dividends and make other restricted payments to holders of our equity. In addition, future debt arrangements may contain certain prohibitions or limitations on the payment of dividends and other restricted payments.

 DESCRIPTION OF EXISTING INDEBTEDNESS

  White Eagle Revolving Credit Facility; History and Amendments

        Effective April 29, 2013, the Company's indirect subsidiary, White Eagle entered into a 15-year revolving credit agreement with LNV Corporation, as initial lender, Imperial Finance & Trading, LLC, as servicer and portfolio manager and CLMG Corp., as administrative agent. Proceeds from the initial advance under the facility were used, in part, to retire a bridge facility and to fund a payment to the lender protection insurance provider to release subrogation rights in certain of the policies pledged as collateral for the White Eagle Revolving Credit Facility. On May 16, 2014, White Eagle Asset Portfolio, LLC converted from a Delaware limited liability company to White Eagle Asset Portfolio, LP, a Delaware limited partnership (the "Conversion") and all of its ownership interests were transferred to an indirect, wholly-owned Irish subsidiary of the Company. In connection with the Conversion, the White Eagle Revolving Credit Facility was amended and restated among White Eagle, as borrower, Imperial Finance and Trading, LLC, as the initial servicer, the initial portfolio manager and guarantor, Lamington Road Bermuda Ltd., as portfolio manager, LNV Corporation, as initial lender, the other financial institutions party thereto as lenders, and CLMG Corp., as administrative agent for the lenders. The White Eagle Revolving Credit Facility was amended on November 9, 2015.

        As amended, the White Eagle Revolving Credit Facility may provide earlier participation in the portfolio cash flows if certain loan to value ("LTV") ratios are achieved. Additionally, the maximum facility limit was reduced from $300.0 million to $250.0 million, and the interest rate under the facility was increased by 50 basis points.

        On December 29, 2016, White Eagle entered into a Second Amendment to the Amended and Restated Loan and Security Agreement ("White Eagle Second Amendment"). As amended, the White Eagle Revolving Credit Facility adjusted the LTV ratios which directed cash flow participation and became subjected to achieving certain financial metrics, as more fully described below under "Amortization & Distributions." Pursuant to the White Eagle Second Amendment, 190 life settlement policies purchased from wholly owned subsidiaries of the Company were pledged as additional collateral under the facility for an additional policy advance of approximately $71.1 million. The maximum facility limit was increased to $370.0 million and the term of the facility was extended to December 31, 2031. Additional loan terms and amendment changes are more fully described in the sections that follow.

        General & Security.    The White Eagle Revolving Credit Facility provides for an asset-based revolving credit facility backed by White Eagle's portfolio of life insurance policies with an aggregate lender commitment of up to $370.0 million, subject to borrowing base availability. 619 life insurance policies with an aggregate death benefit of approximately $2.9 billion and an estimated fair value of approximately $497.7 million are pledged as collateral under the White Eagle Revolving Credit Facility at December 31, 2016. In addition, the equity interests in White Eagle have been pledged under the White Eagle Revolving Credit Facility.

        Borrowing Base.    Borrowing availability under the White Eagle Revolving Credit Facility is subject to a borrowing base, which at any time is equal to the lesser of (A) the sum of all of the following amounts that have been funded or are to be funded through the next distribution date (i) the initial advance and all additional advances to acquire additional pledged policies that are not for ongoing maintenance advances, plus (ii) 100% of the sum of the ongoing maintenance costs, plus (iii) prior to November 9, 2015 only, 100% of accrued and unpaid interest on borrowings (excluding the rate floor portion described below), plus (iv) 100% of any other fees and expenses funded and to be funded as approved by the required lenders, less (v) any required payments of principal and interest previously distributed and to be distributed through the next distribution date; (B) 75% of the valuation of the policies pledged as collateral as determined by the lenders; (C) 50% of the aggregate face amount of the policies pledged as collateral (excluding certain specified life insurance policies); and (D) the then applicable facility limit. At December 31, 2016, $108.6 million was undrawn and $674,800 was available to borrow under the White Eagle Revolving Credit Facility. The amount available to borrow is calculated based on and limited to the premium payments and expenses if any, that are due as of the calculation date. In essence, what is available, is what is required to pay expenses and keep the policies in force as of the calculation date.

        Amortization & Distributions.    Proceeds from the maturity of the policies pledged as collateral under the White Eagle Revolving Credit Facility are distributed pursuant to a waterfall. After distributions for premium payments, fees to service providers and payments of interest, a percentage of the collections from policy proceeds are to be paid to the Company, which will vary depending on the then LTV ratio as illustrated below where the valuation is determined by the lenders:

LTV	Premiums, Interest & Other Fees	Principal	Distribution to White Eagle	Lender Participation
N/A	100%	—%	—%	—%
>65%	N/A	100%	—%	—%
50-65%	N/A	70%	16.5%	13.5%
35-50%	N/A	55%	24.8%	20.3%
0-35%	N/A	45%	30.3%	24.8%

        Provided that (i) if (a) the Company failed to maintain a cash interest coverage ratio of at least 2.0:1 at any time during the immediately preceding calendar quarter or (b) the Company fails to take steps to improve its solvency in a manner acceptable to the required lenders (as determined in their sole and absolute discretion), then the cash flow sweep percentage to the lenders shall equal one-hundred percent (100%) and (ii) if such distribution date occurs on or after December 29, 2025, then the cash flow sweep percentage shall equal one-hundred percent (100%). As of December 31, 2016, the cash interest coverage ratio was 1.65:1 and the loan to value ratio was 55%, as calculated using the lenders' valuation.

        The cash interest coverage ratio is the ratio of (i) consolidated cash and cash equivalents maintained by the Company to (ii) the aggregate interest amounts that will be due and payable in cash on (x) the Old Secured Notes (and any notes issued by the Company or any of its Affiliates in connection with refinancing, replacing, substituting or any similar action with respect to the Old Secured Notes) and the Old Notes (and any notes issued by the Company or any of its Affiliates in connection with refinancing, replacing, substituting or any similar action with respect to the Old Notes) and (y) any additional indebtedness issued by the Company after December 29, 2016, in each case, during the twelve month period following such date of determination.

        With respect to approximately 25% of the face amount of policies pledged as collateral under the White Eagle Revolving Credit Facility, White Eagle has agreed that if policy proceeds that are otherwise due are not paid by an insurance carrier, the foregoing distributions will be altered such that the lenders will receive any "catch-up" payments with respect to amounts that they would have received in the waterfall prior to distributions being made to White Eagle. During the continuance of events of default or unmatured events of default, the amounts from collections of policy proceeds that might otherwise be paid to White Eagle will instead be held in a designated account controlled by the lenders and may be applied to fund operating and third party expenses, interest and principal, "catch-up" payments or percentage payments that would go to the lenders as described above.

        Assuming no event of default, funds on account from policy proceeds shall be distributed in specified stages of priority. For the year ended December 31, 2016, approximately $46.0 million of proceeds received from the maturity of policies which were pledged under the White Eagle Revolving Credit Facility were distributed through the waterfall in the following stages of priority (in thousands):

Clause	Amount	Use of Proceeds
First:	$239	Custodian and Securities Intermediary
Second:	—	White Eagle—Ongoing Maintenance Cost Reimbursable
Third:	—	Administrative Agent—Protective Advances
Fourth:	53	Administrative Agent—Administrative Agent Fee and Legal Expense Reimbursement
Fifth:	10,932	Administrative Agent—Accrued and Unpaid Interest
Sixth:	34,799	Administrative Agent—Required Amortization
Seventh:	—	Administrative Agent—Amortization Shortfall
Eighth:	—	Administrative Agent—Participation Interest
Ninth:	—	Reserved—$0
Tenth:	—	Administrative Agent Aggregate Unpaid Participation Interest
Eleventh:	—	Administrative Agent—Remaining Available Amount After Clause First to Tenth
Twelfth:	—	Wilmington Trust—Custodian and Securities Intermediary—Unpaid Fees
Thirteenth:	—	Borrower—Any Remaining Available Amount After Clause First to Twelfth

Total Distributions	$46,023

        Use of Proceeds.    Generally, ongoing advances may be made for paying premiums on the life insurance policies pledged as collateral and to pay the fees of service providers. Effective with the amendment on November 9, 2015, ongoing advances may no longer be used to pay interest, which will now be paid by White Eagle if there is not otherwise sufficient amounts available from policy proceeds to be distributed to pay interest expense pursuant to the waterfall described above in "Amortization & Distributions." Subsequent advances and the use of proceeds from those advances are at the discretion of the lenders. During the years ended December 31, 2016 and 2015, approximately $51.3 million and $45.7 million was drawn on the facility for premium payments, and $1.7 million and $2.2 million in fees to service providers, respectively. Approximately $6.7 million was drawn on the facility for interest during 2015. Effective with the November 9, 2015 amendment, interest is no longer withheld from borrowings and, therefore, no interest was drawn on the facility during 2016.

        Interest.    Borrowings under the White Eagle Revolving Credit Facility bear interest at a rate equal to LIBOR or, if LIBOR is unavailable, the base rate, in each case plus an applicable margin of 4.50%, which was increased from 4.00% pursuant to the November 9, 2015 amendment, and subject to a rate floor component equal to the greater of LIBOR (or the applicable rate) and 1.5%. The base rate under the White Eagle Revolving Credit Facility equals the sum of (i) the weighted average of the interest rates on overnight federal funds transactions or, if unavailable, the average of three federal funds quotations received by the Agent plus 0.75% and (ii) 0.5%. Based on the loan agreement, the LIBOR portion of the interest rate will re-adjust annually, once the floor has exceeded 1.5%. The applicable rate will be dependent on the rate at the last business day of the preceding calendar year. On December 30, 2016, the LIBOR floor increased from 1.50% to 1.69%. The effective rate at December 31, 2016 was 6.19% compared to 6.00% at December 31, 2015.

        Interest paid during the period is recorded in the Company's consolidated financial statements. Accrued interest is reflected as a component of the estimated fair value of the White Eagle Revolving

Credit Facility debt. Effective with the White Eagle Amendment on November 9, 2015, interest for the applicable margin of 4.50% is no longer withheld from borrowings by the lender. Total interest expense on the facility for the year ended December 31, 2016 was $11.4 million. Interest expense included $388,000 in debt issuance costs associated with the additional policy advance which was not capitalized as a result of electing the fair value option for valuing this debt.

        Total interest expense on the facility for the year ended December 31, 2015 was $9.2 million, which includes $6.7 million withheld from borrowings by the lender and $2.5 million paid by White Eagle.

        Maturity.    Effective with the White Eagle Second Amendment, the term of the White Eagle Revolving Credit Facility expires December 31, 2031, which is also the scheduled commitment termination date (though the lenders' commitments to fund borrowings may terminate earlier in an event of default). The lenders' interests in and rights to a portion of the proceeds of the policies does not terminate with the repayment of the principal borrowed and interest accrued thereon, the termination of the White Eagle Revolving Credit Facility or expiration of the lenders' commitments.

        Covenants/Events of Defaults.    The White Eagle Revolving Credit Facility contains covenants and events of default that are customary for asset-based credit agreements of this type, but also include cross defaults under the servicing, account control, contribution and pledge agreements entered into in connection with the White Eagle Revolving Credit Facility (including in relation to breaches by third parties thereunder), certain changes in law, changes in control of or insolvency or bankruptcy of the Company and relevant subsidiary companies and performance of certain obligations by certain relevant subsidiary companies, White Eagle and third parties. Effective with the White Eagle Second Amendment, and as described above in "Amortization & Distributions", the White Eagle Revolving Credit Facility contains a financial covenant requiring White Eagle to maintain a cash interest coverage ratio of at least 1:75:1 commencing after June 30, 2019. Failure to maintain this ratio for 60 consecutive days after June 30, 2019 constitutes an event of default. There is no interest coverage ratio requirement that would result in an event of default prior to this date; however, any failure to maintain a cash interest coverage ratio of at least 2.0:1 does impact the cash flow sweep percentage for proceeds distributed through the waterfall. As of December 31, 2016, the cash interest coverage ratio was 1.65:1. The White Eagle Revolving Credit Facility also contains certain tests relating to asset maintenance, performance and valuation, the satisfaction of which will be determined by the lenders with a high degree of discretion.

        Remedies.    The White Eagle Revolving Credit Facility and ancillary transaction documents afford the lenders a high degree of discretion in their selection and implementation of remedies, including strict foreclosure, in relation to any event of default, including a high degree of discretion in determining whether to foreclose upon and liquidate all or any pledged policies, the interests in White Eagle, and the manner of any such liquidation. White Eagle has limited ability to cure events of default through the sale of policies or the procurement of replacement financing.

        The Company elected to account for the debt under the White Eagle Revolving Credit Facility in accordance with ASC 820, which includes the 45% interest in policy proceeds to the lender, using the fair value method. The fair value of the debt is the amount the Company would have to pay to transfer the debt to a market participant in an orderly transaction. The Company calculated the fair value of the debt using a discounted cash flow model taking into account the stated interest rate of the credit facility and probabilistic cash flows from the pledged policies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the Company's estimates are not necessarily indicative of the amounts that the Company, or holders of the instruments, could realize in a current market exchange. The most significant assumptions are the estimates of life expectancy of the insured and the discount rate. The use of different assumptions and/or estimation methodologies could have a material effect on the estimated fair values.

        At December 31, 2016, the fair value of the outstanding debt was $257.1 million and the borrowing base was approximately $262.1 million, which includes $261.4 million of outstanding principal. Approximately $674,800 was available to borrow under the White Eagle Revolving Credit Facility.

        There are no scheduled repayments of principal prior to maturity although payments are due upon the next distribution date following the receipt of death benefits and distributed pursuant to the waterfall as described above. At December 31, 2016, approximately $2.5 million included in restricted cash was on account with White Eagle awaiting distribution through the waterfall.

  Red Falcon Revolving Credit Facility

        Effective July 16, 2015, Red Falcon Trust ("Red Falcon"), a Delaware statutory trust formed by Blue Heron Designated Activity Company ("Blue Heron"), a wholly-owned Irish subsidiary of the Company, entered into a revolving loan and security agreement (together with its ancillary documents, the "Red Falcon Revolving Credit Facility") with LNV Corporation, as initial lender, the other lenders party thereto from time to time, Imperial Finance & Trading, LLC, as guarantor, Blue Heron as portfolio administrator and CLMG Corp., as administrative agent (the "Agent"). On July 15, 2016, the Company amended its Red Falcon Revolving Credit Facility.

        The Red Falcon Revolving Credit Facility provided for a revolving credit facility backed by Red Falcon's portfolio of life insurance policies with an initial aggregate lender commitment of up to $110.0 million, subject to borrowing base availability. As of December 29, 2016, all life insurance policies previously owned by Red Falcon and pledged as collateral under the Red Falcon Revolving Credit Facility were sold to White Eagle an affiliate of the Company.

        On December 29, 2016, the Red Falcon Revolving Credit Facility was terminated (the "Facility Termination"). The policies pledged under the Red Falcon Revolving Credit Facility were sold to White Eagle, a subsidiary of the Company, in exchange for a distribution of cash totaling $65.1 million, which was used to repay all outstanding principal and interest due under the Red Falcon Revolving Credit Facility. Approximately $554,000 was recorded as a loss on extinguishment of debt related to the early repayment of the facility. This includes the debt valuation allowance of $239,000 and costs incurred related to the facility termination of $315,000 at December 31, 2016. As a result, as of the end of our fiscal year 2016, all outstanding principal and interest under the Red Falcon Facility had been repaid in full and discharged.

  8.50% Senior Unsecured Convertible Notes

        In February 2014, the Company issued $70.7 million in an aggregate principal amount of 8.50% senior unsecured convertible notes due 2019 (we refer to these notes as the "Old Notes"). The Old Notes were issued pursuant to an indenture dated February 21, 2014, between the Company and U.S. Bank National Association, as trustee. Two members of the Company's Board of Directors, Messrs. Dakos and Goldstein, are affiliated with Bulldog Investors, LLC, who purchased $9.2 million of the Old Notes. The Old Notes were purchased in private transactions exempt from the registration requirements of the Securities Act.

        The Old Notes are general senior unsecured obligations and rank equally in right of payment with all of the Company's other existing and future senior unsecured indebtedness. The Old Notes are effectively subordinate to all of the Company's secured indebtedness to the extent of the value of the assets collateralizing such indebtedness. The Old Notes are not guaranteed by the Company's subsidiaries.

        The maturity date of the Old Notes is February 15, 2019. The Old Notes accrue interest at the rate of 8.50% per annum on the principal amount of the Senior Unsecured Notes, payable semi-annually in arrears on August 15 and February 15 of each year.

        The Old Notes are convertible into shares of Common Stock at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. Initially, the Old Notes were convertible into shares of Common Stock at a conversion rate of 147.9290 shares of Common Stock per $1,000 principal amount of Old Notes (equivalent to a conversion price of $6.76 per share of Common Stock). In the second quarter of 2015, the conversion rate was adjusted to 151.7912 shares of Common Stock per $1,000 principal amount of Old Notes (equivalent to a conversion price of $6.59 per share of Common Stock) in connection with an anti-dilution adjustment triggered by a rights offering that resulted in the issuance of 6,688,433 shares of the Company's Common Stock.

        The Company may not redeem the Old Notes prior to February 15, 2019. On and after such date, and prior to the maturity date, the Company may redeem for cash all, but not less than all, of the Old Notes if the last reported sale price of the Company's Common Stock equals or exceeds 120% of the applicable conversion price for at least 20 trading days during the 30 consecutive trading day period ending on the trading day immediately prior to the date the Company delivers notice of the redemption. The redemption price will be equal to 100% of the principal amount of the Old Notes, plus any accrued and unpaid interest to, but excluding, the redemption date. In addition, if the Company calls the Old Notes for redemption, a make-whole fundamental charge will be deemed to occur. As a result, the Company will, in certain circumstances, increase the conversion rate by a number of additional shares of Common Stock for holders who convert their notes prior to the redemption date.

        The Company determined that an embedded conversion option existed in the Old Notes that was required to be separately accounted for as a derivative under ASC 815 which required the Company to bifurcate the embedded conversion option, record it as a liability at fair value and record a debt discount by an equal amount. Upon receipt of shareholder approval to issue shares of Common Stock upon conversion of the Convertible Notes in an amount that exceeded applicable New York Stock Exchange limits for issuances without shareholder approval, the Company reclassified the embedded conversion derivative liability to equity. The Old Notes are recorded at accreted value and will continue to be accreted up to the par value of the Old Notes at maturity.

        As of December 31, 2016, the carrying value of the Old Notes was $60.5 million, net of unamortized debt discounts and origination costs of $8.9 million and $1.3 million, respectively. These are being amortized over the remaining life of the Old Notes using the effective interest method.

        The Company recorded $9.7 million of interest expense on the Old Notes, including $6.0 million, $3.2 million and $480,000 from interest, amortizing debt discounts and originations costs, respectively, during the year ended December 31, 2016. For the year ended December 31, 2015, the Company recorded $9.1 million of interest expense on the Old Notes, including $6.0 million, $2.7 million and $404,000 from interest, amortizing debt discounts and origination costs, respectively. During the year ended December 31, 2016 the Company adopted ASU No. 2015-03, "Interest-Imputation of Interest (Subtopic 835-30)." This standard provides guidance on the balance sheet presentation of debt issuance cost, discount and premiums.

        On February 14, 2017, the Company entered into a solicitation to consent to issue additional Old Notes in lieu of a cash payment of interest on February 15, 2017 to holders of the Old Notes. The Company received the requisite consents, and issued $3,477,450 aggregate principal amount of Old Notes in lieu of the payment of cash interest on the Old Notes.

  15% Senior Secured Notes

        On March 11, 2016, the Company, as issuer, entered into an indenture with Wilmington Trust Company, as indenture trustee. The indenture provides for the issuance of up to $30.0 million in senior secured notes (which we refer to as the "Old Secured Notes"), of which approximately $21.2 million were issued on the initial closing date with an additional $8.8 million issued on March 24, 2016. The Old Secured Notes were purchased in private transactions exempt from the registration requirements of the Securities Act under the note purchase agreements with certain accredited investors and/or non U.S. persons, including certain members of the Company's board of directors, management and their affiliates, who purchased approximately $3.3 million of the Old Secured Notes issued on the initial closing date.

        Interest on the Old Secured Notes accrues at 15.0% per annum payable quarterly and all Old Secured Notes will mature on September 14, 2018. The Old Secured Notes may be optionally redeemed in full at any time and must be redeemed in full upon additional issuances of debt by us, in each case, at a price equal to 100% of the principal amount redeemed plus (i) accrued and unpaid interest on the Old Secured Notes redeemed up to the date of redemption, and (ii) the present value, as of the date of redemption of all remaining interest payments to the Maturity Date using a discount rate equal to the yield to maturity at the time of computation on the US treasury security with a constant maturity most nearly equal to the period from the redemption date to the Maturity Date plus 50 basis points. The Old Notes provide that, upon a change of control, the Company will be required to make an offer to holders of the Old Secured Notes to repurchase the Old Secured Notes at a price equal to 107.5% of their principal amount. If the Transactions are consummated, a change of control would occur. Accordingly, in connection with the Old Secured Notes Exchange Offer and the Exchange Participation Agreement, holders of Old Secured Notes party to the Exchange Participation Agreement will agree to forego the 7.5% premium they would otherwise be entitled to receive pursuant to the Old Secured Notes indenture, and instead receive the consideration provided by the Exchange Participation Agreement, which includes the purchase of the Old Secured Notes at par by PJC (and their subsequent retirement by us) and the 5% cash fee payable by us to the holders party to the Exchange Participation Agreement.

        The Old Secured Notes contain negative covenants restricting additional debt incurred by Emergent Capital, Inc., creation of liens on the collateral securing the Old Secured Notes, and restrictions on dividends and stock repurchases. A number of these negative covenants would be removed from the indenture governing the Old Secured Notes through a consent solicitation in connection with the Old Secured Notes Exchange Offer. The Old Secured Notes are secured by settlement proceeds, if any, received from certain litigation involving the Company, certain notes issued to the Company and a pledge of 65% of the equity interests in Blue Heron Designated Activity Company, OLIPP IV, LLC and Red Reef Alternative Investments, LLC.

        During the year ended December 31, 2016, the Company adopted ASU No. 2015-03, "Interest—Imputation of Interest (Subtopic 835-30)." This standard provides guidance on the balance sheet presentation of debt issuance cost, discount and premiums. As of December 31, 2016, the carrying value of the Old Secured Notes was $29.3 million, net of unamortized debt origination costs of $703,000, which is being amortized over the remaining life of the Old Secured Notes using the effective interest method. The Company recorded approximately $4.0 million of interest expense on the Old Secured Notes, which includes $3.7 million of interest and $348,000 of amortizing debt issuance costs, during the year ended December 31, 2016.

  12.875% Senior Secured Notes

        On November 10, 2014 and January 21, 2015, the Company issued the 12.875% Notes in two $25.0 million tranches. The 12.875% Notes were issued at 96% of their face amount. The 12.875% Notes were scheduled to mature on November 10, 2017. On July 16, 2015, we redeemed all of the outstanding 12.875% Notes at 106% of their principal amount plus interest up to November 10, 2015. Approximately $8.8 million was expensed as extinguishment related to the early repayment of the facility in July 2015, including $5.2 million, $171,000, $1.7 million and $1.7 million related to interest and prepayment penalties, unused fees, a write off of debt discounts and write off of issuance costs, respectively. We recorded $4.0 million of interest expense on the 12.875% Notes, including $3.2 million, $265,000, $264,000 and $277,000 from interest, unused fees, amortizing debt discounts and issuance costs, during the year ended December 31, 2015, respectively.

 CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our consolidated ratio of earnings to fixed charges for the periods indicated:

	For the year ended December 31,
	2016	2015(4)	2014(4)	2013(4)	2012
Ratio of earnings to fixed charges(1)(2)(3)	—	—	—	4.8	—

(1)
The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. The term "fixed charges" means the sum of the following: (a) interest expenses and capitalized interest, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) other expenses related to indebtedness, and (d) an estimate of the interest within rental expense. The term "earnings" is the amount resulting from adding the following: (a) pre-tax income from continuing operations before adjustment for income or loss from equity investees; (b) fixed charges; (c) amortization of capitalized interest; (d) distributed income of equity investees; and (e) share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges; then subtracting from the total added items, the following: (a) interest capitalized and (b) the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges.

(2)
In 2016, 2015, 2014, and 2012, we incurred losses from operations, and as a result, our earnings were insufficient to cover our fixed charges by $49,429,000, $39,099,000, $5,026,000 and $42,058,000, respectively.

(3)
Earnings include net realized and unrealized gains or losses. Net realized and unrealized gains or losses can vary substantially from period to period. Please refer to our annual report on Form 10-K for the year ended December 31, 2016 for additional information.

(4)
The fixed charges used for purposes of calculating the ratio of earnings to fixed charges excludes change in fair value of the Revolving Credit Facilities, loss on extinguishment of debt and change in fair value of conversion derivative liability. For the years ended December 31, 2016, 2015, 2014 and 2013, the change in fair value of the Revolving Credit Facilities was ($1.9) million, $12.2 million, ($5.5 million) and ($9.4 million), respectively. For the year ended December 31, 2016, 2015 and 2013, the loss on extinguishment of debt was $554,000, $8.8 million and $4.0 million, respectively. For the year ended December 31, 2014, change in fair value of conversion derivative liability was $6.8 million.

 DESCRIPTION OF NOTES

        We will issue the New Unsecured Notes under an indenture, to be dated as of the Settlement Date (the "indenture"), among us and U.S. Bank National Association, as trustee, registrar, paying agent and conversion agent (the "trustee"). The terms of the New Unsecured Notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        You may request a copy of the indenture from us as described under "Where You Can Find Additional Information."

        The following description is a summary of the material provisions of the New Unsecured Notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the New Unsecured Notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read the New Unsecured Notes and the indenture because they, and not this description, define your rights as a holder of the New Unsecured Notes.

        For purposes of this description, references to "the Company," "Emergent," "we," "our" and "us" refer only to Emergent Capital, Inc. and not to any of its current or future subsidiaries.

General

        The New Unsecured Notes:

  •
  will be our general unsecured, senior obligations;

  •
  will be limited to an aggregate principal amount of $74,220,450 plus an amount equal to accrued and unpaid interest on the Old Notes that are tendered in the Exchange Offer from February 16, 2017 through and excluding the Settlement Date;

  •
  will bear cash interest from the Settlement Date at an annual rate of 5.00%, payable on February 15 and August 15 of each year, beginning on August 15, 2017;

  •
  will be subject to purchase by us for cash at the option of the holders following a fundamental change (as defined below under "—Fundamental Change Permits Holders to Require Us to Purchase New Unsecured Notes") and to redemption by us at our option on or after a specified date and subject, in certain cases, to certain requirements (as described under "—Optional Redemption by the Company");

  •
  will mature February 15, 2023 unless earlier converted, redeemed or repurchased;

  •
  will be effectively subordinated to our obligations pursuant to our existing and future secured Indebtedness under the White Eagle Revolving Credit Facility, Old Secured Notes, and the New Secured Notes, in each case, to the extent of the value of the collateral securing such Indebtedness;

  •
  will be structurally subordinated to all existing and future obligations and liabilities of our subsidiaries that are not guarantors of the New Unsecured Notes and to claims of holders of Preferred Stock, if any, of our Subsidiaries that are not guarantors of the New Unsecured Notes;

  •
  will be issued in registered form only in denominations of $1,000 and multiples of $1,000, except with respect to the New Unsecured Notes issued in exchange for Old Notes bearing CUSIP number 29102NAB1 and New Unsecured Notes issued in respect of accrued and unpaid interest on the Old Notes that are tendered in the Exchange Offer through but excluding the Settlement Date; and

  •
  will be issued in book-entry form and represented by one or more permanent global notes deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company (DTC), but in certain limited circumstances may be issued in definitive form and represented by physical, certificated notes. See "—Book-entry, Settlement and Clearance."

        Holders may convert their New Unsecured Notes at their option at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. The conversion rate is subject to adjustment if certain events occur. You will not receive any separate cash payment for interest (including additional interest) accrued and unpaid to the conversion date except under the limited circumstances described below. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under "—Fundamental Change Permits Holders to Require Us to Purchase New Unsecured Notes" and "—Consolidation, Merger and Sale of Assets" below, and except for the provisions set forth under "—Conversion Rights—Adjustment to Shares Delivered Upon Conversion Upon a Make-whole Fundamental Change," the indenture does not contain any covenants or other provisions designed to afford holders of the New Unsecured Notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit or perceived credit as a result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

        We do not intend to apply for the New Unsecured Notes to be listed on any securities exchange.

Payments on the New Unsecured Notes; Paying Agent and Registrar; Transfer and Exchange

        We will pay the principal of and interest on New Unsecured Notes evidenced by a global note in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

        We will pay the principal of any certificated New Unsecured Notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in New York, New York as a place where New Unsecured Notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the New Unsecured Notes. Interest (including additional interest, if any) on certificated New Unsecured Notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of New Unsecured Notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder's account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

        A holder of certificated New Unsecured Notes may transfer or exchange New Unsecured Notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of New Unsecured Notes, but we, the trustee, or the registrar may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any New Unsecured Note surrendered for conversion.

        The registered holder of a New Unsecured Note will be treated as the owner of it for all purposes.

Interest

        The New Unsecured Notes will bear cash interest at a rate of 5.00% per year until maturity. Interest on the New Unsecured Notes will accrue from the Settlement Date or from the most recent date on which interest has been paid or duly provided for. Interest (including additional interest, if any) will be payable semiannually in arrears on August 15 and February 15 of each year, beginning on August 15, 2017.

        Interest (including additional interest, if any) will be paid to the person in whose name a New Unsecured Note is registered at the close of business on August 1 or February 1, as the case may be, immediately preceding the relevant interest payment date. Interest (including additional interest, if any) on the New Unsecured Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

        If any interest payment date or the stated maturity date or any earlier required repurchase date would fall on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest (including any additional interest) on such payment will accrue in respect of the delay. The term "business day" means any day other than a Saturday, a Sunday or any other day on which banks or trust companies in New York, New York are authorized or required by law or executive order to be closed.

        References to interest in this Offer to Exchange include (i) additional interest, if any, payable upon our election to pay additional interest as the sole remedy during the first 365 days after the occurrence of an event of default relating to the failure to comply with our reporting obligations as described under "—Events of Default" and (ii) additional interest, if any, payable as a result of the circumstances described below under the caption "—Registration Rights; Additional Interest."

Ranking

        The New Unsecured Notes will be our unsecured and unsubordinated obligations that rank senior in right of payment to all existing and future indebtedness that is expressly subordinated in right of payment to the New Unsecured Notes. The New Unsecured Notes will rank equally in right of payment with all our existing and future indebtedness that is not so subordinated. The New Unsecured Notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The New Unsecured Notes will be structurally junior to all existing and future indebtedness and liabilities incurred by our subsidiaries. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company, our assets that are pledged as security for any of our secured debt will be available to pay obligations on the New Unsecured Notes only after all indebtedness under such secured debt has been repaid in full from such assets. If some of our assets then secure other indebtedness, we advise you that there may not be sufficient assets remaining to pay amounts due on any or all the New Unsecured Notes then outstanding.

        The ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. We may not be able to pay the purchase price if a holder requires us to repurchase the New Unsecured Notes following a fundamental change as described below.

Optional Redemption by the Company

        We may redeem all, but not less than all, of the New Unsecured Notes provided that the last reported sale price of our Common Stock for 15 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately prior to the date of the redemption notice exceeds 120% of the applicable conversion price in effect on each such trading day. The redemption price will equal the sum of 100% of the principal amount of the New Unsecured Notes being redeemed, plus accrued and unpaid interest to, but not including, the redemption date. Notwithstanding the foregoing, if we set a redemption date between a regular record date and the corresponding interest payment date, we will not pay accrued interest to any redeeming holder, and will instead pay the full amount of the relevant interest payment on such interest payment date to the holder of record on such a regular record date. Any New Unsecured Notes redeemed by us will be paid for solely in cash, solely in shares of Common Stock or in a combination of cash and shares of Common Stock. If the Company elects a cash settlement, the Company will pay cash equal to 100% of the principal amount of the New Unsecured Notes to be redeemed, plus accrued and unpaid interest thereon, plus Additional Interest, if any, to the applicable Redemption Date. If the Company elects a Physical Settlement, for each $1,000 principal amount of New Unsecured Notes redeemed, the Company will deliver a number of shares of Common Stock equal to the Redemption Conversion Rate, together with any cash payment for any fractional shares of Common Stock based on the Redemption Conversion Price. If the Company elects a Combination Settlement, the Company shall deliver in respect of each $1,000 of principal amount of New Unsecured Notes that the Company has specified will be redeemed in cash a cash amount equal to 100% of the principal amount of such New Unsecured Notes plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable Redemption Date and with respect to the remaining portion of such New Unsecured Notes to be redeemed in shares of Common Stock, shares of Common Stock at the Redemption Conversion Rate, together with a cash payment for any fractional shares of Common Stock, which cash payment shall be based on the Redemption Conversion Price.

        To the extent a holder converts its New Unsecured Notes "in connection" with our election to redeem the New Unsecured Notes pursuant to the preceding paragraph, we will increase the conversion rate as set forth below under "—Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change."

        In addition, holders will be entitled to accrued and unpaid interest to, but not including, the redemption date.

  Redemption Procedures

        We will give notice of redemption not more than 60 calendar days but not less than 30 scheduled trading days prior to the redemption date to all record holders at their addresses set forth in the register of the registrar. This notice will state, among other things:

  •
  That the redemption price will be paid solely in cash, solely in shares of Common Stock or in a combination of cash and shares of Common Stock;

  •
  That you have a right to convert the New Unsecured Notes called for redemption, and the conversion rate then in effect; and

  •
  The date on which your right to convert the New Unsecured Notes called for redemption will expire.

Conversion Rights

  General

        Except as described below, holders may convert their New Unsecured Notes at their option at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. The New Unsecured Notes may be converted into shares of our Common Stock initially at a conversion rate of 500 shares of Common Stock per $1,000 principal amount of New Unsecured Notes (equivalent to a conversion price of $2.00 per share of Common Stock). The trustee will act as the conversion agent.

  Conversion upon Specified Transactions

        If we are party to a consolidation, merger, binding share exchange or a sale, lease or other transfer of all or substantially all of our consolidated assets pursuant to which all of our shares of Common Stock are exchanged for cash, securities or other property, then from and after the effective time of the transaction, any conversion of New Unsecured Notes, including the conversion value deliverable in connection with such exchange, will be based on the kind and amount of cash, securities or other property that a holder of New Unsecured Notes would have received if such holder had converted its New Unsecured Notes for our shares of Common Stock immediately prior to the effective time of the transaction. For purposes of the foregoing, where a consolidation, merger or binding share exchange or a sale, lease or other transfer of all or substantially all of the consolidated assets of Emergent involves a transaction that causes our shares of Common Stock to be converted into the right to receive more than a single type of consideration based upon any form of shareholder election, such consideration will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our shares of Common Stock that affirmatively make such an election.

  Payment of Principal and Interest Upon Conversion

        Upon conversion of the New Unsecured Notes, you will not receive any separate cash payment for accrued and unpaid interest (including additional interest, if any), except as described below. We will not issue fractional shares of our Common Stock upon conversion of New Unsecured Notes. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price (as defined below) of the Common Stock on the relevant conversion date. Our delivery to you of the full number of shares of our Common Stock together with any cash payment for any fractional share, into which a New Unsecured Note is convertible will be deemed to satisfy in full our obligation to pay:

  •
  the principal amount of the New Unsecured Note; and

  •
  accrued and unpaid interest (including additional interest, if any) to, but not including, the conversion date.

        As a result, accrued and unpaid interest (including additional interest, if any) to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

        Notwithstanding the preceding paragraph, if New Unsecured Notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such New Unsecured Notes at 5:00 p.m., New York City time, on such record date will receive the interest (including additional interest, if any) payable on such New Unsecured Notes on the corresponding interest payment date notwithstanding the conversion. New Unsecured Notes surrendered for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest (including additional interest, if any) payable on the New Unsecured Notes so converted on such following interest payment date; provided that no such payment need be made:

  •
  for conversions following the record date immediately preceding the maturity date;

  •
  if we have specified a fundamental change purchase date that is after a record date and on or prior to the corresponding interest payment date; or

  •
  to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such New Unsecured Note.

        If a holder converts New Unsecured Notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our Common Stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder's name, in which case the holder will pay that tax.

        The "last reported sale price" of our Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national securities exchange on which our Common Stock is traded. If our Common Stock is not listed for trading on a U.S. national securities exchange on the relevant date, the "last reported sale price" will be the last quoted bid price for our Common Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our Common Stock is not so quoted, the "last reported sale price" will be the average of the mid-point of the last bid and ask prices for our Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

        "Scheduled trading day" means a day that is scheduled to be a trading day on the principal U.S. national securities exchange or market on which our Common Stock is listed or admitted for trading. If our Common Stock is not so listed or admitted for trading, "scheduled trading day" means a business day.

        "Trading day" means a day on which (i) trading in the Common Stock generally occurs on the OTCQB or, if the Common Stock is not then quoted on the OTCQB, on the other trading market on which the Common Stock is then quoted or traded, and (ii) a last reported sale price for the Common Stock is available on such trading market. If the Common Stock (or other security for which a closing sale price must be determined) is not so listed or traded, "trading day" means a business day.

  Conversion Procedures

        If you hold a beneficial interest in a global note, to convert you must comply with DTC's procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest (including additional interest, if any) payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

        If you hold a certificated note, to convert you must:

  •
  complete and manually sign the conversion notice on the back of the New Unsecured Note, or a facsimile of the conversion notice;

  •
  deliver the conversion notice, which is irrevocable, and the New Unsecured Note to the conversion agent;

  •
  if required, furnish appropriate endorsements and transfer documents;

  •
  if required, pay all transfer or similar taxes; and

  •
  if required, pay funds equal to interest (including additional interest, if any) payable on the next interest payment date to which you are not entitled.

        The date you comply with the relevant procedures described above is the conversion date under the indenture.

        If a holder has already delivered a purchase notice as described under "—Fundamental Change Permits Holders to Require Us to Purchase New Unsecured Notes" with respect to a New Unsecured Note, the holder may not surrender that New Unsecured Note for conversion until the holder has withdrawn the notice in accordance with the indenture.

  Payment Upon Conversion

        Upon conversion of the New Unsecured Notes, we will deliver to a converting holder a number of shares of our Common Stock equal to (i) the aggregate principal amount of New Unsecured Notes to be converted divided by $1,000, multiplied by (ii) the applicable conversion rate. We will deliver such shares of Common Stock on the third business day immediately following the relevant conversion date. We will deliver cash in lieu of any fractional share of Common Stock issuable upon conversion based upon the last reported sale price on the relevant conversion date.

        Except as described under "—Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change," we will pay and/or deliver the consideration due upon conversion on the third business day immediately following the Conversion Date.

        We will not issue fractional shares of our Common Stock upon conversion of the New Unsecured Notes. Instead, we will pay cash in lieu of any fractional share based on the closing sale price of our Common Stock on the relevant conversion date.

        Each conversion will be deemed to have been effected as to any New Unsecured Notes surrendered for conversion on the date the requirements set forth in the indenture have been satisfied as to such New Unsecured Notes; provided, however, a converting noteholder will become the record holder of any shares of our Common Stock due upon such conversion as of the relevant conversion date.

  Conversion Rate Adjustments

        The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the New Unsecured Notes participate at the same time and upon the same terms as holders of our Common Stock and solely as a result of holding the New Unsecured Notes, in any such transactions under clauses (1) (but only with respect to stock dividends or distributions), (2), (3) and (4) below without having to convert their New Unsecured Notes as if they held the full number of shares issuable upon conversion of their New Unsecured Notes.

        (1)   If we exclusively issue shares of our Common Stock as a dividend or distribution on shares of our Common Stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

        where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the record date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or combination, as applicable;
CR1	=	the conversion rate in effect immediately after the open of business on such record date or effective date;
OS0	=	the number of shares of our Common Stock outstanding immediately prior to the open of business on such record date or effective date; and
OS1	=	the number of shares of our Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

        (2)   If we issue to all or substantially all holders of our Common Stock any rights or warrants entitling them for a period of not more than 60 calendar days after the announcement date of such issuance to subscribe for or purchase shares of our Common Stock, at a price per share less than the average of the last reported sale prices of our Common Stock for the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula; provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration to the conversion rate that would be in effect had the adjustment been made on the basis of delivery of only the number of shares of Common Stock actually delivered:

        where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the record date for such issuance;
CR1	=	the conversion rate in effect immediately after the open of business on such record date;
OS0	=	the number of shares of our Common Stock outstanding immediately prior to the open of business on such record date;
X	=	the total number of shares of our Common Stock issuable pursuant to such rights or warrants; and
Y	=
the number of shares of our Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our Common Stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of the issuance of such rights or warrants.

        (3)   If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights or warrants to acquire our capital stock or other securities, to all or substantially all holders of our Common Stock, excluding

  •
  dividends or distributions and rights or warrants as to which an adjustment was effected pursuant to clause (1) or (2) above;

  •
  dividends or distributions paid exclusively in cash; and

  •
  spin-offs to which the provisions set forth below in this clause (3) shall apply; then the conversion rate will be adjusted based on the following formula:

        where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the record date for such distribution;
CR1	=	the conversion rate in effect immediately after the open of business on such record date;
SP0	=	the average of the last reported sale prices of our Common Stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the record date for such distribution; and
FMV	=	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets, property, rights or warrants distributed with respect to each outstanding share of our Common Stock on the record date for such distribution.

        If the then fair market value of the portion of the shares of capital stock, evidences of indebtedness or other assets or property so distributed applicable to one share of Common Stock is not less than the average of the last reported sales prices of our Common Stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the record date for such distribution, in lieu of the foregoing adjustment, each holder of a New Unsecured Note shall receive, at the same time and upon the same terms as holders of our Common Stock, the amount and kind of securities or assets or property such holder would have received if such holder owned a number of shares of our Common Stock equal to that which be issued upon conversion in full of the New Unsecured Notes held by such holder, using the conversion rate in effect on the record date for the distribution of the securities or assets.

        With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our Common Stock of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit and such shares of capital stock or similar equity interests are listed for trading on a U.S. national securities exchange, which we refer to as a "spin-off," the conversion rate will be increased based on the following formula:

        where,

CR0	=	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);
CR1	=	the conversion rate in effect immediately after the end of the valuation period;
FMV0	=
the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our Common Stock applicable to one share of our Common Stock over the first 10 consecutive trading-day period after, and including, the record date of the spin-off (the "valuation period"); and
MP0	=	the average of the last reported sale prices of our Common Stock over the valuation period.

        The adjustment to the conversion rate under the preceding paragraph will occur on the last day of the valuation period; provided that in respect of any conversion during the valuation period, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the record date for such spin-off (including such record date as one trading day) and the conversion date in determining the applicable conversion rate.

        (4)   If any annual cash dividend or distribution is made to all or substantially all holders of our Common Stock during any annual fiscal period, the conversion rate will be adjusted based on the following formula:

        where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;
CR1	=	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;
SP0	=	the last reported sale price of our Common Stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and
C	=	the amount in cash per share we distribute to holders of our Common Stock.

        (5)   If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the last reported sale price of our Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

        where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;
CR1	=	the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;
AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;
OS0	=	the number of shares of our Common Stock outstanding immediately prior to the date such tender or exchange offer expires;
OS1	=	the number of shares of our Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and
SP1	=	the average of the last reported sale prices of our Common Stock over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires.

        The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the tenth trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within 10 trading days immediately following, and including, the expiration date of any tender or exchange offer, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the applicable conversion rate.

        Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our Common Stock or any securities convertible into or exchangeable for shares of our Common Stock or the right to purchase shares of our Common Stock or such convertible or exchangeable securities. If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (other than as a result of share combination).

        To the extent permitted by law and applicable trading market rules, we may, from time to time, increase the conversion rate for a period of at least 20 business days if our board of directors determines that such an increase would be in our best interests. Any such determination by our board of directors will be conclusive. We will give holders at least 15 business days' notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of Common Stock resulting from any distribution of Common Stock or similar event. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our Common Stock or rights to purchase shares of our Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

        With respect to any rights plan that we implement after the date of the indenture, to the extent that such rights plan is in effect upon conversion of the New Unsecured Notes into Common Stock, you will receive, in addition to the shares of Common Stock received in connection with such conversion, the rights under the rights plan with respect to such Common Stock, unless prior to any conversion, the rights have separated from our Common Stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our Common Stock, shares of our capital stock, evidences of indebtedness, assets, property, rights or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

        Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

  •
  upon the issuance of any shares of our Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our Common Stock under any plan;

  •
  upon the issuance of any shares of our Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

  •
  upon the issuance of any shares of our Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the New Unsecured Notes were first issued;

  •
  upon the exercise of up to 2.0 million warrants to purchase shares of our Common Stock that were issued in connection with the settlement of the class actions arising in connection with the investigation by the U.S. Attorney's Office for District of New Hampshire into the Company's now legacy premium finance business;

  •
  upon the transfer of any life settlements to a subsidiary;

  •
  for a change in the par value of our Common Stock; or

  •
  for accrued and unpaid interest (including additional interest, if any).

        Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustment, regardless of whether the aggregate adjustment is less than 1%, on the conversion date for any New Unsecured Notes.

  Recapitalizations, Reclassifications and Changes of Our Common Stock

        In the case of:

  •
  any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination);

  •
  a consolidation, merger or combination involving us; or

  •
  a sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of ours and our subsidiaries (other than a transfer of any life settlements or other assets to a subsidiary), or any statutory share exchange, in each case, the result of which shares of our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert each $1,000 principal amount of a New Unsecured Note, or each $1.00 denominated New Unsecured Note, will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate prior to such transaction would have owned or been entitled to receive (the "reference property") upon such transaction. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), the reference property into which the New Unsecured Notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

  Certain Other Adjustments

        Whenever any provision of the indenture requires us to calculate last reported sale prices over a span of multiple days, our board of directors will make appropriate adjustments to such prices, the conversion rate, or the amount due upon conversion to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the record date of the event occurs, at any time during the period from which such prices are to be calculated.

  Adjustment to Shares Delivered Upon Conversion Upon a Make-Whole Fundamental Change

        If (i) a "fundamental change" (as defined below and determined after giving effect to any exceptions or exclusions to such definition, but without regard to the proviso in clause (2) of the definition thereof) or (ii) we call the New Unsecured Notes for redemption as described under "—Optional Redemption by the Company"(either event, a "make-whole fundamental change") that occurs prior to maturity and a holder elects to convert its New Unsecured Notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the New Unsecured Notes so surrendered for conversion by a number of additional shares of Common Stock (the "additional shares"), as described below. A conversion of New Unsecured Notes will be deemed for these purposes to be "in connection with" a make-whole fundamental change described in clause (i) above if the notice of conversion of the New Unsecured Notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change purchase date (or, in the case of an event that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th calendar day immediately following the effective date of such make-whole fundamental change). A conversion of New Unsecured Notes will be deemed for these purposes to be "in connection with" a make-whole fundamental change described in clause (ii) above if the notice of conversion of the New Unsecured Notes is received by the conversion agent from, and including, the date of issuance of a notice of redemption as described under "—Optional Redemption by the Company—Redemption Procedures," for a provisional redemption described under "—Optional Redemption by the Company" up to the close of business on the third business day immediately preceding the relevant redemption date. In the event that a conversion of New Unsecured Notes occurs in connection with two concurrent make-whole fundamental changes under clauses (i) and (ii) above, a holder of any such New Unsecured Notes to be converted will be entitled to an increase in the conversion rate based on the first to occur effective date of such make-whole fundamental changes.

        Upon surrender of New Unsecured Notes for conversion in connection with a make-whole fundamental change, we will deliver shares of our common stock as described under "—Conversion Rights—Payment Upon Conversion," calculated based on the conversion rate as adjusted by the additional shares. However, if, at the effective time of such transaction, the reference property as described under "—Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Common Stock" above is comprised entirely of cash, then, for any conversion of New Unsecured Notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the "stock price" (as defined below) for the transaction and will be deemed to be an amount equal to the conversion rate (including any adjustment additional shares) multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date. We will notify holders of the effective date of any make-whole fundamental change referred to in clause (i) above and issue a press release announcing such effective date no later than five business days after such effective date.

        The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the "effective date") and the price (the "stock price") paid (or deemed paid) per share of our common stock in the fundamental change. If the holders of our common stock receive only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the 10 trading-day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change. In connection with a make-whole fundamental change triggered by a redemption of the New Unsecured Notes as described under "—Optional Redemption by the Company," the effective date of such make-whole fundamental change will be the date on which we deliver notice of the redemption.

        The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the New Unsecured Notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under "—Conversion Rights—Conversion Rate Adjustments."

        The following table sets forth the number of additional shares to be received per $1,000 principal amount of New Unsecured Notes for each stock price and effective date set forth below:

				Stock Price
	$0.32	$1.00	$2.00	$3.00	$4.00	$5.00	$10.00	$20.00
04/01/17	2625.0000	575.9000	197.0000	107.4000	72.7750	55.2400	25.9400	12.8800
04/01/18	2625.0000	561.6000	179.0500	93.5000	62.2500	47.0000	22.1200	11.0050
04/01/19	2625.0000	547.1000	158.8500	78.0667	50.8500	38.2200	18.1100	9.0300
04/01/20	2625.0000	533.1000	135.6500	60.8000	38.5750	28.9600	13.9000	6.9000
04/04/21	2625.0000	520.1000	108.1000	41.3667	25.5250	19.3600	9.4800	4.7400
04/01/22	2625.0000	509.1000	72.8500	19.7333	12.3750	9.7200	4.8500	2.4250
4/1/2023	2625.0000	500.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

        The exact stock prices and effective dates may not be set forth in the table above, in which case:

  •
  If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

  •
  If the stock price is greater than $20.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

  •
  If the stock price is less than $0.32 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

        For any $1.00 denominated New Unsecured Note, the number of additional shares to be received per $1.00 denominated New Unsecured Note for each stock price and effective date will be the number corresponding to such stock price and effective date divided by 1,000.

        Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Purchase New Unsecured Notes

        If a "fundamental change" (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase for cash any or all of your New Unsecured Notes, or any portion of the principal amount thereof, that is equal to $1,000 or a multiple of $1,000 for $1,000 denominated New Unsecured Notes or any even dollar amount of dollar denominated New Unsecured Notes. The price we are required to pay is equal to 100% of the principal amount of the New Unsecured Notes to be purchased plus accrued and unpaid interest (including additional interest), if any, to, but excluding, the fundamental change purchase date (unless the fundamental change purchase date is after a record date and on or prior to the interest payment date to which such record date relates, in which case we will instead pay the full amount of accrued and unpaid interest (including any additional interest) to the holder of record on such record date and the fundamental change purchase price will be equal to 100% of the principal amount of the New Unsecured Notes to be purchased). The fundamental change purchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below. Any New Unsecured Notes purchased by us will be paid for in cash.

        A "fundamental change" will be deemed to have occurred at the time after the New Unsecured Notes are originally issued if any of the following occurs:

          (1)   a "person" or "group" within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries and our and their employee benefit plans, has become the direct or indirect "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

          (2)   consummation of any share exchange, consolidation or merger of us, or any transaction or series of transactions pursuant to which our Common Stock will be converted into cash, securities or other property or any sale, lease or other transfer (other than encumbrance) in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction where the holders of all classes of our common equity immediately prior to such transaction that is a share exchange, consolidation or merger own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not be a fundamental change;

          (3)   the first day on which a majority of the members of our board of directors does not consist of "continuing directors";

          (4)   our shareholders approve any plan or proposal for our liquidation or dissolution; or

          (5)   our Common Stock (or other common stock into which the New Unsecured Notes are then convertible) ceases to be listed or quoted on the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Market, the NASDAQ Global Select Market, the NASDAQ Capital Market, the OTCQX and the OTCQB (or each of their respective successors) (each such market, a "trading market").

        A fundamental change as a result of clause (2) above will not be deemed to have occurred, however, (a) if 90% of the consideration received or to be received by our common shareholders, excluding cash payments for fractional shares, in connection with the transaction or transactions constituting the fundamental change consists of shares of common stock traded on a trading market or which will be so traded when issued or exchanged in connection with a fundamental change (these securities being referred to as "publicly traded securities") and as a result of this transaction or transactions the New Unsecured Notes become convertible into such publicly traded securities, excluding cash payments for fractional shares, and (b) as a result of the consummation of the transactions contemplated by the Master Transaction Agreements or any of the other "Transaction Documents" (as defined in the Master Transaction Agreements).

        "Continuing directors" means (i) individuals who on the date of original issuance of the New Unsecured Notes constituted our board of directors (ii) any new directors whose election to our board of directors or whose nomination for election by our shareholders was approved by at least a majority of our directors then still in office (or a duly constituted committee thereof), either who were directors on the date of original issuance of the New Unsecured Notes or whose election or nomination for election was previously so approved.

        On or before the 20th calendar day after the occurrence of a fundamental change, we will provide to all holders of the New Unsecured Notes and the trustee, the conversion agent and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

  •
  the events causing a fundamental change;

  •
  the date of the fundamental change;

  •
  the last date on which a holder may exercise the repurchase right;

  •
  the fundamental change purchase price;

  •
  the fundamental change purchase date;

  •
  the name and address of the paying agent and the conversion agent, if applicable;

  •
  if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

  •
  if applicable, that the New Unsecured Notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

  •
  the procedures that holders must follow to require us to purchase their New Unsecured Notes.

        Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in New York, New York, or publish the information on our website or through such other public medium as we may use at that time.

        To exercise the purchase right, you must deliver, on or before the business day immediately preceding the fundamental change purchase date, the New Unsecured Notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled "Form of Fundamental Change Purchase Notice" on the reverse side of the New Unsecured Notes duly completed, to the paying agent if the New Unsecured Notes are in certificated form. If the New Unsecured Notes are not in certificated form, you must comply with DTC's procedures for tendering interests in global New Unsecured Notes. Your purchase notice must state:

  •
  if certificated, the certificate numbers of your New Unsecured Notes to be delivered for purchase;

  •
  the portion of the principal amount of New Unsecured Notes to be purchased, which must be $1,000 or a multiple thereof for $1,000 denominated New Unsecured Notes or any even dollar amount of denominated New Unsecured Notes; and

  •
  that the New Unsecured Notes are to be purchased by us pursuant to the applicable provisions of the New Unsecured Notes and the indenture.

        You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal shall state:

  •
  the principal amount of the withdrawn New Unsecured Notes;

  •
  if certificated Notes have been issued, the certificate numbers of the withdrawn Notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

  •
  the principal amount, if any, which remains subject to the purchase notice.

        We will be required to purchase the New Unsecured Notes on the fundamental change purchase date, subject to extension to comply with applicable law. You will receive payment of the fundamental change purchase price on the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the New Unsecured Notes. If the paying agent holds money or securities on the fundamental change purchase date sufficient to pay the fundamental change purchase price of New Unsecured Notes for which the holders have tendered and not withdrawn purchase notices, then:

  •
  such New Unsecured Notes will cease to be outstanding and interest (including additional interest, if any) will cease to accrue (whether or not book-entry transfer of the New Unsecured Notes is made or whether or not the New Unsecured Notes are delivered to the paying agent); and

  •
  all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest (including additional interest, if any) upon delivery or transfer of the New Unsecured Notes).

        In connection with any purchase offer pursuant to a fundamental change purchase notice, we will, if required:

  •
  comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

  •
  file a Schedule TO or any other required schedule under the Exchange Act.

        After a New Unsecured Note holder delivers a Fundamental Change Purchase Notice, New Unsecured Notes subject of such notice may not be converted unless either (i) such Fundamental Change Purchase Notice has first been validly withdrawn or (ii) there shall be a default in the payment of the Fundamental Change Purchase Price; provided that the conversion right with respect to such New Unsecured Notes shall terminate at the close of business on the date such default is cured and such New Unsecured Notes are purchased in accordance herewith.

        No New Unsecured Notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default with respect to the New Unsecured Notes other than an event of default that is cured by the payment of the fundamental change purchase price of the New Unsecured Notes.

        The put rights of the holders of the New Unsecured Notes could discourage a potential acquirer from acquiring us. The fundamental change purchase feature, however, is not the result of management's knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

        The term "fundamental change" is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the New Unsecured Notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

        The definition of fundamental change includes a phrase relating to the sale, lease or other transfer (other than encumbrance) of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of the New Unsecured Notes to require us to purchase its New Unsecured Notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

        If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. If we fail to purchase the New Unsecured Notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting holders of our debt to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

        The indenture provides that we will not consolidate with or merge into any other person or convey, lease or transfer (other than encumbrance) all or substantially all of our properties and assets to any person unless:

          (1)   the person formed by such consolidation or into which we are merged or the person which acquires by conveyance or transfer, or which leases all or substantially all of our properties and assets, shall (i) be a subsidiary or (ii) be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations under the New Unsecured Notes and the indenture;

          (2)   immediately after giving effect to such transaction, no default or event of default (each as defined in the indenture) shall have occurred and be continuing; and

          (3)   we shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with this provision and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

        Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a "fundamental change" (as defined above) permitting each holder to require us to purchase the New Unsecured Notes of such holder as described above.

Events of Default

        Each of the following is an event of default under the indenture:

          (1)   default in the payment of interest (including additional interest, if any) on any New Unsecured Note when the same becomes due and payable and such default continues for a period of 30 days;

          (2)   default in the payment of principal or fundamental change purchase price of any New Unsecured Note when the same becomes due and payable, whether at its stated maturity, upon acceleration, upon declaration or otherwise;

          (3)   failure to comply with our obligation to convert the New Unsecured Notes in accordance with the indenture upon exercise of a holder's conversion right;

          (4)   failure to give a fundamental change notice when due;

          (5)   failure to purchase all or any part of the New Unsecured Notes in accordance with the provisions of "—Fundamental Change Permits Holders to Require Us to Purchase New Unsecured Notes;"

          (6)   failure to perform or observe any other covenant or agreement in the indenture with respect to the New Unsecured Notes (other than a covenant or agreement in respect of which our non-compliance would otherwise be an event of default) and such default or breach continues for a period of 60 consecutive days after written notice to us by the trustee or to us and the trustee by the "holders" (as defined in the indenture) of 25% or more in aggregate principal amount of the New Unsecured Notes then outstanding;

          (7)   an event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any of our indebtedness or indebtedness of our subsidiaries for money borrowed in excess of $20 million, whether such indebtedness now exists or shall hereafter be created, shall happen and shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not be rescinded or annulled, or such indebtedness shall not have been discharged, within a period of 30 days after there shall have been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the New Unsecured Notes then outstanding, a written notice specifying such event of default and requiring that such acceleration be rescinded or annulled or such indebtedness to be discharged;

          (8)   a final judgment for the payment of $50 million or more (excluding any amounts covered by insurance) rendered against us or any significant subsidiary of ours, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal or petition for review thereof has expired if no such appeal or review has commenced, or (ii) the date on which all rights to appeal or petition for review have been extinguished; or

          (9)   certain events of bankruptcy, insolvency, receivership, rehabilitation or reorganization of us or any of our significant subsidiaries.

        If an event of default, other than as described in the next sentence, occurs and is continuing, then, and in each and every such case, except for any New Unsecured Notes the principal of which shall have already become due and payable, either the trustee or the holders of not less than 25% in aggregate principal amount of the New Unsecured Notes then outstanding under the indenture, by notice in writing to us (and to the trustee if given by holders), may declare the entire principal amount of all the New Unsecured Notes, and the interest accrued on such New Unsecured Notes, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an event of default described in clause (9) occurs and is continuing with respect to us, then the principal amount of all the New Unsecured Notes then outstanding and interest accrued on such New Unsecured Notes (including additional interest), if any, shall be and become immediately due and payable, without any notice or other action by any holder or the trustee, to the full extent permitted by applicable law.

        The provisions described in the paragraph above, however, are subject to the condition that if, at any time after the principal of the New Unsecured Notes shall have been so declared due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained as provided in the indenture, we will pay or will deposit with the trustee a sum sufficient to pay all matured installments of interest upon all the New Unsecured Notes and the principal of any and all New Unsecured Notes which shall have become due otherwise than by acceleration (with interest upon such principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest, at the rate or rates, if any, specified in the New Unsecured Notes to the date of such payment or deposit) and such amount as shall be sufficient to cover all amounts owing to the trustee and its agents and counsel, and if any and all events of default under the indenture, other than the non-payment of the principal of New Unsecured Notes which shall have become due by acceleration, shall have been cured, waived or otherwise remedied as provided in the indenture, then and in every such case the holders of a majority in aggregate principal amount of all the New Unsecured Notes then outstanding, by written notice to us and to the trustee, may rescind and annul such declaration and its consequences, but no such rescission and annulment will extend to or shall affect any subsequent default or shall impair any right consequent on such default.

        Notwithstanding the foregoing, except as described below under the caption "—Registration Rights; Additional Interest," the indenture provides that, to the extent we elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, or (ii) our failure to comply with the similar covenant contained in the indenture and described below under the caption "—Reports," will for the first 365 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the New Unsecured Notes equal to 0.50% per annum of the principal amount of the New Unsecured Notes. If we so elect, such additional interest will be payable on all Notes outstanding on or before the date on which such event of default first occurs. On the 365th day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 365th day), the New Unsecured Notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of New Unsecured Notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the New Unsecured Notes will be subject to acceleration as provided above.

        In order to elect to pay additional interest as the sole remedy during the first 365 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of record of New Unsecured Notes and the trustee and paying agent of such election on or before the close of business on the business day immediately prior to the date on which such event of default would occur. Upon our failure to timely give such notice or pay additional interest, the New Unsecured Notes will be immediately subject to acceleration as provided above.

        The holders of a majority in principal amount of the outstanding Notes may waive any past defaults (except with respect to nonpayment of principal or interest (including additional interest, if any), with respect to the failure to deliver the consideration due upon conversion, or with respect to any covenant or provision that cannot be modified or amended without the consent of all holders).

        Subject to certain restrictions, the holders of at least a majority in aggregate principal amount of the New Unsecured Notes outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs.

        Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest (including additional interest, if any) when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder of any New Unsecured Notes may institute any proceeding, judicial or otherwise, with respect to the indenture or the New Unsecured Notes, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:

            (i)  such holder has previously given to the trustee written notice of a continuing event of default with respect to the New Unsecured Notes;

           (ii)  the holders of at least 25% in aggregate principal amount of outstanding Notes shall have made written request to the trustee to institute proceedings in respect of such event of default in its own name as trustee under the indenture;

          (iii)  such holder or holders have offered to the trustee indemnity or security satisfactory to it against any costs, liabilities or expenses (including fees and expenses of its counsel) to be incurred in compliance with such request;

          (iv)  the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

           (v)  during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Notes have not given the trustee a direction that is inconsistent with such written request.

        The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest (including additional interest, if any) on any New Unsecured Note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interest of the holders.

Modification and Amendment

        The indenture allows us and the trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding New Unsecured Notes, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or modifying the rights of the holders of the New Unsecured Notes. However, without the consent of the holders of all the outstanding Notes affected thereby, no supplemental indenture may:

          (1)   change the stated maturity of the principal of, or interest (including additional interest) on, any New Unsecured Note;

          (2)   reduce the principal amount of, or the rate of interest (including additional interest) on, any New Unsecured Note;

          (3)   change any place of payment where, or the currency in which, any New Unsecured Notes or any interest thereon is payable;

          (4)   impair the right of any holder of a New Unsecured Note to receive payment of principal and interest (including additional interest) on such holder's Notes when due or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

          (5)   make any change that adversely affects the conversion rights of any holder of New Unsecured Notes;

          (6)   reduce the redemption price, purchase price or fundamental change purchase price of any New Unsecured Note or amend or modify in any manner adverse to the holders of New Unsecured Notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

          (7)   reduce the percentage in principal amount of the New Unsecured Notes, the consent of whose holders is required for a supplemental indenture, or the consent of whose holders is required for any waiver of compliance with various provisions of the indenture or various defaults thereunder and their consequences provided for in the indenture; or

          (8)   modify any of the foregoing provisions described in clause (7) above except to increase any such percentage or to provide that other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding Note affected thereby.

        We and the trustee may amend or supplement the indenture or the New Unsecured Notes without notice to or the consent of any holder to, among other things:

          (1)   add to our covenants for the benefit of the holders of the New Unsecured Notes or to surrender any right or power conferred upon us;

          (2)   cure any ambiguity or make any other provisions that do not adversely affect the interests of the holders of the New Unsecured Notes in any material respect; and

          (3)   conform the provisions of the indenture to the "Description of Notes" section in this Offer to Exchange.

        The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance of such proposed amendment, supplement or waiver. After an amendment, supplement or waiver becomes effective, we shall give to the holders affected by such amendment, supplement or waiver a notice briefly describing such amendment, supplement or waiver. We will mail supplemental indentures to holders upon request. Any failure to mail such notice, or any defect in such notice, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

Discharge

        We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding Notes or by depositing with the trustee or delivering to the holders, as applicable, after the New Unsecured Notes have become due and payable, whether at stated maturity, or any purchase date, or upon conversion or otherwise, cash and (in the case of conversion) shares of Common Stock, if applicable, sufficient to pay all of the outstanding Notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of New Unsecured Notes

        We will be responsible for making all calculations called for under the New Unsecured Notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our Common Stock, accrued interest (including additional interest, if any) payable on the New Unsecured Notes and the conversion rate of the New Unsecured Notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of New Unsecured Notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of New Unsecured Notes upon the request of that holder.

Reports

        The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act).

        We intend to file such reports with the SEC in electronic form pursuant to Regulation S-T of the SEC using the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system, which shall constitute delivery by us of such reports to the trustee in compliance with the provisions of the indenture. The trustee shall have no duty to search for or obtain any electronic or other filings that we make with the SEC, regardless of whether such filings are periodic, supplemental or otherwise.

Trustee

        U.S. Bank National Association is the trustee, registrar, paying agent and conversion agent. U.S. Bank National Association in each of its capacities, including without limitation as trustee, registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

        The trustee or its affiliates may also provide other services to us in the ordinary course of their business. The indenture contains limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the New Unsecured Notes, the trustee must eliminate such conflict or resign.

Governing Law

        The indenture provides that it and the New Unsecured Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Registration Rights; Additional Interest

        We intend to file as soon as reasonably practicable, but in any event within 30 days after the last date on which any New Unsecured Notes are originally issued, a registration statement with the SEC for the resale by holders of the New Unsecured Notes or holders of any shares of Common Stock issuable upon conversion of the New Unsecured Notes under the Securities Act and shall use our best efforts to have such registration statement declared effective under the Securities Act by the SEC as soon as reasonably practicable.

        Prior to the SEC declaring the registration statement effective, your ability to transfer the New Unsecured Notes and shares of Common Stock issuable upon conversion of the New Unsecured Notes is restricted as follows. Under Rule 144 under the Securities Act (Rule 144) as currently in effect, a person who acquired New Unsecured Notes from us or our affiliate and who has beneficially owned New Unsecured Notes or shares of our common stock issued upon conversion of the New Unsecured Notes for at least one year is entitled to sell such New Unsecured Notes or shares of our common stock without registration, but only if such person is not deemed to have been our affiliate at the time of, or at any time during three months preceding, the sale. However, under Rule 144, a person who acquired New Unsecured Notes from us or our affiliate and who has beneficially owned Notes or shares of our common stock issued upon conversion of the New Unsecured Notes for at least six months is entitled to sell such Notes or shares of our common stock without registration; provided that (i) such person is not deemed to have been our affiliate at the time of, or at any time during three months preceding, the sale and (ii) we have filed all required reports under Section 13 or 15(d) of the Exchange Act, as applicable, during the twelve months preceding such sale (other than current reports on Form 8-K). If we are not current in our Exchange Act reports, a person who acquires from us or our affiliate Notes or shares of our common stock issued upon conversion of the New Unsecured Notes could be required to hold such Notes or shares of our common stock for up to one year following such acquisition. If we are not current in our Exchange Act reports, a person who is our affiliate and who owns Notes or shares of our common stock issued upon conversion of the New Unsecured Notes could be required to hold such New Unsecured Notes or shares of our common stock indefinitely.

        If:

            (i)  at any time during the six-month period beginning on, and including, the date which is six months after the last date on which any of the New Unsecured Notes are originally issued, (a) we fail to timely file any document or report that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, as applicable (after giving effect to all applicable grace periods thereunder and other than reports on Form 8-K), or (b) the New Unsecured Notes are not otherwise freely tradable by holders other than our affiliates (as a result of restrictions pursuant to U.S. securities law or the terms of the indenture or the New Unsecured Notes),

           (ii)  as of the date that is one year after the last date on which any of the New Unsecured Notes are originally issued, the restrictive legend on the New Unsecured Notes has not been removed or the New Unsecured Notes are not otherwise freely tradable by holders other than our affiliates (without restrictions pursuant to U.S. securities law or the terms of the indenture or the New Unsecured Notes), or

          (iii)  as of the date that is one hundred twenty (120) days after the last date on which any New Unsecured Notes are originally issued, a registration statement regarding the resale by the holders of the New Unsecured Notes or holders of any shares of Common Stock issuable upon conversion of the New Unsecured Notes has not been declared effective under the Securities Act by the SEC each such event referred to in clauses (i) through (iii), a "Restricted Transfer Default")

and we have not cured any such Restricted Transfer Default by the date that is 14 calendar days following the occurrence of such Restricted Transfer Default (such date, the "Restricted Transfer Triggering Date"), then we will pay additional interest in cash on the New Unsecured Notes. Additional interest on the New Unsecured Notes will accrue with respect to the first 90-day period (or portion thereof) following the Restricted Transfer Triggering Date for each day that a Restricted Transfer Default is continuing at a rate equal to 0.25% per annum of the principal amount of New Unsecured Notes, which rate will increase by an additional 0.25% per annum of the principal amount of the New Unsecured Notes for each subsequent 90-day period (or portion thereof) while a Restricted Transfer Default is continuing until all Restricted Transfer Defaults have been cured, up to a maximum of 0.50% of the principal amount of the New Unsecured Notes. Following the cure of all Restricted Transfer Defaults, the accrual of additional interest arising from Restricted Transfer Defaults will cease and the interest rate will revert to the original rate. Additional interest will be payable in arrears on each interest payment date following accrual in the same manner as regular interest on the New Unsecured Notes.

        The additional interest that is payable as a result of the occurrence of a Restricted Transfer Default as described in the preceding paragraph shall be in addition to, and not in lieu of, any additional interest that may be payable as a result of our election to pay additional interest for up to 365 days in lieu of allowing the New Unsecured Notes to be accelerated as a result of the occurrence of an event of default under the indenture arising from (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act, or (ii) our failure to comply with the similar covenant contained in the indenture and described above under the caption "—Reports."

        Notwithstanding the foregoing, if the restrictive legend on the New Unsecured Notes has not been removed or the New Unsecured Notes are not otherwise freely tradable by holders other than our affiliates, we may elect to designate an effective shelf registration statement for the resale of the New Unsecured Notes or any Common Stock issuable upon conversion of the New Unsecured Notes. Additional interest will not accrue for each day on which such registration statement remains effective and usable by holders for the resale of the New Unsecured Notes or any Common Stock. Any such registration will be effected on terms customary for convertible Notes generally offered in reliance upon Rule 144A under the Securities Act.

        We cannot assure you that we will be able to remove the restrictive legend from the New Unsecured Notes or from any shares of our Common Stock issued upon conversion of the New Unsecured Notes.

        During the period of one year after the last date on which any of the New Unsecured Notes are originally issued, we will not, and will not permit any of our "affiliates" (as defined in Rule 144 under the Securities Act) to, resell any of the New Unsecured Notes that have been reacquired by any of them. The New Unsecured Notes will be issued with a restricted CUSIP number.

        Until such time as we notify the trustee to remove the restrictive legend from the New Unsecured Notes, the restricted CUSIP will be the CUSIP number for the New Unsecured Notes. At such time as we notify the trustee to remove the restrictive legend from the New Unsecured Notes, such legend will be deemed removed from any global note and an unrestricted CUSIP number for the New Unsecured Notes will be deemed to be the CUSIP number for the New Unsecured Notes.

        Additional interest will be payable in arrears on each interest payment date following accrual in the same manner as regular interest on the New Unsecured Notes.

Book-entry, Settlement and Clearance

  The Global Notes

        The New Unsecured Notes will be initially issued in the form of one or more registered New Unsecured Notes in global form, without interest coupons (the "global notes"). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

        Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC ("DTC participants") or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

  •
  upon deposit of a global note with DTC's custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the Information and Exchange Agent and us; and

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  ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and records maintained by DTC participants (with respect to other owners of beneficial interests in the global note).

        Beneficial interests in global notes may not be exchanged for New Unsecured Notes in physical, certificated form except in the limited circumstances described below.

  Book-entry Procedures for the Global Notes

        All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the trustee are responsible for those operations or procedures.

        DTC has advised us that it is:

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  a limited purpose trust company organized under the laws of the State of New York;

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  a "banking organization" within the meaning of the New York State Banking Law;

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  a member of the Federal Reserve System;

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  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

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  a "clearing agency" registered under Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

        So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the New Unsecured Notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

  •
  will not be entitled to have New Unsecured Notes represented by the global note registered in their names;

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  will not receive or be entitled to receive physical, certificated notes; and

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  will not be considered the owners or holders of the New Unsecured Notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

        As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of New Unsecured Notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

        Payments of principal and interest (including additional interest, if any) and of amounts due upon conversion with respect to the New Unsecured Notes represented by a global note will be made by the trustee to DTC's nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

        Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

        Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds.

  Certificated New Unsecured Notes

        Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related New Unsecured Notes only if:

  •
  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 60 days;

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  DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 60 days; or

  •
  an event of default with respect to the New Unsecured Notes has occurred and is continuing.

 DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock and provisions of our articles of incorporation and our bylaws are summaries. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our articles of incorporation and bylaws.

General

        Our authorized capital stock consists of 80,000,000 shares of common stock, par value $0.01 per share (which we refer to as our "Common Stock"), and 40,000,000 shares of undesignated preferred stock, par value $0.01 per share, the rights and preferences of which may be established from time to time by our board of directors.

Common Stock

        As of March 16, 2017, we had 28,413,844 shares of Common Stock outstanding. Each holder of our Common Stock is entitled to one vote for each share held by such holder on all matters to be voted upon by our shareholders, and there are no cumulative voting rights. Holders of our Common Stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. See "Dividend Policy." If there is a liquidation, dissolution or winding up of the Company, holders of our Common Stock would be entitled to share in our assets remaining after the payment of liabilities. Holders of our Common Stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to our Common Stock.

Preferred Stock

        Our articles of incorporation authorizes the issuance of shares of up to 40,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. The preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us.

Warrants

        Prior to the closing of our initial public offering, we issued warrants to purchase a total of up to 4,240,521 shares of our Common Stock. One-third of the warrants have an exercise price equal to $12.90, one-third of the warrants have an exercise price equal to $14.5125, and one-third of the warrants have an exercise price equal to $16.125. The warrants expire seven years after the date of issuance and are exercisable as they are fully vested. The exercise price may be paid in cash, or through a cashless exercise by reducing the number of shares otherwise issuable to the holder, based on the closing price of our Common Stock on the last business day before the exercise date.

        As part of the consideration to settle a class action litigation arising in connection with the investigation by the U.S. Attorney's Office for District of New Hampshire into the Company's now legacy premium finance business, we issued warrants to purchase up to 2.0 million shares of our Common Stock. The warrants were distributed in October 2014 and have a five-year term from the date they were distributed to the class participants with an exercise price of $10.75.

        In addition, the $74,220,450 in aggregate principal of Old Notes that are outstanding may be converted into shares of Common Stock. The initial conversion price of the Old Notes was 147.9290 shares of Common Stock per $1,000 principal amount of Notes (equivalent to a conversion price of

$6.76 per share of Common Stock). In the second quarter of 2015, the conversion rate was adjusted to 151.7912 shares of Common Stock per $1,000 principal amount of Convertible Notes (equivalent to a conversion price of $6.59 per share of Common Stock) in connection with an anti-dilution adjustment triggered by a rights offering that resulted in the issuance of 6,688,433 shares of the Company's Common Stock.

Anti-Takeover Effects of Florida Law and Our Articles of Incorporation and Bylaws

        Certain provisions of Florida law, our articles of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Requirements for Advance Notification of Shareholder Nominations and Proposals

        Our bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. The bylaws do not give the board of directors the power to approve or disapprove shareholder nominations of candidates or proposals regarding business to be conducted at a special or annual meeting of the shareholders. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. Our articles of incorporation prohibit our shareholders from acting without a meeting by written consent. Our articles further require holders of not less than 50% of the voting power of our Common Stock to call a special meeting of shareholders. These provisions may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

Certain Provisions of Florida Law

        We are subject to anti-takeover provisions that apply to public corporations organized under Florida law unless the corporation has elected to opt out of those provisions in its articles of incorporation or its bylaws. We have not elected to opt out of these provisions.

        Florida Insurance Code.    One of our subsidiaries, Imperial Life Settlements, LLC, a Delaware limited liability company, is licensed as a viatical settlement provider and regulated by the Florida Office of Insurance Regulation. As a Florida viatical settlement provider, Imperial Life Settlements, LLC is subject to regulation as a specialty insurer under certain provisions of the Florida Insurance Code. Under applicable Florida law, no person can acquire, directly or indirectly, 10% or more of the voting securities of a viatical settlement provider or its controlling company, including Emergent Capital, Inc., without the written approval of the Florida Office of Insurance Regulation.

        The Florida Office of Insurance Regulation may disapprove an acquisition of beneficial ownership of 10% or more of our voting securities by any person who refuses to apply for and obtain regulatory approval of such acquisition. In addition, if the Florida Office of Insurance Regulation determines that any person has acquired 10% or more of our voting securities without obtaining regulatory approval, it may order that person to cease the acquisition and divest itself of any shares of such voting securities which may have been acquired in violation of the applicable Florida law. The Florida Office of Insurance Regulation may also suspend or revoke Imperial Life Settlements, LLC's license if it finds that an acquisition of our voting securities was made in violation of the applicable Florida law and would render the further transaction of its business hazardous to its customers, creditors, shareholders or the public.

Indemnification and Limitation of Liability

        The Florida Business Corporation Act authorizes Florida corporations to indemnify any person who was or is a party to any proceeding other than an action by, or in the right of, the corporation, by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation. The indemnity also applies to any person who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other entity. The indemnification applies against liability incurred in connection with such a proceeding, including any appeal, if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. To be eligible for indemnity with respect to any criminal action or proceeding, the person must have had no reasonable cause to believe his or her conduct was unlawful.

        In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is found liable, unless the court in which the action was brought determines that such person is fairly and reasonably entitled to indemnification.

        The indemnification provisions of the Florida Business Corporation Act require indemnification if a director, officer, employee or agent has been successful in defending any action, suit or proceeding to which he or she was a party by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity. The indemnity covers expenses actually and reasonably incurred in defending the action.

        The indemnification authorized under Florida law is not exclusive and is in addition to any other rights granted to officers, directors and employees under the articles of incorporation or bylaws of the corporation or any agreement between officers and directors and the corporation. Our chief executive officer has signed an employment agreement that provides for indemnification and advancement of expenses to the fullest extent permitted by Florida law. The officer must repay such expenses if it is subsequently found that the officer is not entitled to indemnification. Exceptions to this additional indemnification include criminal violations by the officer, transactions involving an improper personal benefit to the officer and willful misconduct or conscious and reckless disregard for our best interests.

        Our bylaws provide for the indemnification of directors, officers, employees and agents and, upon certain circumstances, allow the advancement of expenses incurred in connection with the defense of any proceeding that the director, officer, employee or agent was a party to by reason of the fact that he or she is or was a director, officer, employee or agent of our corporation, or at our request, a director, officer, employee or agent of another corporation. Our bylaws also provide that we may purchase and maintain insurance on behalf of any director, officer, employee or agent against liability asserted against the director, officer, employee or agent in such capacity.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

        Under the Florida Business Corporation Act, a director is not personally liable for monetary damages to us or to any other person for acts or omissions in his or her capacity as a director except in certain limited circumstances. Those circumstances include violations of criminal law (unless the director had reasonable cause to believe that such conduct was lawful or had no reasonable cause to believe such conduct was unlawful), transactions in which the director derived an improper personal benefit, transactions involving unlawful distributions, and conscious disregard for the best interest of the corporation or willful misconduct (only if the proceeding is by or in the right of the corporation or by or in the right of a shareholder). As a result, shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although injunctive or other equitable relief may be available.

Transfer Agent and Registrar

        The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company, LLC.

Listing

        Our Common Stock is listed on the OTC Market Group's OTCQB market under the ticker symbol "EMGC."

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a general summary of the material United States federal income tax consequences of (1) the exchange of Old Notes for New Unsecured Notes and the right to participate in the Rights Offering pursuant to the Exchange Offer (for purposes of this Material United States Federal Income Tax Consequences section, we will refer to the right to participate in the Rights Offering pursuant to the Exchange Offer as the "Participation Rights"), (2) the purchase, ownership, conversion, and other disposition of the New Unsecured Notes and Rights Offering Common Stock, and (3) the Rights Offering. This summary is based upon the Code, its legislative history, existing and proposed Treasury Regulations thereunder, published rulings and court decisions, all as currently in effect. These laws are subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual circumstances, some of which may be subject to special tax rules that differ significantly from those summarized below, such as:

  •
  holders subject to the alternative minimum tax;

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  banks, insurance companies or other financial institutions;

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  tax-exempt organizations;

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  regulated investment companies;

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  real estate investment trusts;

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  dealers in securities, commodities or foreign currencies;

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  traders in securities that elect to use a market-to-market method of accounting for their securities holdings;

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  foreign persons or entities (except to the extent set forth below);

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  S-corporations, partnerships or other pass-through entities (except to the extent specifically set forth below);

  •
  expatriates and certain former citizens or long-term residents of the United States;

  •
  U.S. Holders (as defined below) whose "functional currency" is not the United States dollar; or

  •
  persons holding New Unsecured Notes or the common stock received pursuant to the Rights Offering as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes.

        In addition, this summary does not discuss any consequences under estate or gift tax laws or foreign, state, or local tax considerations. This summary applies only to investors who purchase the New Unsecured Notes in this offering at the "issue price" and hold their New Unsecured Notes and any Rights Offering Common Stock as "capital assets," each as determined for United States federal income tax purposes.

        The IRS has issued regulations under Section 385 of the Code that in certain circumstances treat a financial instrument that otherwise would be treated as debt for U.S. federal tax purposes as equity of the issuer of such financial instrument during periods in which such financial instrument is held by certain person related to such issues. The discussion below assumes that Section 385 of the Code will not apply to treat the New Unsecured Notes as equity for U.S. federal tax purposes. Noteholders should consult with their own tax advisors regarding the effect, if any, of the Section 385 regulations on them.

        THIS SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU

ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY ARISING UNDER UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

 CLASSIFICATION OF HOLDER

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of an Old Note, a New Unsecured Note, common stock received upon conversion of a New Unsecured Note, or Rights Offering Common Stock that is, for United States federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the law of, the United States or any state or political subdivision thereof;

  •
  an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

  •
  a trust: (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust; or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated.

        A beneficial owner of an Old Note, a New Unsecured Note, common stock received upon conversion of a New Unsecured Note, or Rights Offering Common Stock that is not (i) a U.S. Holder or (ii) an entity or arrangement treated as a partnership for United States federal income tax purposes is referred to herein as a "Non-U.S. Holder."

        If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of an Old Note, a New Unsecured Note, common stock received upon conversion of a New Unsecured Note, or Rights Offering Common Stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder of notes or shares of common stock that is a partnership and partners in such partnership should consult their tax advisors about the United States federal income tax consequences of holding and disposing of Old Notes, New Unsecured Notes, or shares of common stock, as the case may be.

CONSEQUENCES TO PARTICIPATING U.S. HOLDERS

Exchange Offer

        Tax-Free Exchange Treatment.    A participating U.S. Holder will recognize taxable gain or loss upon the exchange of Old Notes for New Unsecured Notes and Participation Rights unless such exchange qualifies as a tax-free exchange. For such exchange to qualify as a tax-free exchange, the Old Notes and the New Unsecured Notes and Participation Rights must be treated as stock or "securities" under the relevant provisions of the Code. Neither the Code nor the Regulations define the term "security", and it has not been clearly defined by judicial decisions. Whether a debt instrument is a security is determined based on all of the facts and circumstances. Factors evaluated include whether the holder of such debt instrument is subject to a material level of entrepreneurial risk and whether a continuing proprietary interest is intended or not. Most authorities have held that the term to maturity of the debt instrument is one of the most significant factors. In this regard, debt instruments with a term of ten years or more generally have qualified as securities, whereas debt instruments with a term of less than five years generally have not qualified as securities. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof with respect to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an interest of the obligor, whether payments of interest are fixed, variable, or contingent, and whether such payments are made on a current basis or accrued. Because the Old Notes had, and the New Unsecured Notes will have, a term of five years or more but less than ten years, it is unclear whether the Old Notes and New Unsecured Notes will qualify as securities. Except as otherwise indicated, the following discussion assumes that the Old Notes and the New Unsecured Notes will be treated as securities. The relevant regulations provide that if certain conditions are met, rights issued by a party to a reorganization to acquire shares are treated as securities with zero principal amount for this purpose. The Participation Rights should be treated as stock or securities for this purpose.

        Assuming that the Old Notes and the New Unsecured Notes qualify as securities, the exchange of Old Notes for New Unsecured Notes and Participation Rights pursuant to the Exchange Offer should qualify as a tax-free exchange. If the exchange of Old Notes for New Unsecured Notes and Participation Rights qualifies as a tax-free exchange, a U.S. Holder that receives New Unsecured Notes and Participation Rights as a result of participation in the Exchange Offer should not recognize gain or loss on the exchange (except to the extent of any cash or other property received with respect to accrued and unpaid interest on the Old Notes). If the exchange of Old Notes for New Unsecured Notes and Participation Rights does not qualify as a tax-free exchange, any gain recognized will generally be capital gain (except, as described below, to the extent of any accrued market discount) and will be long-term capital gain if the Old Notes have been held for more than one year. Long-term capital gain recognized by non-corporate U.S. Holders generally is eligible for a reduced rate of taxation. Any consideration received in respect of accrued and unpaid interest will be subject to tax as discussed below under "—Accrued Interest." The deduction of capital losses is subject to significant limitations.

        If the exchange of the Old Notes for New Unsecured Notes and Participation Rights qualifies as a tax-free exchange, a U.S. Holder's aggregate tax basis in the New Unsecured Notes and any Rights Offering Common Stock subscribed for will be equal to the tax basis in the Old Notes exchanged therefor, increased by any gain recognized on the exchange and decreased by any cash received (other than with respect to accrued and unpaid interest), and the holding period for such New Unsecured Notes will include the period during which the Old Notes surrendered in the exchange were held. Such aggregate tax basis will generally be further allocated among the New Unsecured Notes and the Participation Rights based on their relative fair market values. If a U.S. Holder subscribes to our common stock in the Rights Offering, the basis allocated to the Participation Rights generally will be allocated to the Rights Offering Common Stock. If a U.S. Holder participates in the Exchange Offer but does not subscribe for any common stock in the Rights Offering, the U.S. Holder may recognize a loss to the extent of any tax basis allocated to the Participation Rights. The deduction of capital losses is subject to significant limitations.

        Fully-Taxable Exchange.    If the exchange of the Old Notes for New Unsecured Notes and Participation Rights does not qualify as a tax-free exchange, any U.S. Holder exchanging Old Notes for New Unsecured Notes and Participation Rights will recognize gain or loss (apart from any amounts attributable to accrued and unpaid interest) equal to the difference between the amount realized on the exchange and the U.S. Holder's adjusted tax basis in the Old Notes on the date of the exchange. The amount realized on the exchange will equal the fair market value of the New Unsecured Notes and Participation Rights received pursuant to the Exchange Offer. For purposes of determining the amount realized on the exchange, the fair market value of a New Unsecured Note would be deemed to be such note's issue price as described below under "—Issue Price of New Unsecured Notes and Participation Rights." A U.S. Holder's adjusted tax basis in the Old Notes exchanged will be equal to the amount paid therefor, increased by any OID accrued on the Old Notes and any market discount previously taken into income and reduced by any amortizable bond premium previously taken into account. The New Unsecured Notes will have a new holding period commencing on the day after the exchange. The U.S. Holder's initial tax basis in the New Unsecured Notes will be equal to the fair market value of the New Unsecured Notes received.

        Any gain or loss recognized will generally be capital gain or loss (except, as described below, to the extent of any accrued market discount) and will be long-term capital gain or loss if the Old Notes have been held for more than one year. Long-term capital gain recognized by non-corporate U.S. Holders is generally eligible for a reduced rate of taxation and the deduction of capital losses is subject to significant limitations. Certain U.S. Holders who are individuals, estates or trusts must pay an additional 3.8% tax on certain Net Investment Income, which is described below in "Ownership of New Unsecured Notes and Common Stock—Sale, Exchange, Redemption or Other Taxable Disposition of New Unsecured Notes." U.S. Holders should consult their tax advisors regarding whether the tax on Net Investment Income will apply to their exchange of the Old Notes for New Unsecured Notes and Participation Rights.

        Market Discount.    If a U.S. Holder acquired Old Notes with market discount, any gain recognized on the exchange of Old Notes for New Unsecured Notes and Participation Rights pursuant to the Exchange Offer (other than in respect of accrued and unpaid interest) will be treated as ordinary income to the extent of the market discount accrued during its period of ownership, unless such holder previously elected to include market discount in income as it accrued for U.S. federal income tax purposes. For these purposes, market discount is generally the excess, if any, of the stated principal amount of an Old Note over such holder's initial tax basis in the Old Note, if such excess exceeds a de minimis amount. If the exchange of Old Notes for New Unsecured Notes and Participation Rights qualifies as a tax-free exchange, any accrued market discount not recognized on the exchange generally will carry over to the New Unsecured Notes. If a U.S. Holder acquired the Old Notes at a market discount and the exchange of Old Notes for New Unsecured Notes is treated as a tax-free exchange, such holder may also be treated as having market discount on the New Unsecured Notes to the extent the adjusted tax basis in the New Unsecured Notes is less than their issue price by more than a de minimis amount. U.S. Holders who acquired their Old Notes other than at original issuance should consult their tax advisors regarding the possible application of the market discount rules of the Code to a tender of the Old Notes pursuant to the Exchange Offer.

        Accrued Interest.    Any amount received by a U.S. Holder pursuant to the Exchange Offer attributable to accrued and unpaid stated interest on an Old Note will be includible in gross income as ordinary interest income if such accrued interest has not been included previously in gross income for U.S. federal income tax purposes.

        Potential "Deemed Exchange" for Participating U.S. Holders.    As described below in "Tax Consequences to Non-Participating Holders—U.S. Holders," a "significant modification" of a debt instrument is treated as an exchange of the debt instrument for tax purposes. A modification of the legal rights or obligations generally is treated as a significant modification only if, based on all facts and circumstances, the modification is economically significant. Although it is not clear whether the changes to the Old Notes Indenture are economically significant under these rules, we intend to take the position that the adoption of the Proposed Amendments to the Old Notes Indenture will not constitute a "significant modification" of the terms of the Old Notes for U.S. federal income tax purposes. If such Proposed Amendments were treated as a "significant modification" of the terms of the Old Notes, a participating U.S. Holder who tenders its Old Notes after the parties enter into an agreement to modify the Old Notes Indenture could potentially be treated as having exchanged its "original" Old Notes for "modified" Old Notes for U.S. federal income tax purposes as of such time, and then again exchanging the "modified" Old Notes for the New Unsecured Notes and Participation Rights. Such

U.S. Holders may be subject to tax consequences different from those described above. Participating U.S. Holders should consult their tax advisors regarding the application of these rules.

Ownership of New Unsecured Notes

        The following is a summary of the material United States federal income tax consequences that will apply to you if you are a U.S. Holder of the New Unsecured Notes.

        Contingent Payment Debt Instruments.    As described in the heading "Description of Notes—Events of Default" and "—Registration Rights; Additional Interest," we may be obligated to pay amounts in excess of stated interest and principal on the New Unsecured Notes in certain events. We intend to take the position that the New Unsecured Notes should not be treated as "contingent payment debt instruments" because of the possibility of such additional payments is remote. This position is based, in part, on the belief that, as of the date of the issuance of the New Unsecured Notes, the possibility that such additional amounts will have to be paid is a "remote" contingency within the meaning of the applicable Treasury Regulations. Assuming such position is respected, any such additional amounts paid to U.S. Holders pursuant to any such event would be taxable as additional amounts at the time the payments are received or accrued, in accordance with the U.S. Holder's method of accounting for United States federal income tax purposes. Our determination that these contingencies are "remote" is binding on U.S. Holders unless they disclose a contrary position in the manner required by applicable Treasury Regulation.

        Our determination that the New Unsecured Notes are not contingent payment debt instruments is not binding on the IRS. If the IRS were to successfully challenge our determination and the New Unsecured Notes were treated as contingent payment debt instruments, U.S. Holders would be required, among other things: (i) to accrue interest income based on a projected payment schedule and comparable yield determined pursuant to the applicable Treasury Regulations, which may be at a higher rate than the stated interest rate on the Notes, regardless of the holder's method of tax accounting; (ii) treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a New Unsecured Note; and (iii) treat the entire amount of gain realized upon a conversion of New Unsecured Notes as taxable.

        Payments of Qualified Stated Interest.    Qualified stated interest generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. The cash interest payable on the New Unsecured Notes generally will be qualified stated interest and will be taxed to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with such holder's method of accounting for U.S. federal income tax purposes. If the issue price of the New Unsecured Notes is less than their stated principal amount and the difference is more than a de minimis amount (as set forth in the applicable Treasury Regulations), U.S. Holders will be required to include the difference in income as original issue discount (OID) as it accrues in accordance with a constant yield method. It is anticipated, and this discussion assumes, that any difference between the issue price of the New Unsecured Notes (see "—Issue Price of New Unsecured Notes and Participation Rights", below) and their stated principal amount will be a de minimis amount and that the amount of the Notes will not be issued with OID for United States federal income tax purposes.

        Sale, Exchange, Redemption or other Taxable Disposition of New Unsecured Notes.    Except as provided below in "—Conversion of New Unsecured Notes," U.S. Holders generally will recognize capital gain or loss upon the sale, exchange, redemption or other taxable disposition of a New Unsecured Note in an amount equal to the difference between: (i) the sum of the cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest not previously included in income, which generally will be taxable as ordinary income); and (ii) the U.S. Holder's adjusted tax basis in the New Unsecured Note. Under current law, for a non-corporate U.S. Holder, including an individual, who has held the Note for more than one year at the time of disposition, such capital gain generally will be subject to tax at a maximum rate of 20%. A U.S. Holder's ability to deduct capital losses may be limited.

Conversion of New Unsecured Notes

        Conversion into Cash.    If a U.S. Holder receives solely cash in exchange for the New Unsecured Notes upon conversion, the U.S. Holder's gain or loss will be determined in the same manner as if the U.S. Holder disposed of the New Unsecured Notes in a taxable disposition (as described above under "—Sale, Exchange, Redemption, or other Taxable Disposition of New Unsecured Notes").

        Conversion into Common Stock.    Upon the conversion of the New Unsecured Notes into our common stock (except for cash in lieu of a fractional share), U.S. Holders generally will not recognize gain or loss on the conversion, other than with respect to cash received in lieu of a fractional share, which will be treated as described below, and other than amounts attributable to accrued interest, which will be taxable as such. A U.S. Holder's basis in the shares of common stock received upon conversion of the New Unsecured Notes (other than common stock attributable to accrued interest, the tax basis of which will equal the amount of accrued interest with respect to which the common stock is received) will be equal to the U.S. Holder's aggregate tax basis in the New Unsecured Notes converted, less any portion allocable to cash received in lieu of a fractional share. The holding period of the shares of common stock received by the holder upon conversion of the New Unsecured Notes generally will include the period during which the holder held the New Unsecured Notes prior to the conversion, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt. Cash received in lieu of a fractional share of common stock will be treated as a payment in exchange for the fractional share and will result in capital gain or loss in an amount equal to the difference between the amount of cash received and the amount of tax basis allocable to the fractional share for which payment is received.

        If a U.S. Holder converts the U.S. Holder's New Unsecured Notes between a record date for an interest payment and the interest payment date and consequently is required to pay upon surrender of the U.S. Holder's New Unsecured Notes for conversion an amount equal to the amount of the interest payment to be received by the U.S. Holder, as described in "Description of Notes—Conversion Rights," the U.S. Holder should consult the U.S. Holder's own tax advisors concerning the appropriate treatment of such payments.

        Conversion into our Common Stock and Cash.    If a U.S. Holder receives a combination of cash and our common stock in exchange for the New Unsecured Notes upon conversion, we intend to take the position that the conversion should be treated as a "recapitalization" for United States federal income tax purposes. In this case, gain, but not loss, will be realized in an amount equal to the excess of the fair market value of our common stock and cash received (other than amounts attributable to accrued interest, which will be taxable as such) over the U.S. Holder's tax adjusted basis in the Note, but such gain will only be recognized to the extent of such cash received (excluding cash attributable to accrued interest or received in lieu of a fractional share).

        The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash the U.S. Holder receives in respect of the fractional share and the portion of the U.S. Holder's tax basis in the New Unsecured Note that is allocable to the fractional share. Any gain recognized on conversion generally will be capital gain and will be long-term capital gain if, at the time of the conversion, the New Unsecured Note has been held for more than one year.

        The adjusted tax basis of our common stock received upon a conversion (other than our common stock attributable to accrued interest, the tax basis of which will equal their fair market value) will equal the tax basis of the New Unsecured Note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share).

        A U.S. Holder's holding period for our common stock will include the period during which it held the New Unsecured Notes except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

        Alternative treatments of the conversion of the New Unsecured Notes into cash and common stock are possible. For example, the conversion of a New Unsecured Note into cash and our common stock may instead be treated for United States federal income tax purposes as in part a conversion into our common stock and in part a payment in redemption of a portion of the New Unsecured Note.

        U.S. Holders should consult their tax advisors regarding the tax treatment of the receipt of cash and our common stock in exchange for the New Unsecured Notes upon conversion, including any alternative treatments.

        Consolidation, Merger and Sale of Assets.    Under certain circumstances described under the heading "Description of Notes—Consolidation, Merger and Sale of Assets," our obligations under the New Unsecured Notes and the indenture may be assumed by another person. An assumption by another person of our obligations under the New Unsecured Notes and the indenture might be deemed for United States federal income tax purposes to be an exchange by a holder of the New Unsecured Notes for new notes, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holder. U.S. Holders should consult their own tax advisor regarding the tax consequences of such an assumption.

        Constructive Dividends.    The conversion rate of the New Unsecured Notes will be adjusted in certain circumstances, as described in "Description of Notes—Conversion Rights." Adjustments that have the effect of increasing the proportionate interest of a holder of our New Unsecured Notes in our assets or earnings and profits may in some circumstances result in a deemed distribution to the holder for United States federal income tax purposes.

        Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of the interest of the holders of the New Unsecured Notes, however, generally will not be considered to result in a deemed distribution to a holder of the New Unsecured Notes. Certain of the possible conversion rate adjustments provided in the New Unsecured Notes (including, without limitation, adjustments in respect to taxable dividends to holders of our common stock and adjustments to the conversion rate upon certain fundamental changes) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such an adjustment is made and does not so qualify, a holder of a New Unsecured Note generally will be deemed to have received a distribution even if the holder has not received any cash or property as a result of the adjustment. In certain circumstances, such as in connection with stock dividends, the failure to adjust the conversion rate may result in a taxable distribution to holders of our common stock. Any deemed distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the description below under "Dividends on Common Stock." It is not clear whether a constructive dividend deemed paid to a holder of our New Unsecured Notes would be eligible for the preferential rates of United States federal income tax applicable in respect of certain dividends. It is also unclear whether corporate holders would be entitled to claim a dividends-received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a holder of the New Unsecured Notes would not give rise to any cash from which any applicable withholding tax could be satisfied, if we paid backup withholding taxes on behalf of a holder (because the holder failed to establish an exemption from backup withholding taxes), we could, at our option, set-off any such payment against payments of cash on, and common stock deliverable with respect to, the New Unsecured Notes.

        Dividends on Common Stock.    If a U.S. Holder has converted the holder's New Unsecured Notes into our common stock, then upon our distribution of cash or other property on such stock, such distributions will generally be treated as dividends to the U.S. Holder to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles at the end of the tax year of the distribution, then as a tax-free return of capital to the extent of the U.S. Holder's adjusted tax basis in the common stock, and thereafter as gain from the sale or exchange of that stock. Eligible dividends will be subject to tax to a non-corporate holder at the special reduced rate generally applicable to long-term capital gains. A holder will be eligible for this reduced rate only if the holder has held our common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. Dividends received by corporate holders may be eligible for a dividends-received deduction, subject to applicable limitations.

        U.S. Holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced tax rate on dividends.

        Disposition of Common Stock.    Upon the sale or other disposition of our common stock received on conversion of a New Unsecured Note, a holder will generally recognize capital gain or loss equal to the difference between: (i) the amount of cash and the fair market value of any property received upon the sale or exchange; and (ii) the holder's adjusted tax basis in our common stock. That capital gain or loss will be long-term if the holder's holding period in respect of such stock is more than one year. Long-term capital gains generally will be subject to tax at a maximum rate of 20% for non-corporate holders. The deductibility of capital losses is subject to limitations.

        Tax on Net Investment Income.    Certain U.S. Holders who are individuals, estates or trusts will be subject to a 3.8% tax on all or a portion of their "net investment income," which would generally include all or a portion of their interest on New Unsecured Notes and dividends on shares of our common stock and net gains from the disposition of New Unsecured Notes and shares of our common stock. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the applicability of the net investment income tax to any of their income or gains in respect of New Unsecured Notes and shares of our common stock.

        Issue Price of New Unsecured Notes and Participation Rights.    The issue price of each component of an "investment unit," and the rules governing how it is determined, are subject to substantial uncertainty. An "investment unit" is any debt instrument and an option, security, or other property issued together. The New Unsecured Notes and the Participation Rights received upon participation in the Exchange Offer should be considered an investment unit. The issue price of an investment unit generally is determined in a similar manner as the issue price of a debt instrument.

        Under the applicable Regulations, if a substantial amount of the debt instruments in an issue are issued for money, the issue price of each debt instrument in an issue is the first price at which a substantial amount of the debt instruments are sold for money. If the amount sold for cash is not treated as substantial, but a substantial amount of the debt instruments in an issue are "publicly traded" for purposes of these Regulations, the issue price of the debt instruments would be their fair market value as of the issue date.

        Because none of the New Unsecured Notes will be issued for money, the issue price of the units consisting of the New Unsecured Notes and Participation Rights (the "Units") depend on whether the Units are "publicly traded." If the Units are considered to be "publicly traded" property, as defined by the Regulations, the "issue price" of the Units will be equal to their fair market value on the date of the exchange. The Units will generally be considered to be "publicly traded" property if, among other things, at any time during the 31-day period ending 15 days after the date of the issue date, there exists a "sales price," "firm quote," or "indicative quote" within the meaning of the Regulations. Therefore, if a substantial amount of the investment units in an issue are considered to be "publicly traded" property, as defined by the Regulations, the issue price of the investment units is equal to their fair market value on the issue date

        Whether the Units should be considered to be "publicly traded" may not be known until after the exchange. While not clear, if the Units are not publicly traded for purposes of the Regulations, but the New Unsecured Notes are publicly traded, the issue price of the Units may be determined taking into account the fair market value of the New Unsecured Notes on the issue date. If neither the Units nor the New Unsecured Notes are publicly traded, but the Old Notes are publicly traded, the issue price of the Units may then be determined by reference to the fair market value of the Old Notes. If none of the Units, the New Unsecured Notes, and the Old Notes are publicly traded, while not clear, the issue price of the Units may be determined taking into account the principal amount of the New Unsecured Notes (provided that the New Unsecured Notes provide for "adequate stated interest" for the purposes of the applicable rules). The issue price of a Unit would be allocated between the New Unsecured Units and the Participation Rights that comprise such Unit based on their relative fair market values. The fair market value of the Participation Rights is subject to uncertainty. Our determination of the allocation of the issue price may be requested from us by writing to us at 5355 Town Center Road, Suite 701, Boca Raton, Florida 33486, Attention: General Counsel. An issuer's allocation of the issue price of an investment unit is binding on all holders of the investment unit unless a holder explicitly discloses a different allocation on a timely filed income tax return for the taxable year that includes the acquisition date of the investment unit.

        It is possible the issue price of the Units should be determined in a different manner, which would in turn affect the issue price of the New Unsecured Notes. U.S. Holders are strongly urged to consult their tax advisors regarding the determination of the issue price of the Units and the New Unsecured Notes.

CONSEQUENCES TO PARTICIPATING NON-U.S. HOLDERS

        The following is a summary of certain material United States federal income tax consequences that will apply to you if you are a Non-U.S. Holder of Old Notes participating in the Exchange Offer. Special rules may apply to certain Non-U.S. Holders such as "controlled foreign corporations" and "passive foreign investment companies." Such entities should consult their tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Exchange Offer

        The Exchange of Old Notes Pursuant to the Exchange Offer.    A Non-U.S. Holder generally will not be subject to any U.S. federal income or withholding tax on any gain recognized on the exchange of Old Notes for New Unsecured Notes and Participation Rights (subject to the discussion below under "Backup Withholding and Information Reporting") unless:

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  the gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment that such Non-U.S. Holder maintains), in which case the gain will be subject to tax in the same manner as effectively connected interest income as described below under "Tax Consequences to Participating Non-U.S. Holders—Ownership of New Unsecured Notes and Rights Offering Common Stock—Payments of Stated Interest"; or

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  such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange, and certain other conditions are met, in which case the gain (reduced by certain U.S.-source capital losses) will be subject to a 30% tax.

        Any amount received by a Non-U.S. Holder that is attributable to accrued and unpaid interest on an Old Note generally will be taxable in the same manner as described below under "Tax Consequences to Participating Non-U.S. Holders—Ownership of New Unsecured Notes and Common Stock—Payments of Stated Interest."

        Tax-Free Exchange Treatment.    As previously discussed (under "Consequences to Participating U.S. Holders—Exchange Offer—Tax-Free Exchange Treatment"), we intend to take the position that, consistent with the discussion above, the exchange of Old Notes for New Unsecured Notes and Participation Rights should be treated as a tax-free exchange for U.S. federal income tax purposes. For the discussion of the recognition of gain, if any, as well as the basis and the holding period, see discussions under "Consequences to Participating U.S. Holders—Exchange Offer—Tax-Free Exchange Treatment" and "—Fully-Taxable Exchange." Non-U.S. Holders of the Old Notes should consult their tax advisors about the potential application of the tax-free exchange rules to the exchange of the Old Notes.

Ownership of New Unsecured Notes and Common Stock

        Interest Income.    Interest paid to a Non-U.S. Holder will not be subject to United States federal income or withholding tax if the interest is not effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States, and the Non-U.S. Holder:

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  does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

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  is not a "controlled foreign corporation" with respect to which we are, directly or indirectly, a "related person" within the meaning of the Code;

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  is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

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  (1) provides its name and address, and certifies, under penalties of perjury, that it is not a United States person (which certification may be made on an appropriate IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable United States income tax treaty); or (2) a securities organization, bank, or other financial institution that holds customers' securities in the ordinary course of its business holds the New Unsecured Note on the Non-U.S. Holder's behalf and certifies, under penalties of perjury, that is has received an appropriate IRS Form W-8BEN from the Non-U.S. Holder or from another qualifying financial institution intermediary, and, in certain circumstances, provides a copy of the appropriate IRS Form W-8BEN. If a non-U.S. Holder holds New Unsecured Notes through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury Regulations.

        If a Non-U.S. Holder not qualify for an exemption under the rules described above, interest on the New Unsecured Notes may be subject to withholding tax at a rate of 30% (or lower applicable treaty rate) at the time such interest is paid. If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, the Non-U.S. Holder will be subject to United States federal income tax on that interest on a net income basis (although the Non-U.S. Holder will be exempt from the 30% withholding tax, so long as the Non-U.S. Holder provides a properly executed IRS Form W-8ECI (or successor form)) in the same manner as if the non-U.S. Holder were a United States person as defined under the Code, except as otherwise provided by an applicable United States income tax treaty. In addition, Non-U.S. Holders that are foreign corporations may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of the Non-U.S. Holder's earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. For this purpose, interest will be included in the earnings and profits of such foreign corporation. To claim the benefit of a tax treaty, the Non-U.S. Holder must provide a properly executed IRS Form W-8BEN before the payment of interest and may be required to obtain a United States taxpayer identification number and provide documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

        Additional Interest.    As described in the heading "Description of Notes—Events of Default" and "—Registration Rights; Additional Interest," upon certain events we may be obligated to pay amounts in excess of stated interest and principal on the New Unsecured Notes. We intend to treat any amounts paid to holders pursuant to any such event as interest on the New Unsecured Notes and accordingly such payment would be subject to the rules described immediately above under "—Consequences to Participating Non-U.S. Holders—Interest Income."

        Sale, Exchange, Redemption or Other Taxable Disposition of New Unsecured Notes.    Any gain realized upon the sale, exchange, redemption or other taxable disposition of the New Unsecured Notes (including gain realized due to the conversion of a Note for cash or cash and our common stock, see above "—Consequences to Participating U.S. Holders—Conversion of New Unsecured Notes" generally will not be subject to United States federal income tax unless:

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  that gain is effectively connected with the conduct of a trade or business in the United States; or

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  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

        If the Non-U.S. Holder's gain is effectively connected with the conduct of a United States trade or business, the Non-U.S. Holder generally will be subject to United States federal income tax on the net gain derived from the sale, exchange, redemption or other taxable disposition, except as otherwise required by an applicable United States income tax treaty. If the Non-U.S. Holder is a corporation, any such effectively connected gain received by the Non-U.S. Holder may also, under certain circumstances, be subject to the branch profits tax at 30% rate (or such lower rate as may be prescribed under an applicable United States income tax treaty). If a Non-U.S. Holder is described in the second bullet point above, the holder will be subject to a 30% United States federal income tax on the gain derived from the sale, exchange, redemption or other taxable disposition of the New Unsecured Notes, which may be offset by United States source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States. Any common stock that a Non-U.S. Holder receives on the conversion of a Note that is attributable to accrued interest will be subject to United States federal income tax in accordance with the rules for taxation of interest described above under "—Consequences to Participating Non-U.S. Holders—Interest Income."

        Conversion of Notes.    As provided under "—Consequences to Participating U.S. Holders—Conversion of Notes," a conversion of the New Unsecured Notes solely into common stock is not a taxable event for United States federal income tax purposes, other than with respect to accrued interest, which will be taxed as such, and cash payments in lieu of fractional shares which will be taxed as provided in "—Consequences to Participating Non-U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of New Unsecured Notes." For payments of accrued interest in a conversion, see "Consequences to Participating Non-U.S. Holders—Interest Income." Any gain recognized upon a conversion of the New Unsecured Notes into cash or a combination of cash and common stock (see "—Consequences to Participating U.S. Holders—Conversion of Notes") will be treated as described in "—Sale, Exchange, Redemption or Other Taxable Disposition of New Unsecured Notes." Non-U.S. Holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences resulting from the conversion of New Unsecured Notes into a combination of cash and common stock.

        Consolidation, Merger and Sale of Assets.    Under certain circumstances described under the heading "Description of Notes—Consolidation, Merger and Sale of Assets," our obligations under the New Unsecured Notes and the indenture may be assumed by another person. An assumption by another person of our obligations under the New Unsecured Notes and the indenture might be deemed for United States federal income tax purposes to be an exchange by a holder of the New Unsecured Notes for new Notes, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holder. Non-U.S. Holders should consult with their own tax advisor regarding the tax consequences of such an assumption.

        Dividends and Constructive Dividends.    Dividends paid to a holder of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see "Consequences to Participating U.S. Holders—Constructive Dividends" above) will generally be subject to withholding tax at a 30% rate subject to reduction: (a) by an applicable treaty if the holder provides an appropriate IRS Form W-8BEN (or successor form) certifying that it is entitled to such treaty benefits; or (b) upon the receipt of an IRS Form W-8ECI (or successor form) from a holder claiming that the payments are effectively connected with the conduct of a United States trade or business. Dividends that are effectively connected with the conduct of a United States trade or business are not subject to withholding tax, but instead are subject to federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Because a constructive dividend deemed received by a holder will not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a holder, we may, at our option, set-off any such payment against payments of cash on, and common stock payable with respect to, the New Unsecured Notes. A Non-U.S. Holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

        Disposition of Common Stock.    See tax treatment described in "—Consequences to Participating Non-U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of Notes" for the tax treatment of the gain from the taxable disposition of our common stock, specifically excluding any discussion about accrued interest.

INFORMATION REPORTING AND BACKUP WITHHOLDING

        U.S. Holders.    Payments of interest, dividends made by us on, or the proceeds of the sale or other disposition of, the New Unsecured Notes or shares of common stock may be subject to information reporting and United States federal backup withholding tax at the rate then in effect if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld under the backup withholding rules is allowable as a credit against the holder's United States federal income tax, provided that the required information is furnished to the IRS.

        Non-U.S. Holders.    A Non-U.S. Holder may be required to comply with certification procedures to establish that the holder is not a U.S. person in order to avoid backup withholding tax with respect to our payment of principal and interest on the New Unsecured Notes, or the proceeds of the sale or other disposition of the New Unsecured Notes or our common stock. In addition, we must report annually to the IRS and to each Non-U.S. Holder the amount of any dividends paid to and the tax withheld (if any) with respect to such Non-U.S. Holder. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

        Foreign Account Tax Compliance Act.    Under the Foreign Account Tax Compliance provisions of the United States Hiring Incentives to Restore Employment Act ("FATCA"), withholding taxes may be imposed on certain types of payments made to "foreign financial institutions" and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends or interest and proceeds of the sale of our common stock or New Unsecured Notes to U.S. Holders who own the shares of our common stock or New Unsecured Notes through foreign accounts or foreign intermediaries and certain Non-U.S. Holders. The legislation imposes a 30% withholding tax on dividends or interest on, or gross proceeds from the sale or other disposition of, our common stock or New Unsecured Notes paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or qualifies for an exemption from these rules or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or qualifies for an exemption from these rules. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements, or otherwise qualify for an exemption. Prospective investors should consult their tax advisors regarding this legislation.

CONSEQUENCES TO NON-PARTICIPATING HOLDERS

        U.S. Holders.    The modification of a debt instrument generally will be treated, for U.S. federal income tax purposes, as a "deemed" exchange of an old debt instrument for a new debt instrument if such modification is "significant" as specially determined for U.S. federal income tax purposes. Although the issue is not free from doubt, we intend to take the position that the adoption of the Proposed Amendments to the Old Notes Indenture will not constitute a "significant modification" of the terms of the Old Notes for U.S. federal income tax purposes. If such Proposed Amendments were treated as a significant modification of the terms of such Old Notes, a non-tendering U.S. Holder would be treated as having exchanged its "original" Old Notes for "modified" Old Notes for U.S. federal income tax purposes.

        If both the "original" Old Notes and the corresponding "modified" Old Notes were treated as "securities" for U.S. federal income tax purposes, such exchange would be treated as a tax-free exchange, in which case such non-tendering U.S. Holder should not recognize any gain or loss, except that a non-tendering U.S. Holder may be required to recognize ordinary income equal to the accrued and unpaid interest not previously included in income on such "original" Old Notes. In such event, a non-tendering U.S. Holder's aggregate tax basis in the "modified" Old Notes received in the exchange will be equal to the non-tendering U.S. Holder's tax basis in the "original" Old Notes and the non-tendering U.S. Holder's holding period for the "modified" Old Notes received in the exchange will include the non-tendering U.S. Holder's holding period for the "original" Old Notes. However, the IRS may take a contrary view as to whether the "original" Old Notes and the "modified" Old Notes are securities for U.S. federal income tax purposes. Non-tendering U.S. Holders should consult their own tax advisor regarding whether the "original" Old Notes and the "modified" Old Notes are "securities" for U.S. federal income tax purposes. In the event the modifications to the Old Notes Indenture are treated as significant modifications, the Company intends to take the position that the "original" Old Notes and the "modified" Old Notes constitute securities for U.S. federal income tax purposes. As a result, the Company believes that their deemed exchange should constitute a tax-free exchange.

        If the deemed exchange were treated as a taxable transaction, the non-tendering U.S. Holder would recognize gain or, subject to the possible application of the wash sale rules, loss in an amount equal to the difference between the "issue price" of the "modified" Old Notes deemed to be received by such U.S. Holder in the exchange and the U.S. Holder's adjusted tax basis of the "original" Old Notes deemed to have been surrendered in the exchange. Any such gain attributable to accrued but unrecognized market discount as discussed above under "Consequences to Participating U.S. Holders—Exchange Offer—Market Discount" would be subject to tax as ordinary income, and any portion of the "modified" Old Notes attributable to accrued and unpaid interest not previously included in income may be subject to tax as ordinary income. The non-tendering U.S. Holder's holding period in the "modified" Old Notes would begin the day after the deemed exchange and such non-tendering U.S. Holder's basis in the "modified" Old Notes would equal the issue price thereof.

        If an exchange were deemed to occur, regardless of whether such exchange is taxable or tax-free, the "modified" Old Notes may be treated as issued with OID if their stated redemption price at maturity exceeds their issue price. As discussed above in "Consequences to Participating U.S. Holders—Issue Price of New Unsecured Notes and Participation Rights", the issue price of the "modified" Old Notes would be determined based on whether the "original" Old Notes or "modified" Old Notes are considered to be publicly traded under the applicable provisions of the Code and the Regulations. If the "modified" Old Notes are considered to be "publicly traded" for these purposes, the issue price of the "modified" Old Notes will be the fair market value of the "modified" Old Notes determined as of the effective date of the deemed exchange. If the "modified" Old Notes are not considered to be "publicly traded" for these purposes but the "original" Old Notes are considered to be "publicly traded" for these purposes, the issue price of the "modified" Old Notes will be the fair market value of the "original" Old Notes. If neither the "modified" Old Notes nor the "original" Old Notes were considered to be publicly traded for these purposes, the issue price of the "modified" Old Notes would equal their principal amount. So long as there is any sale price or firm or indicative quote available during a 31 day period ending 15 days after the consummation of the deemed exchange, the "modified" Old Notes will be treated as publicly traded within the meaning of the applicable Regulations, and the issue price of the "modified" Old Notes will be based on their fair market value determined as of the effective date of the deemed exchange.

        Non-U.S. Holders.    A Non-U.S. Holder who does not tender the Old Notes in the exchange will be subject to the same rules as those discussed above with respect to non-tendering U.S. Holders for purposes of determining whether the Proposed Amendments give rise to a deemed exchange and, if so, a tax-free exchange. If the adoption of the Proposed Amendments constitutes a deemed exchange that does not qualify as a tax-free exchange, non-tendering Non-U.S. Holders may be treated as recognizing income or gain for U.S. federal income tax purposes as a result of the deemed exchange of their Old Notes. In such event, the discussion in "Consequences to Participating Non-U.S. Holders—Exchange Offer—The Exchange of Old Notes Pursuant to the Exchange Offer" above, generally applies to any gain or amounts received including amounts attributable to accrued and unpaid interest on an Old Note not previously included in income.

TAX CONSEQUENCES TO EMERGENT

        Cancellation of Indebtedness Income.    Under Section 108 of the Code, when a corporation or a party related to such corporation purchases the corporation's debt for cash for an amount that is less than the adjusted issue price of the debt, the corporation incurs cancellation of indebtedness income ("COD income") to the extent of such difference. Similarly, when a corporation issues one debt instrument plus cash (if any) in satisfaction of another debt instrument, it is treated as having satisfied its prior indebtedness for an amount equal to the "issue price" of the new debt instrument as determined under the regulations relating to the treatment of OID (see "Consequences to Participating U.S. Holders—Issue Price of New Unsecured Notes and Participation Rights" above) plus cash (if any). COD income is incurred by such corporation to the extent that the adjusted issue price of the prior indebtedness exceeds the issue price of the debt exchanged therefor plus cash (if any). Thus, to the extent that the issue price of the New Unsecured Notes and the fair market value of the Participation Rights issued in the exchange are less than the adjusted issue price of the Old Notes or, if the modifications to the Old Notes Indenture constitute significant modifications as discussed above in "Tax Consequences to Non-Participating Holders," the issue price of the "modified" Old Notes is less than the adjusted issue price of the "original" Old Notes, we as a consolidated group will realize COD income. Because the amount of COD income to be recognized by us depends in part on the issue price (and, thus, the fair market value) of the securities to be issued (or deemed to be issued) on the date of the exchange (or deemed exchange), the precise amount of COD income, if any, resulting from the exchange (or deemed exchange) of Old Notes cannot be determined prior to the date of the exchange (or deemed exchange). However, we generally anticipate that any COD income that we recognize in the Exchange Offer will be offset, at least in part, by existing NOLs, our current year losses, and certain other tax attributes. To the extent that our existing NOLs and other tax attributes are not sufficient to offset fully any COD income, we may incur a cash tax liability from such COD income.

        Net Operating Loss Limitations.    The issuance of shares of our common stock pursuant to the Rights Offering when considered with other changes in ownership, including the PJC Common Stock Purchase, will constitute a change in ownership under Section 382 of the Code. For purposes of Section 382 of the Code, a change in ownership will occur if any 5% stockholders (within the meaning of section 382), in the aggregate, acquire more than 50% of the value of our stock during the three-year period that ends with the date of the acquisition. As a result of the change in ownership, our net operating losses that could be applied to offset our taxable income (if any) in any future year could be limited.

 TRANSFER RESTRICTIONS

        The New Unsecured Notes, any shares of our Common Stock issuable upon conversion of the New Unsecured Notes, the rights in the Rights Offering and the Rights Offering Common Stock (collectively the "Securities") have not been registered under the Securities Act. As a result, the Securities may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, we are offering the Securities only to holders of Old Notes who are (i) accredited investors (as defined under Rule 501(a)) under the Securities Act) or (ii) non-U.S. Persons (within the meaning of Regulation S under the Securities Act) outside the United States but only if such holder also qualifies as an exempt institutional investor under the blue sky laws of each relevant jurisdiction.

        If you tender into the Exchange Offer, you will be deemed to have acknowledged, represented to and agreed with us as follows:

  •
  You are tendering your Old Notes and accepting the Securities for your own account or for an account with respect to which you exercise sole investment discretion, and you and the holder of such account are either an accredited investor as defined under Rule 501(a) under the Securities Act, or a non-U.S. Person within the meaning of Regulation S under the Securities Act, and are aware that the offer, and issuance to you, of securities in the Exchange Offer is being made in reliance on an exemption from registration under the Securities Act based on your being any one of such enumerated investors.

  •
  You acknowledge that the Securities offered in the Exchange Offer and that may be issued to you, including, without limitation, upon conversion of the New Unsecured Notes, have not been registered under the Securities Act and may not be offered or sold except as set forth below.

  •
  You acknowledge that neither the Company nor any person representing us has made any representation to you with respect to us or the Exchange Offer or the terms and conditions of the Exchange Offer nor with respect to the Securities including, without limitation, shares of Common Stock that may be issued upon conversion of the New Unsecured Notes, other than the information contained or incorporated by reference in this Offer to Exchange.

  •
  You acknowledge that you have received a copy of the Offer to Exchange relating to the Exchange Offer, and any supplements or amendments thereto, and you acknowledge that you have had access to such financial and other information, including that incorporated by reference in this Offer to Exchange, and you have been offered the opportunity to ask us questions and received satisfactory answers thereto, as you deemed necessary in connection with the decision to purchase the New Unsecured Notes. You are relying only on the information contained or incorporated by reference in this Offer to Exchange and any supplements or amendments thereto in making your investment whether to tender into the Exchange Offer.

  •
  You will not, directly or indirectly, engage in any hedging transaction with regard to any of the Securities including, without limitation, the New Unsecured Notes and the shares of our Common Stock issuable upon conversion of the New Unsecured Notes except as permitted by the Securities Act.

  •
  You will not offer, resell, pledge or otherwise transfer any of the Securities, including the New Unsecured Notes and any shares of Common Stock issuable upon conversion of the New Unsecured Notes prior to the date (the "resale restriction termination date") that is (1) six months (or one year for affiliates) after the last date on which any of the New Unsecured Notes are originally issued, or such other period of time as permitted by Rule 144 under the Securities

    Act or any successor provision thereto, and (2) such later date, if any, as may be required by applicable laws, except:

    •
    to us or one of our subsidiaries;

    •
    under a registration statement that has been declared effective under the Securities Act;

    •
    to a person you reasonably believe is a qualified institutional buyer that is purchasing for its own account or for the account of another qualified institutional buyer and to whom notice is given that the transfer is being made in reliance on Rule 144A, all in compliance with Rule 144A (if available); or

    •
    pursuant to the exemption from the registration requirements provided by Rule 144 under the Securities Act (if available) or any other available exemption from the registration requirements of the Securities Act.

        Prior to the registration of any transfer in accordance with the last bullet point above, we, the trustee and the transfer agent reserve the right to require the delivery of such legal opinions, certifications or other evidence as may reasonably be required in order to determine that the proposed transfer is being made in compliance with the Securities Act and applicable state securities laws, and the trustee and the transfer agent for our Common Stock will not be required to accept for registration of transfer any securities acquired by a purchaser, including upon exercise of the conversion right, except upon presentation of evidence satisfactory to the trustee or transfer agent, as applicable, that the restrictions set forth herein have been complied with.

  •
  Either:  (i) no portion of the assets used by you to purchase Rights Offering Common Stock constitutes assets of any employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any plan or account subject to Section 4975 of the Code, any non-U.S., governmental or church plan subject to non-U.S., state, local or other federal laws or regulations that are substantially similar to Section 406 of ERISA or Section 4975 of the Code ("Similar Law"), or any entity or account that is deemed to hold the assets of any such plan, or (ii) the purchase and holding of the New Unsecured Notes and any shares of Common Stock issuable upon conversion of the Old Notes by you will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Laws.

  •
  You understand that all of the New Unsecured Notes will, until the resale restriction termination date, bear a legend substantially to the following effect, unless the New Unsecured Note has been sold pursuant to an effective registration statement or unless otherwise agreed by us and the holder thereof:

    THIS SECURITY IS ONE OF A DULY AUTHORIZED ISSUE OF SECURITIES OF EMERGENT CAPITAL, INC. (THE "COMPANY") DESIGNATED AS "5.00% SENIOR UNSECURED CONVERTIBLE NOTES DUE 2019" (THE "SECURITIES"). THIS SECURITY AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

    (1)
    REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A "QUALIFIED INSTITUTIONAL BUYER" (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

    (2)
    AGREES FOR THE BENEFIT OF THE COMPANY THAT IT WILL NOT OFFER, RESELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN, OR ANY SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY, PRIOR TO THE DATE THAT IS (X) SIX MONTHS (ONE YEAR FOR AFFILIATES) AFTER THE LAST DATE ON WHICH ANY OF THE SECURITIES ARE ORIGINALLY ISSUED OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THEREUNDER, AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

    (A)
    TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR

    (B)
    PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR

    (C)
    TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT (IF AVAILABLE), OR

    (D)
    PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

    PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(D) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

    •
    You acknowledge that we and others will rely upon the truth and accuracy of the above acknowledgments, representations and agreements. You agree that if any of the acknowledgments, representations or agreements you are deemed to have made by your decision to tender into the Exchange Offer is no longer accurate, you will promptly notify us and the Exchange Agent. If you are representing anyone as a fiduciary or agent for one or more investor accounts with respect to the Exchange Offer, you represent that you have sole investment discretion with respect to each of those accounts and that you have full power to make the above acknowledgments, representations and agreements on behalf of each account.

        We will use our commercially reasonable efforts to cause any restrictive legend on the New Unsecured Notes to be removed once such New Unsecured Notes are no longer restricted under Rule 144.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly and periodic reports and other information with the SEC. Our SEC filings are available to the public at the SEC's website at www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room.

        All of our filings with the SEC are also available at no cost on our website, www.emergentcapital.com. In addition, you may request a copy of these filings at no cost, by writing us at Emergent Capital, Inc., Secretary, at 5355 Town Center Road, Suite 701, Boca Raton, Florida 33486 or by calling us at (561) 995-4200.

INCORPORATION OF DOCUMENTS BY REFERENCE

        We have incorporated by reference into this Offer to Exchange information that we have filed with the SEC, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this Offer to Exchange. The following documents filed with the SEC are incorporated by reference in this Offer to Exchange:

  •
  Our Annual Report on Form 10-K, for the fiscal year ended December 31, 2016;

  •
  Our preliminary proxy statement, as amended, filed on April 12, 2017; and

  •
  Our Current Reports on Form 8-K, as filed with the SEC on January 4, 2017 (excluding Item 7.01), April 12, 2017 (excluding Item 7.01), two separate Current Reports on Form 8-K each filed March 17, and another filed March 21, 2017.

        We also incorporate by reference all of our filings with the SEC made pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this Offer to Exchange and the date all of the Securities which are a subject of the Exchange Offer are exchanged or sold or the Exchange Offer is otherwise terminated excluding any forward-looking disclosure included in Item 7.01 in any such future filing. Any such future filings shall be deemed to be incorporated by reference and to be a part of this Offer to Exchange from the respective dates of filing of those documents. Information that we file later with the SEC will automatically update and supersede the information in this Offer to Exchange.

        Any statement contained in a document that is incorporated by reference in this Offer to Exchange will be modified or superseded for all purposes to the extent that a statement contained in this Offer to Exchange modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this Offer to Exchange except as so modified or superseded.

        Except as set forth above in this "Incorporation of Documents by Reference", no other information, including any information on our website (other than our filings with the SEC), is incorporated by reference into this Offer to Exchange.

 LEGAL MATTERS

        Holland & Knight LLP in Tysons, Virginia, will pass upon the validity of the New Unsecured Notes offered by this Offer to Exchange for us.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The consolidated balance sheets of the Company and its subsidiaries at December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive loss, changes in stockholders'/members' equity, and cash flows for each of the three years in the period ended December 31, 2016, incorporated by reference in this Offer to Exchange, have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, as stated in their report incorporated by reference herein.

EMERGENT CAPITAL, INC.

Offer to Exchange
any and all of its Outstanding $74,220,450 8.50% Senior Unsecured Convertible Notes due
2019 for its
$74,220,450 5.00% Senior Unsecured Convertible Notes due 2023
and
the Solicitation of Consents
and
Rights Offering
to Subscribe for up to 40,000,000 Shares of Common Stock

Offer to Exchange
April 18, 2017

The Information and Exchange Agent for the Exchange Offer, Consent Solicitation and Rights Offering is:

US Bank, National Association

By facsimile
(for eligible institutions only):
651-466-7367
Confirmation:
651-466-5622
Address:
U. S. Bank National Association
Attn: Corporate Actions
111 Fillmore Avenue
St. Paul, MN 55107-1402

QuickLinks

  Exh 99.(a)(1)(i)
TABLE OF CONTENTS
IMPORTANT INFORMATION ABOUT THIS OFFERING MEMORANDUM
US Bank, National Association
RESALE RESTRICTIONS
INDUSTRY AND MARKET DATA
TRADEMARKS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
NOTICE TO INVESTORS
QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER, THE CONSENT SOLICITATION AND THE RIGHTS OFFERING
OFFERING MEMORANDUM SUMMARY
SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION
Consolidated Balance Sheet Data
Consolidated Statement of Operations Data
SUMMARY OF THE TERMS OF THE EXCHANGE OFFER, CONSENT SOLICITATION AND RIGHTS OFFERING
RISK FACTORS
CAPITALIZATION
USE OF PROCEEDS
DIVIDEND POLICY
DESCRIPTION OF EXISTING INDEBTEDNESS
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF NOTES
DESCRIPTION OF CAPITAL STOCK
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
CLASSIFICATION OF HOLDER
CONSEQUENCES TO PARTICIPATING U.S. HOLDERS
CONSEQUENCES TO PARTICIPATING NON-U.S. HOLDERS
INFORMATION REPORTING AND BACKUP WITHHOLDING
CONSEQUENCES TO NON-PARTICIPATING HOLDERS
TAX CONSEQUENCES TO EMERGENT
TRANSFER RESTRICTIONS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
LEGAL MATTERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM